Exhibit 5

Execution Version

FINANCING AGREEMENT

Dated as of June 6, 2025

by and among

ACCURAY INCORPORATED,

as the Administrative Borrower,

EACH SUBSIDIARY OF THE PARENT LISTED AS A GUARANTOR ON THE
SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

TCW ASSET MANAGEMENT COMPANY LLC,
as Collateral Agent and as Administrative Agent,

and

Wingspire Capital LLC,
as Servicing Agent

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE TERM LOAN A AND TERM LOAN B HEREUNDER WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF CODE, AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. LENDERS MAY OBTAIN INFORMATION REGARDING THE BORROWER’S DETERMINATIONS OF ITEMS UNDER SECTIONS 1271 THROUGH 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, INCLUDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY, BY CONTACTING THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01.

i

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Hedge Banks
Schedule 1.01(D)	Foreign Currencies
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(m)	Product Recalls and Market Withdrawals
Schedule 6.01(p)	Employee and Labor Matters
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 6.01(y)	Sanctions; Anti-Corruption, Anti-Money Laundering and Trade Control Laws
Schedule 7.01(u)	Post-Closing Obligations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 7.04	Permitted Activities of the Administrative Borrower
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of SOFR Notice
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Note
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	[Reserved]
Exhibit I	Forms of U.S. Tax Compliance Certificate
Exhibit J	Form of Hedge Accession Agreement
Exhibit K	Form of Minimum Liquidity Certificate
Exhibit L	Form of Delayed Draw Penny Warrants
Exhibit M	Form of Delayed Draw Premium Warrants

FINANCING AGREEMENT

Financing Agreement, dated as of June 6, 2025, by and among Accuray Incorporated, a Delaware corporation (“Accuray” and the “Administrative Borrower”, and each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of Accuray listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), TCW Asset Management Company LLC, a Delaware limited liability company (“TCW”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), TCW, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and Wingspire Capital LLC, as servicing agent (in such capacity, including any successor thereto in such capacity, the “Servicing Agent”, and together with the Administrative Agent and Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

Accuray is party to (i) that certain Credit Agreement, dated as of May 6, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of October 28, 2022, that certain Second Amendment to Credit Agreement dated as of November 20, 2023, that certain Third Amendment to Credit Agreement dated as of April 25, 2024, that certain Fourth Amendment to Credit Agreement, dated as of September 11, 2024, and as further amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Existing Credit Agreement”), by and among Accuray, as borrower, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as administrative agent (in such capacity, the “Existing Agent”), and the lenders party thereto (the “Existing Lenders”) and (ii) that certain Indenture, dated as of May 13, 2021 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Existing Indenture”) by and among Accuray and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Existing Trustee”), providing for the issuance of 3.75% Convertible Senior Notes due 2026 (the “Existing Notes”), as contemplated therein.

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a Term Loan A in the aggregate principal amount of $30,000,000, (b) a Term Loan B in the aggregate principal amount of $120,000,000, (c) a Delayed Draw Term Loan in an original aggregate committed amount of $20,000,000 and (d) a revolving credit facility in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, of which $0 will be advanced on the Effective Date. The proceeds of the Loans shall be used in accordance with Section 6.01(s) hereof, including to repay in part the loans and other obligations under the Existing Credit Agreement and to consummate the exchange of all, or a portion of, the Existing Notes (the “Refinancing”). The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN TERMS

Section 1.01           Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Accepting Lender” has the meaning specified therefor in Section 2.05(g).

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any account of such Person.

“Accounts” has the meaning set forth in the UCC.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person using consideration in the form of cash, cash equivalents, Indebtedness and/or Equity Interests.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent Fee Letter” means the fee letter, dated as of the date hereof, among the Administrative Borrower and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Borrower” has the meaning specified therefor in the preamble hereto.

“Adverse Proceeding” means any action, suit, qui tam, whistleblower action, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Administrative Borrower or any of its Subsidiaries, threatened against or affecting Administrative Borrower or any of its Subsidiaries or any property of Administrative Borrower or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agents” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, amendments and restatements, supplements other modifications and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Agreement Among Lenders” means the Agreement Among Lenders, dated as of the date hereof among the Revolving Loan Lenders, the Term Loan A Lenders, the Term Loan B Lenders, the Delayed Draw Term Lenders and the Administrative Agent and the Servicing Agent and acknowledged by the Loan Parties, as in effect on the Effective Date and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; provided that no Loan Party shall have the right to consent to or approve the Agreement Among Lenders or any amendment, restatement, supplement or other modification of any of the provisions thereto.

“Anti-Corruption Laws” means all applicable Requirements of Law concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the U.K. Bribery Act of 2010.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5336 and 12 U.S.C. §§ 1818(s), 1820(b), 1829b and §§ 1951-1960), and the rules and regulations thereunder.

“Applicable PIK Amount” means a rate not to exceed 6.00% per annum, which shall be specified by the Administrative Borrower in any PIK Notice in accordance with Section 2.04(d); provided that any Applicable PIK Amount shall only be electable in increments of 1.00% per annum.

“Applicable Premium” has the meaning specified therefor in Section 2.06(a).

“Applicable Premium Trigger Event” has the meaning specified therefor in Section 2.06(a).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of the Terms Loans or Revolving Loans (or, in each case, any portion thereof) (a) that is a Reference Rate Loan, 7.50% or (b) that is a SOFR Loan, 8.50%; provided, that, if a PIK Election has been made with respect to any Interest Period, then the Applicable Margin shall be increased as follows:

Applicable PIK Amount as specified in PIK Notice	Applicable Margin Increase
1.00%	0.3334%
2.00%	0.6667%
3.00%	1.00%
4.00%	1.3334%
5.00%	1.6667%
6.00%	2.00%

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent (or the Servicing Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Administrative Agent (or the Servicing Agent, if applicable).

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or vice president of such Person.

“Availability” means, at any time, the difference between (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means (i) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; (ii) in relation to the United Kingdom, the UK Bail-In Legislation; and (iii) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(h).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment for each applicable Interest Period, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(h) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.07(h).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing as the context may require.

“Borrowing Base” means, on any date of determination, the result of the following: (a) 80% of the net book value of all Accounts of the Loan Parties, plus (b) 50% of the net book value of all Inventory of the Loan Parties, less (c) Reserves established by the Servicing Agent.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit G (or such other form as the Servicing Agent and the Administrative Borrower shall agree), appropriately completed, by which such officer shall certify to the Servicing Agent the amount of the Borrowing Base and calculation thereof as of the date of such certificate.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, except that, if a determination of a Business Day shall relate to a SOFR Loan, the term “Business Day” also shall exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP (other than as a result of purchase accounting) are or should be classified as capital expenditures, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party or a Subsidiary made in connection with the replacement, substitution, restoration or acquisition of assets by such Loan Party or Subsidiary pursuant to Section 2.05(c)(v) with the Net Cash Proceeds of Dispositions or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests or capital contributions, (iii) a Permitted Acquisition or other Investment constituting an Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party or Subsidiary), and (v) the purchase price of equipment that is purchased within 10 Business Days of the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP (excluding, for the avoidance of doubt, Non-Financing Lease Obligations).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 12 months from the date of acquisition thereof; (b) commercial paper, maturing not more than 365 days after the date of issue rated P-2 by Moody’s or A-2 by Standard & Poor’s; (c) certificates of deposit maturing not more than 365 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) solely in the case of and with respect to a Foreign Subsidiary, Investments of a kind or type similar to the Cash Equivalents described in clauses (a) through (f) above customarily utilized in the jurisdiction of organization of such Foreign Subsidiary for cash management purposes.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01 (as amended from time to time in accordance with the terms of Section 8.01(d)). The Cash Management Accounts shall not include any Excluded Account.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)           at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of the Administrative Borrower (determined on a fully diluted basis);

(b)           the Administrative Borrower shall cease to have beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(c)           a “change of control,” “fundamental change” or any comparable term or similar event under the Existing Indenture, Existing Notes, or any other agreement governing any Indebtedness of the Loan Parties in an aggregate principal amount in excess of $5,000,000 that permits the holder of such Indebtedness to require the repayment, redemption, purchase, retirement, defeasance, sinking fund, settlement, conversion or similar payment with respect to all or a portion of the principal amount thereof prior to the scheduled maturity thereof.

“Chinese Joint Venture” means CNNC Accuray (Tianjin) Medical Technology Co., Ltd., a registered limited liability company established as an equity joint venture under the Laws of the PRC by (a) CNNC High Energy Equipment (Tianjin) Co., Ltd., a limited liability company organized and existing under the Laws of the PRC with 51% of the registered capital and (b) the Hong Kong Guarantor, with 49% of the registered capital.

[*****]

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment and Revolving Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means, on any date, a Person that is (a) an operating company identified in writing to the Agents on or prior to the Effective Date that is engaged primarily in substantially the same or similar business as the Loan Parties, (b) a private equity sponsor identified in writing to the Agents prior to the Effective Date that controls an operating company that is engaged primarily in substantially the same business as the Loan Parties, or (c) any other Person that is engaged primarily in substantially the same or similar business as the Loan Parties, which Person has been designated by the Borrower as a “Competitor” by written notice to the Agents not less than 5 Business Days prior to such date and the Administrative Agent and the Servicing Agent have accepted such designation in their reasonable discretion. Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent and the Servicing Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors and (ii) the Borrowers (on behalf of themselves and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent and the Servicing Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and that the Administrative Agent and the Servicing Agent shall have no liability with respect to any assignment or participation made to a Competitor.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)            the Consolidated Net Income of such Person for such period,

plus

(b)           without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)           any provision for taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto,

(ii)          Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance, incurrence or extinguishment of indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under any swap contracts entered into for the purpose of hedging interest rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to indebtedness (whether amortized or immediately expensed),

(iii)         [reserved],

(iv)         any depreciation and amortization expense,

(v)          ordinary course Board of Directors’ fees and expenses paid in cash during such period in an amount not to exceed $750,000,

(vi)         any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts and Inventory and excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(vii)        fees, costs and expenses incurred in connection with the transactions contemplated by the Loan Documents on the Effective Date; provided, that such transaction fees, costs and expenses (A) (i) for any such transaction fees, costs and expenses incurred on or prior to the Effective Date, do not exceed $6,500,000 in the aggregate and (ii) for any such transaction fees, costs and expenses incurred after the Effective Date and paid within 365 days thereof, do not exceed $1,250,000 (provided that at least $1,000,000 of such amount shall have been incurred and paid within 120 days of the Effective Date), and (B) are reasonably identifiable and factually supportable,

(viii)       transaction fees, costs and expenses incurred in connection with amendments, modifications, supplements, joinders and waivers of the Loan Documents; provided, that such transaction fees, costs and expenses are reasonably identifiable and factually supportable,

(ix)         (A) any unusual or non-recurring items, charges, expenses or losses (including any restructuring costs, integration costs, severance costs, relocation costs, retention costs or recruiting costs or business optimization expenses) incurred, and (B) any pro forma synergies and run-rate savings (collectively, “Cost Savings”) projected by the Administrative Borrower in good faith to be realized as a result of actions in connection with any merger, amalgamation, acquisition, corporate initiative, joint venture or material disposition (each a “Cost Saving Action”) that have been taken by the Administrative Borrower or any of its Subsidiaries and permitted hereunder during such period (calculated on a pro forma basis as though such Cost-Savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such Cost Saving Actions; provided that (1) such Cost-Savings are reasonably identifiable, reasonably attributable to the Cost Savings Actions specified and reasonably anticipated to result from such Cost Savings Actions, (2) such Cost Savings are commenced within 12 months of such Cost Savings Actions and the benefits resulting from such Cost Savings Actions are reasonably anticipated by the Borrowers to be realized within 12 months of the date of consummation of such Cost Saving Action and (3) no Cost-Savings may be added pursuant to this clause (ix)(B) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing consolidated net income (or loss) or included (i.e., added back) in computing Consolidated EBITDA for such period (and in each case, with respect to the foregoing clauses (A) and (B), certified by an Authorized Officer of the Administrative Borrower); provided that the aggregate amount added back pursuant to this clause (ix), for any 4 Fiscal Quarters ending during any period set forth in the table below shall not exceed the thresholds (and in the case of thresholds referencing a percentage of Consolidated EBITDA, without giving effect to such addbacks) set forth opposite such period below:

Period	Cap
Any 4 fiscal quarter period ending on or before March 31, 2026	15.0% of Consolidated EBITDA
Any 4 fiscal quarter period ending on or after June 30, 2026	10.0% of Consolidated EBITDA

(x)          [reserved]

(xi)         (A) any reasonable, documented and customary fees, expenses, costs or charges (including fees, costs and expenses of any counsel, consultants or other advisors and transaction costs) related to or in connection with any Permitted Acquisition (including accrued earnout obligations or other similar deferred purchase price obligations), Permitted Disposition, equity offering or other issuance of Equity Interests or Indebtedness that is consummated (and such fees, expenses, costs or charges are not payable to any Affiliate of the Administrative Borrower and its Subsidiaries) and (B) any fees, expenses, costs or charges (including fees, costs and expenses of any counsel, consultants or other advisors and transaction costs) related to or in connection with any Permitted Acquisition or Permitted Disposition that is not consummated; provided that the aggregate amount added back pursuant to this clause (xi)(B) for any 4 Fiscal Quarters shall not exceed 2.5% of Consolidated EBITDA (without giving effect to such addbacks),

(xii)        (A) to the extent not included in Consolidated Net Income, proceeds from business interruption insurance received during such period (or reasonably expected to be so received within 180 days of the end of such period to the extent not accrued) and (B) to the extent covered by insurance and actually reimbursed in cash during such period (or reasonably expected to be so reimbursed within 180 days of the end of such period to the extent not accrued), expenses with respect to liability or insurance and condemnation events, provided that, in each case, (1) if such amounts are not so received by or reimbursed to the Administrative Borrower or any of its Subsidiaries within such 180 day period, such amounts shall be subtracted in determining Consolidated EBITDA for such subsequent period and (2) if such amounts are so received by or reimbursed to the Administrative Borrower or any of its Subsidiaries in a subsequent period, such amounts shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period,

(xiii)       [reserved],

(xiv)       [reserved],

(xv)        non-cash deductions or charges to net income attributable to purchase accounting adjustments made in accordance with GAAP,

(xvi)       [reserved],

(xvii)      costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Administrative Borrower or net cash proceeds of an issuance of Equity Interests of the Administrative Borrower or equity interests of any direct or indirect parent of the Administrative Borrower, other than any amount (x) used to make an investment to the extent that payment for such investments is made solely with Equity Interests and (y) constituting the proceeds of an equity cure, and minus

(c)            without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)           any credit for taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto,

(ii)          [reserved],

(iii)         [reserved], and

(iv)         any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

(v)          any reversal of an accrual taken in a period prior to the 12-month test period.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation (except to the extent such restrictions or limitations are waived in writing), and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense (excluding capitalized interest) of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) actual gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) actual losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement, co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business or endorsement in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, a “springing control” agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Servicing Agent (who shall be appointed as a sub-agent of the Collateral Agent thereunder), the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Corresponding Debt” has the meaning specified therefor in Section 10.19(b).

“DDTL Penny Warrants” means any common stock purchase warrants substantially in the form of Exhibit L hereto, delivered by the Administrative Borrower to each Holder (as defined therein), issued in connection with the making of a Delayed Draw Term Loan, which entitle the Holders to acquire a number of fully paid and nonassessable shares of common stock of the Administrative Borrower of up to four-fifteenths (4/15ths) of 2.0% of the number of fully diluted shares of the common stock of the Administrative Borrower outstanding measured as of the date such Delayed Draw Term Loans are incurred, to be determined in accordance with the terms of Section 5.02(e), upon payment of the exercise price per share equal to $0.01.

“DDTL Premium Warrants” means any common stock purchase warrants substantially in the form of Exhibit M hereto, delivered by the Administrative Borrower to each Holder (as defined therein), issued in connection with the making of a Delayed Draw Term Loan, which entitle the Holders to acquire a number of fully paid and nonassessable shares of common stock of the Administrative Borrower of up to eleven-fifteenths (11/15ths) of 2.0% of the number of fully diluted shares of the common stock of the Administrative Borrower outstanding measured as of the date such Delayed Draw Term Loans are incurred, to be determined in accordance with the terms of Section 5.02(e), upon payment of the exercise price per share equal to 110% of the 30-day volume-weighted average price of the shares of common stock of the Administrative Borrower measured as of the date such Delayed Draw Term Loans are incurred.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, arrangement, the suspension of payments, winding-up, dissolution, administration, resolution, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement, composition, compromise, assignment or otherwise), or similar laws providing for debtor relief or otherwise affecting the enforcement of creditors’ rights generally, including any proceeding under corporate law or other law whereby a corporation seeks a stay, arrangement or a compromise of the claims of its creditors against it, of the United States or other applicable jurisdiction from time to time in effect.

“Declining Lender” has the meaning specified therefor in Section 2.05(g).

“Default” means an event which, with the giving of notice or the lapse of time or both hereunder, without cure or waiver in accordance with Section 1.03, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 2 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of any Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Delayed Draw Borrowing Date” means, the date upon which the initial Borrowing of Delayed Draw Term Loans pursuant to Section 2.01(a)(iv) shall have occurred.

“Delayed Draw Commitment Termination Date” means the date that is the 12-month anniversary of the Effective Date.

“Delayed Draw Term Loan Commitment” with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Lender” means any Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means, collectively, the loans made by the Delayed Draw Term Loan Lenders to the Borrowers pursuant to Section 2.01(a)(iv).

“Device” means any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is (a) recognized in the official National Formulary, or the United States Pharmacopeia, or any supplement to them, (b) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, (c) intended to affect the structure or any function of the body of man or other animals; and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes, (d) any product otherwise classified as a “device” under the FD&C Act and/or (e) any instrument, apparatus, appliance, software, implant, reagent, material or other article meeting the definition of a medical device under Regulation (EU) 2017/745 on medical devices, as amended.

“Device Approval Application” means, with respect to any Device, a premarket approval application (PMA) submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), a de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. §360c(f)), or premarket notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)), or any corresponding foreign notification or application, the approval or granting of which allows or is a key step in allowing the Device to be sold to end customers in the respective market.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through an LLC Division, (c) any Equity Issuance (other than any Equity Issuance by the Administrative Borrower of Qualified Equity Interests) or (d) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Contingent Indemnity Obligations not due and owing) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part (other than for Qualified Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date provided that if such Equity Interests are issued pursuant to a plan for the benefit of directors, officers, employees, members of management, managers or consultants of the Administrative Borrower or any of its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Administrative Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Loan Party” means any Loan Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Electronic Product Radiation Control” means the radiation control provisions of the FD&C Act or analogous foreign applicable provisions of Requirements of Law.

“Employee Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), that any Loan Party maintains, sponsors, contributes to or is obligated to contribute to, or with respect to which a Loan Party has any liability, including on account of an ERISA Affiliate.

“Environmental Claim” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving any alleged or actual (a) violation of or liability arising under any Environmental Law; or (b) violation of a Requirement of Law or liability resulting from the manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal of or exposure to any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to or concerning (i) the protection of the environment, natural resources, or human health or safety (with respect to exposure to Hazardous Materials), or (ii) the manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal of or exposure to any Hazardous Material.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of or based upon (a) any Environmental Claim; (b) any actual or alleged non-compliance with Environmental Law or Environmental Permit; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any Remedial Action; (e) any environmental contamination condition; or (f) any contract, legally binding agreement, or other arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Documents” means each of the following:

(a)            the Governance Agreement, duly executed by the Administrative Borrower and the Administrative Agent;

(b)            the Warrants, duly executed by the Administrative Borrower; and

(c)            when issued, the DDTL Penny Warrants and the DDTL Premium Warrants, duly executed by the Administrative Borrower.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until any such instruments are so converted or exchanged.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Administrative Borrower of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b) or (c) or Sections 4001(a)(14) or 4001(b)(1) of ERISA or, solely for purposes of Section 412 of the Internal Revenue Code, Sections 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (excluding contribution requirements waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA, in each case after the Effective Date; (f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; or (k) the imposition of a Lien on the assets of a Loan Party pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Distribution” has the meaning specified therefor in Section 10.16.

“Escrow Account” has the meaning assigned to the term “Account” in the Escrow Agreement.

“Escrow Agent” means Alter Domus (US) LLC.

“Escrow Agreement” means that certain Escrow Agreement, dated as of June 6, 2025, among the Escrow Agent, the Administrative Borrower, the Administrative Agent and the Servicing Agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, and to the extent paid from Internally Generated Cash, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b), Section 2.05(c)(i) through (iv) or Section 2.05(c)(vi)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed (including, for the avoidance of doubt, any vendor financing) through the incurrence of Indebtedness (other than revolving loans) or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto, in each case paid in cash for such period (or for which reserves have been set aside (without duplication)) by such Person and its Subsidiaries for such period, (vi) all other cash expenses, charges, losses and other cash items that were added back in the determination of Consolidated EBITDA for such period, (vii) cash paid during such period with respect to Permitted Acquisitions, except to the extent financed with the proceeds of other Indebtedness (other than revolving loans) or through an Equity Issuance, (viii) the aggregate amount of expenditures actually made in cash during such period that are not otherwise deducted in determining Consolidated EBITDA for such period, (ix) the aggregate amount of all non-cash items that were added back in the determination of Consolidated EBITDA for such period but that were not deducted in arriving at Consolidated Net Income for such period, (x) the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents with the proceeds of a Permitted Disposition or Extraordinary Receipts to the extent such proceeds are included in the calculation of Consolidated Net Income for such period and (xi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreements” those certain Exchange/Subscription Agreements, each as dated as of the Effective Date, entered into by and among the Administrative Borrower and each Investor (as defined therein).

“Exchange Threshold Amount” means (i) $82,000,000 less (ii) the aggregate amount of Existing Notes that are subject to an Exchange Agreement on the Effective Date and an Exchange (as defined in the applicable Exchange Agreement) is consummated on or prior to the date that is twelve (12) Business Days following the Effective Date; provided, however, that if Loans are repaid pursuant to Section 2.05(c)(vi), the Existing Notes that the Administrative Borrower would have used the proceeds of such Loans to consummate an Exchange with shall be deemed to have been Exchanged solely in connection with the calculation of the Exchange Threshold Amount.

“Excluded Account” means any deposit account or securities account (a) the sole purpose of which is for funding payroll, workers’ compensation claims, 401(k) benefits, health care benefits, retirement benefits or other employee benefits, or which is a withholding tax or fiduciary account or similar operational disbursement account, (b) the sole purpose of which is for funding escrow arrangements or holding funds owned by persons other than the Administrative Borrower and its Subsidiaries, (c) which is a zero-balance account, or (d) any account that, when combined with the account balance of all other accounts (other than deposit accounts and securities accounts described in clauses (a) and (b) above) over which the Administrative Agent does not have “control” (within the meanings of Section 8-106 and 9-106 of the UCC), has an average balance of less than $250,000 or (e) that is segregated and solely used to secure Indebtedness permitted under clause (y) of the definition of “Permitted Indebtedness” with aggregate amounts on deposit in an amount not to exceed 105% of the face amount such Indebtedness.

“Excluded Property” has the meaning specified therefor in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary of any Loan Party (a) that is prohibited or restricted by applicable law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Effective Date (or, with respect to any Subsidiary acquired by the Administrative Borrower or a Guarantor after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Affiliates or Subsidiaries) consent, approval, license or authorization is not obtained, (b) that is an Immaterial Subsidiary or (c) where the Administrative Borrower, Administrative Agent and Servicing Agent jointly and reasonably determine that there are likely to be material adverse tax consequences as a result of any Subsidiary providing a Guaranty, or that the burden or cost (including any adverse tax consequences) of providing the Guaranty will be excessive in relation to the benefits to be obtained by the Lenders therefrom; provided that, for purposes of the Effective Date, only those Subsidiaries organized or registered in a Specified Jurisdiction shall be required to be Loan Parties.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Agent” has the meaning specified therefor in the recitals hereto.

“Existing Credit Agreement” has the meaning specified therefor in the recitals hereto.

“Existing Lenders” has the meaning specified therefor in the recitals hereto.

“Extraordinary Receipts” means any cash received by the Administrative Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Sections 2.05(c)(ii) or (iii) hereof), from (a) pension plan reversions, (b) proceeds of insurance (other than to the extent such insurance proceeds are (i) promptly payable to a Person that is not the Administrative Borrower or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Administrative Borrower or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), and (e) indemnity payments (other than to the extent such indemnity payments are (i) promptly payable to a Person that is not an Affiliate of the Administrative Borrower or any of its Subsidiaries or (ii) received by the Administrative Borrower or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person). For the avoidance of doubt, in no event shall Extraordinary Receipts include duty drawbacks received by the Loan Parties and their Subsidiaries.

“Facility” means the real property owned in fee by the Administrative Borrower or any of its Subsidiaries and identified on Schedule 1.01(B) and any facility hereafter acquired by the Administrative Borrower or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“FDA” means the U.S. Food and Drug Administration or successor agency.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Rate cannot reasonably be determined in accordance with the preceding sentence, then the Administrative Agent may in its reasonable discretion, and acting in consultation with the Required Lenders, select an alternative method for determining the Federal Funds Rate.

“Fee Letters” means the Administrative Agent Fee Letter and the Servicing Agent Fee Letter.

“Final Maturity Date” means June 6, 2030. If such date is not a Business Day, the “Final Maturity Date” shall be deemed to be the immediately succeeding Business Day.

“Financial Statements” means (a) the audited consolidated balance sheet of the Administrative Borrower and its Subsidiaries for the Fiscal Year ended June 30, 2024, and the related draft consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Administrative Borrower and its Subsidiaries for the 9 months ended March 31, 2025, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 9 months then ended.

“Fiscal Quarter” means each fiscal quarter of the Administrative Borrower and its Subsidiaries ending on the last day of each calendar quarter of each year.

“Fiscal Year” means the fiscal year of the Administrative Borrower and its Subsidiaries ending on June 30th of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) the result of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period minus (ii) Capital Expenditures permitted by this Agreement made in cash by such Person and its Subsidiaries during such period minus (iii) income taxes paid or payable in cash by such Person and its Subsidiaries during such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid in cash during such period to the extent there is an equivalent permanent reduction in the commitments or loans thereunder, plus (ii) Consolidated Net Interest Expense paid or payable in cash of such Person and its Subsidiaries for such period, plus (iii) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period.

“Floor” means a rate of interest equal to 2.00% per annum.

“Foreign Currency Exposure” means the net profit of the Borrowers and their Subsidiaries resulting from contracts payable (either mandatorily or optionally) in foreign currencies set forth in Schedule 1.01(D).

“Foreign Currency Exposure Hedging Agreements” has the meaning specified therefor in Section 7.01(m).

“Foreign Lender” has the meaning specified therefor in Section 2.09(d).

“Foreign Security Documents” means, collectively, the Hong Kong Security Documents, the Japanese Security Documents, and the Swiss Security Documents.

“Foreign Subsidiary” means any Subsidiary of the Administrative Borrower that is not a Domestic Subsidiary.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governance Agreement” means that certain Governance Agreement, dated as of the Effective Date, among the Administrative Borrower and the Administrative Agent.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, quasi-governmental body, accrediting or accredited conformity assessment body, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) each Subsidiary of the Administrative Borrower listed as a “Guarantor” on the signature pages hereto and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations as are, or may from time to time become, parties to this Agreement.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste or words of similar import under any Environmental Law, or that is otherwise regulated under or for which liability or standards of care are imposed pursuant to any Environmental Law, in each case, due to its dangerous or deleterious properties or characteristics, including, without limitation, petroleum, polychlorinated biphenyls, asbestos-containing materials, urea formaldehyde-containing materials, radioactive materials and toxic mold.

“Healthcare Law” means the laws, Requirements of Law, codes, policies and guidelines of all Governmental Authorities relating to the production, preparation, propagation, compounding, conversion, pricing, marketing, promotion, sale, distribution, coverage, coding, billing, collections, recordkeeping, claims process, documentation requirements, medical necessity, referrals, Permits, the hiring of employees or acquisition of services or supplies form those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or reimbursement of a drug, device, biological or other medical item, supply or service, including, without limitation, the FD&C Act as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder, billing and collection practices relating to the payment for healthcare services or supplies, the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal healthcare program anti-kickback statute (42 U.S.C. § 1320a- 7b),the Stark laws (42 U.S.C. § 1395nn), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Travel Act (18 U.S.C. § 1952), the Federal Health Care Fraud Law (18 U.S.C. § 1347) , HIPAA (as defined below), the federal healthcare program civil money penalty and exclusion authorities 42 U.S.C. § 1320a-7a), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Exclusion Laws (42 U.S.C. § 1320a-7), the statutes, regulations, guidelines and directives of applicable federal healthcare programs of Medicare, Medicaid and other healthcare programs of other Governmental Authorities, including the Veterans Health Administration and United States Department of Defense healthcare and contracting programs, and the analogous Requirements of Law of any other foreign jurisdiction or country.

“Hedge Accession Agreement” means an agreement, for the benefit of the Administrative Agent and the Secured Parties, pursuant to which a Hedge Bank party to a Secured Hedge Agreement agrees to acknowledge Articles IX, X and XII of this Agreement, which Hedge Accession Agreement will be substantially in the form of Exhibit J hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent, the Borrower and the Hedge Bank party thereto.

“Hedge Bank” means any Person listed on Schedule 1.01(C) (as supplemented from time to time in consultation with the Administrative Agent).

“Hedge Cap” means $7,500,000.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities, contingent or otherwise, of such Person under Hedging Agreements, after giving effect to enforceable netting arrangements.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) any state and local Laws regulating the privacy and/or security of protected health information, including state laws providing for notification of breach of privacy or security of protected health information, and (d) and the analogous Requirements of Law of any other foreign jurisdiction or country, in each case as amended, modified or supplemented from time to time, and together with all successor statutes thereto and all rules and regulations promulgated from time to time thereunder.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Guarantor” means Accuray Asia Limited, a limited liability company incorporated under the laws of Hong Kong with business registration number 36058370 and registered office at Room no. 401, 4/F, Empire Centre, No. 68 Mody Road, Tsim Sha Tsui, Hong Kong.

“Hong Kong Guaranty” means the Guaranty granted by the Hong Kong Guarantor.

“Hong Kong Security Documents” means the Hong Kong law-governed agreements, instruments and documents executed by the Loan Parties party thereto in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations and set forth on Schedule 7.01(u).

“IDE” means an application, including an application filed with a Governmental Authority, for authorization to commence human clinical studies, including (a) an Investigational Device Exemption as defined in the FD&C Act or FDA regulations with the FDA, (b) an abbreviated IDE as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of a United States IDE in other countries or regulatory jurisdictions, (d) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (e) all related documents and correspondence thereto, including documents and correspondence with IRBs or IECs.

“IECs” means independent ethics committees.

“Immaterial Subsidiary”: as of the last day of each fiscal quarter of the Administrative Borrower and at any other date of determination, any Subsidiary of the Administrative Borrower (other than a Guarantor) designated as such by the Administrative Borrower in writing and which as of such date (a) holds assets representing 5.0% or less of the Administrative Borrower’s consolidated total assets as of such date (determined in accordance with GAAP and excluding investments in Subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill), (b) has generated less than 5.0% of the Administrative Borrower’s consolidated total revenues (excluding intercompany revenue that would be eliminated in consolidated financial statements) determined in accordance with GAAP for the 4 Fiscal Quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Effective Date pursuant to Section 7.01(a)(ii); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets (excluding investments in subsidiaries and intercompany receivables that would be eliminated in consolidated financial statements, and goodwill) that would represent 10.0% or more of the Administrative Borrower’s consolidated total assets as of such date or have generated 10.0% or more of the Administrative Borrower’s consolidated total revenues (excluding any intercompany revenue that would be eliminated in consolidated financial statements) for such 4 Fiscal Quarter period, in each case, determined in accordance with GAAP, (c) owns no Material Intellectual Property, and (d) is not the owner of Capital Stock of any Subsidiary that would not constitute an Immaterial Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 60 days after the date such payable was due (or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor) and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person or has not been paid after having become due and payable); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (except to the extent such obligations are unfunded or cash collateralized); (g) all obligations and liabilities, contingent or otherwise, of such Person under Hedging Agreements, after giving effect to enforceable netting arrangements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of Indebtedness described in clauses (a) through (h) of this definition and clauses (j) through (k) of this definition; (j) preferred equity of any Subsidiary of the Administrative Borrower and all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness expressly provided that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall exclude (i) trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of such Person’s business and prepayments of deposits received from clients or customers in the ordinary course of business and not outstanding for more than 60 days after the date such payable was due (or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor), (ii) accruals for payroll and other similar liabilities accrued in the ordinary course of business, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any obligations in respect of worker’s compensation claims, early retirement or termination obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes in the ordinary course of business, (v) non-compete or consulting obligations to which the seller in a Permitted Acquisition or Permitted Investment may become entitled, (vii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person or has not been paid after having become due and payable, (vii) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and (viii) Non-Financing Lease Obligations. The aggregate amount of Indebtedness described (i) in clause (k) that is limited in recourse to specific property shall be valued at the lesser of the aggregate unpaid amount of such Indebtedness and the fair market value of such property and (ii) in clause (g) shall be, on any date, deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Initial Declined Proceeds” has the meaning specified therefor in Section 2.05(g).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Security Agreement” means an intellectual property security agreement entered into between a Loan Party and the Collateral Agent pursuant to the terms of the Security Agreement in form and substance satisfactory to the Collateral Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 7.01(b), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Administrative Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” means (a) as to any SOFR Loan, the last day of each Interest Period therefor and the Final Maturity Date, and (b) as to any Reference Rate Loan, the last day of each calendar month and the Final Maturity Date.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any period, any cash of the Administrative Borrower or any of its Subsidiaries generated from the business operations of the Administrative Borrower and its Subsidiaries during such period, excluding the proceeds of any Disposition, Extraordinary Receipts and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Inventory” has the meaning set forth in the UCC.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment (including any write-downs or write-offs thereof).

“IRB” means Institutional Review Board as defined in 21 C.F.R. Part 56.

“Japanese Security Documents” means the Japanese law-governed agreements, instruments and documents executed by the Loan Parties party thereto in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations and set forth on Schedule 7.01(u).

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Joint Escrow Release” has the meaning assigned to the term “Joint Escrow Release” in the Escrow Agreement.

“KPI Report” means a report in form and substance substantially similar to the report shared with the Administrative Borrower by the Administrative Agent on May 27, 2025.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any collateral assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means the result of (a) Availability, plus (b) Qualified Cash, minus (c) the amount of trade payables that are outstanding for more than 60 days after the date such payable was due (other than trade payables that are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor).

“LLC Division” means the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law in any other state).

“Loan” means any Term Loan or Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Control Agreement, the Fee Letters, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Security Document, any landlord waiver, any collateral access agreement, any Perfection Certificate, any document specified in writing by the Administrative Borrower and the Administrative Agent as a “Loan Document” and any other agreement, instrument and other document executed and delivered pursuant hereto or thereto.

“Loan Party” means any Borrower and any Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the difference (which shall not be less than zero) between (A) the aggregate amount of interest (calculated, for purposes of this definition, as if no PIK Election had been made for each interest payment hereunder and assuming that Adjusted Term SOFR for the Interest Period then in effect on the date of the applicable reduction, repayment or prepayment (or deemed prepayment in the case of an acceleration of the Loans) which would have otherwise been payable on the principal amount of the Term Loans paid on such date and, if applicable, the aggregate principal amount of Revolving Credit Commitment reduced or terminated on such date (assuming for purposes of calculating the amount of interest that an amount equal to the Average Utilization Amount has been drawn) from the date of the occurrence of the Applicable Premium Trigger Event until the date that is the 24-month anniversary of the Effective Date minus (B) the aggregate amount of interest the Lenders would earn if the prepaid (or deemed prepayment in the case of an acceleration of the Loans) or reduced principal amount of the Term Loans or the aggregate principal amount of the Revolving Credit Commitments reduced or terminated (assuming for purposes of calculating the amount of interest that an amount equal to the Average Utilization Amount has been drawn), in each case, were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) or reduction until the 24-month anniversary of the Effective Date at the Treasury Rate plus 0.50%, plus (ii) an amount equal to the Applicable Premium that would otherwise be payable as if such Applicable Premium Trigger Event had occurred on the day after the date that is the 24 month anniversary of the Effective Date; provided that, for purposes hereof, the “Average Utilization Amount” shall mean the aggregate amount equal to the daily average unutilized amount of the Revolving Credit Commitments during the twelve months immediately preceding such reduction or termination (or, if shorter, the period commencing on the Effective Date and ending on the date of such reduction or termination). As used in this definition, with respect to the Delayed Draw Term Loans only, each reference to the Effective Date shall be deemed to be a reference to the Delayed Draw Borrowing Date.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment obligations or other material obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or the Lenders under the Loan Documents, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $5,000,000 and, in the case of this clause (e), such material adverse effect shall continue for more than five consecutive days.

“Material Asset” means any Material Intellectual Property, Facility or real property interest (whether fee or leasehold) or Material Contract that, in each case, is material to the business (or any business segment) of the Administrative Borrower and its Subsidiaries.

“Material Contract” means, with respect to any Loan Party, each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Intellectual Property” means Intellectual Property that is material (individually or in the aggregate) to the business or operations of the Administrative Borrower or any of its Subsidiaries, including to the revenue generation of any Loan Party. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no transfer or grant (including any Investment, Restricted Payment, Disposition, asset sale, Sale and Leaseback Transaction, transfer, dividend or otherwise) of legal or beneficial ownership of, or exclusive license to, any Material Intellectual Property by the Administrative Borrower or any Loan Party may be made to any Subsidiary that is not a Loan Party (including any Excluded Subsidiary).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition, any Sale and Leaseback Transaction or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition, any Sale and Leaseback Transaction or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset securing Indebtedness that is senior to the Obligations (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses and costs related thereto incurred by such Person or such Subsidiary in connection therewith, (c) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds), (d) any reserve for adjustment in respect of (i) the sale price of such assets established in accordance with GAAP and (ii) any liabilities associated with such assets and retained by any Loan Party or any of its Subsidiaries after such sale or other disposition thereof, (e) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and that are attributable to such event, (f) the pro rata portion of any proceeds attributable to the minority interests in a non-wholly owned Subsidiary that are not available for distribution to or for the account of any Loan Party or any of its Subsidiaries as a result thereof, and (g) any funded escrow established pursuant to the documents evidencing any such Disposition or Sale and Leaseback Transaction to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person (provided that to the extent that any amounts are released from such escrow to any Loan Party or any Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease (including any lease that would not have been a capital lease under GAAP as of December 31, 2017) shall be considered a Non-Financing Lease Obligation.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Notice of Prepayment” has the meaning specified therefor in Section 2.05(c)(xiii).

“Obligations” means all (x) present and future indebtedness, obligations, and liabilities (including, without limitation, the Term Loan PIK Amount and the Revolving PIK Amount) of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal (including, without limitation, the Term Loan PIK Amount and the Revolving PIK Amount), interest (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Loan Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), charges, expenses, fees, premiums (including the Applicable Premium and Make-Whole Amount), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent may elect to pay or advance on behalf of such Person in accordance with the terms of this Agreement and (y) obligations of any Loan Party arising under any Secured Hedge Agreement (excluding any Excluded Swap Obligations).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning specified therefor in Section 12.24.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any successor law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Parallel Debt” has the meaning specified therefor in Section 10.19(b).

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Office” means the Administrative Agent’s account or office designated to the Collateral Agent and the Administrative Borrower prior to the Effective Date, or at such other account, office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permits” means all licenses, listings, rights, privileges, clearances, franchises, markings, labelings, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, enrollments, letters of non-reviewability, certificates of need, marketing authorizations, variances, exemptions, plans, directives, other authorizations, registrations, permits, consents, consent orders, consent decrees or approvals and any supplements or amendments thereto issued or required of the Borrower and each of its Subsidiaries required under any Requirement of Law applicable to the business of the Administrative Borrower or its Subsidiaries, or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Requirements of Law applicable to the business of the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permits” includes all governmental authorizations and Product Authorizations of the Borrower and each of its Subsidiaries.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied (or waived by the Collateral Agent in its sole discretion):

(a)            no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)           to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions for the making of such Loan shall have been satisfied (or waived by the Collateral Agent and the Servicing Agent in their sole discretion);

(c)            the Borrowers shall have furnished to the Agents at least 10 days prior to the consummation of such Acquisition (or such later date as reasonably acceptable to the Collateral Agent) (i) a summary setting forth in reasonable detail the terms and conditions of such Acquisition and, at the reasonable request of any Agent, such other information, agreement, instruments and documents that any Agent may reasonably request, (ii) pro forma financial statements of the Administrative Borrower and its Subsidiaries (to the extent reasonably available, consistent with the financial statements delivered pursuant to Section 7.01(a)) after the consummation of such Acquisition, and (iii) a certificate of the chief financial officer of the Administrative Borrower, demonstrating on a pro forma basis compliance, as at the end of the most recently ended Fiscal Quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition,;

(d)           on the date of consummation of such Acquisition, the Borrowers shall have furnished to the Agents executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(e)            the agreements, instruments and other documents referred to in paragraph (d) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(f)            such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(g)           if the Purchase Price with respect to such Acquisition is equal to or greater than $10,000,000, then the Loan Parties shall deliver a quality of earnings report, prepared by a third party, with respect to the assets being acquired or the Person whose Equity Interests are being acquired;

(h)           the Loan Parties shall have Liquidity in an amount equal to or greater than $40,000,000 immediately after giving pro forma effect to the consummation of the proposed Acquisition; provided that the calculation of Liquidity pursuant to this clause (h) shall consist of at least $5,000,000 of Availability;

(i)             the Total Leverage Ratio of the Administrative Borrower and its Subsidiaries (calculated using the Consolidated EBITDA of the Administrative Borrower and its Subsidiaries measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Administrative Borrower and its Subsidiaries have been (or are required to have been) received by the Administrative Agent pursuant to Section 7.01(a) and the Indebtedness of the Administrative Borrower and its Subsidiaries measured as of the date of such Acquisition) shall not exceed 4.50 to 1.00 after giving pro forma effect to the consummation of the proposed Acquisition;

(j)             the assets being acquired or the Person whose Equity Interests are being acquired do not have negative Consolidated EBITDA measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Administrative Borrower and its Subsidiaries have been (or are required to have been) received by the Administrative Agent pursuant to Section 7.01(a) (calculated on a pro forma basis after giving effect to the proposed Acquisition and subject to the limitations set forth in the definition of “Consolidated EBITDA”);

(k)            the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or any other business permitted under Section 7.02(d);

(l)             the assets being acquired (other than an aggregate amount not to exceed $5,000,000 after the Effective Date) are located within the United States or any other jurisdiction of organization of a Loan Party or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or any other jurisdiction of organization of a Loan Party;

(m)           such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Administrative Borrower or any of its Subsidiaries or an Affiliate thereof;

(o)           [reserved]; and

(p)           the Person whose Equity Interests are being acquired (and its equityholders) shall agree to execute and deliver the agreements, instruments and other documents to the extent required by Section 7.01(b) on or prior to the date set forth in Section 7.01(b).

Notwithstanding the foregoing, no assets acquired in any such Acquisition shall be included in the Borrowing Base unless such assets are included in a Borrowing Base Certificate delivered to the Servicing Agent in accordance with Section 7.01(a)(vi).

“Permitted Discretion” means a determination made by the Servicing Agent in good faith and in the exercise of commercially reasonable business judgment (from the perspective of a secured revolving lender).

“Permitted Disposition” means:

(a)            (i) sale of Inventory in the ordinary course of business and (ii) the disposition of cash and Cash Equivalents;

(b)           licensing and sublicensing (each on a non-exclusive basis) Intellectual Property rights in the ordinary course of business and consistent with past practice;

(c)           leasing or subleasing assets in the ordinary course of business, in each case, among the Loan Parties or to a non-Affiliated third party; provided that any leases or sub-leases by Loan Parties to Foreign Subsidiaries shall not exceed a value of $2,500,000 in the aggregate at any one time outstanding;

(d)           the sale, assignment, transfer, license, lapse, abandonment, or other disposition of non-Material Intellectual Property of the Administrative Borrower and its Subsidiaries to the extent (i) not economically desirable in the conduct of their business or (ii) in the ordinary course of business so long as (A) such Intellectual Property is not material revenue generating Intellectual Property and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e)           any involuntary loss, damage or destruction of property (including as a result of condemnation or casualty);

(f)            any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)           transfers of assets (other than Intellectual Property, unless permitted by clause (b) of this definition) (i) from the Administrative Borrower or any of its Subsidiaries to a Domestic Loan Party, (ii) from any Subsidiary of the Administrative Borrower that is not a Loan Party to any other Subsidiary of the Administrative Borrower, (iii) from any Loan Party to any Foreign Subsidiary of the Administrative Borrower in an aggregate amount not to exceed $5,000,000 after the Effective Date (provided, that the aggregate amount of such transfers pursuant to this clause (iii) to Foreign Subsidiaries of the Administrative Borrower that are not Loan Parties shall not exceed $2,500,000 after the Effective Date) or (iv) consisting of sales of bona fide inventory in the ordinary course of business and consistent with past practices on terms that are arm’s length or that comply with transfer pricing arrangements audited by internationally recognized external tax consultants of the Administrative Borrower;

(h)           Disposition of obsolete, surplus, immaterial, uneconomical or worn-out assets in the ordinary course of business in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;

(i)             the trade in for credit or exchange of equipment for equipment used in the conduct of the business of the Loan Parties;

(j)            any Subsidiary of a Borrower may dissolve, liquidate or wind up its affairs so long as (i) if the Subsidiary is a Domestic Loan Party, the assets of such Subsidiary, if any, shall be transferred to a Domestic Loan Party, (ii) if the Subsidiary is a Foreign Loan Party, the assets of such Subsidiary, if any, shall be transferred to a Domestic Loan Party, and (iii) such action could not reasonably be expected to have a Material Adverse Effect;

(k)            the termination of any Hedging Agreement in accordance with Section 7.01(m), in each case, subject to the consent of the Administrative Agent and the Servicing Agent;

(l)             transactions permitted under Section 7.02(a), Section 7.02(c)(i), Section 7.02(e), Section 7.02(g) and Section 7.02(h);

(m)           (i) discounts or forgiveness of, or dispositions (on a non-recourse basis) of, notes receivable or accounts receivable (or the conversion to Equity Interests thereof) in connection with the collection or compromise thereof, in each case, in the ordinary course of business and (ii) dispositions to the Japanese Guarantor pursuant to receivables factoring, purchase and sale or similar agreement set forth on Schedule 7.02(b) in an aggregate amount not to exceed $6,000,000 at any time outstanding;

(n)            Sale and Leaseback Transactions to the extent permitted by Section 7.02(f);

(o)            the Administrative Borrower may consummate the Existing Notes Equity Issuances; and

(p)            Disposition of property or assets not otherwise permitted in clauses (a) through (o) above having a fair market value not to exceed $5,000,000 in the aggregate since the Effective Date; provided, that (i) such Disposition is made for fair market value, (ii) such Dispositions shall be for at least 75% cash consideration and (iii) such Dispositions are made to Persons that are not Subsidiaries or joint ventures of the Administrative Borrower;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(v).

“Permitted Indebtedness” means:

(a)            any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)            any Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)            Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)            Permitted Intercompany Investments;

(e)            the Existing Notes in a principal amount not to exceed $18,000,000 (plus any positive Exchange Threshold Amount) in the aggregate;

(f)             Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)            the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)            [reserved];

(i)             contingent liabilities in respect of any customary indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions and Permitted Dispositions; provided that the amount of such obligation shall be deemed part of the cost of such Investment (the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP or the amount actually paid); provided further, that any Indebtedness incurred in connection with adjustments of purchase price (including any earnout, deferred purchase price, seller financing or similar) in connection with Permitted Acquisitions and Permitted Dispositions shall not exceed $3,750,000 at any one time outstanding;

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(j)             so long as no Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof and the Total Leverage Ratio of the Administrative Borrower and its Subsidiaries (for the consecutive four Fiscal Quarter period of the Administrative Borrower and its Subsidiaries ending as of the Fiscal Quarter immediately prior to the incurrence of such Indebtedness for which financial statements of the Administrative Borrower and its Subsidiaries have been received by the Administrative Agent pursuant to Section 7.01(a)) is less than 4.00 to 1.00 after giving pro forma effect thereto, Indebtedness of a Person whose assets or Equity Interests are acquired by the Administrative Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) shall not be in an aggregate principal amount in excess of $5,000,000 at any one time outstanding;

(k)            [reserved];

(l)             [reserved];

(m)            Indebtedness in connection with surety, performance, bid, appeal or similar bonds, letters of credit, bank guarantees and performance bonds and other similar obligations obtained in the ordinary course of business and in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Loan Parties and in connection with other surety and performance bonds in the ordinary course of business; provided that such Indebtedness, together with any Indebtedness incurred pursuant to clause (y) of the definition hereof, shall not exceed $5,000,000 in the aggregate;

(n)            to the extent constituting Indebtedness: (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of a Borrower or its Subsidiaries, (ii) obligations in connection with repurchase agreements constituting Cash Equivalents at the time such Investment was made, (iii) endorsement of instruments or other payment items for deposit in the ordinary course of business and (iv) deferred compensation, pension plan and pension benefit obligations and liabilities to current or former employees, officers, directors, managers, consultants of a Borrower and its Subsidiaries, in each case, to the extent customary, consistent with past practices and incurred in the ordinary course of business;

(o)            Guarantees by a Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so guaranteed is permitted by Section 7.02(e), and (ii) guarantees by a Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party must constitute a Permitted Investment;

(p)            (i) Indebtedness arising from the honoring by a financial institution of a check, draft or similar instrument drawn against insufficient funds and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(q)            Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any Subsidiary in the ordinary course of business;

(r)             Indebtedness owing to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Administrative Borrower (or any direct or indirect parent thereof) as permitted in clause (e) of “Permitted Restricted Payments”;

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(s)            [reserved];

(t)             Indebtedness representing any taxes and other governmental charges, to the extent not required to be paid pursuant to Section 7.01(c)(ii) and not otherwise constituting an Event of Default;

(u)            [reserved];

(v)            [reserved];

(w)           to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business consistent with past practice;

(x)             [reserved];

(y)            Indebtedness in respect of letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties; provided that such Indebtedness, together with any Indebtedness incurred pursuant to clause (m) of the definition hereof, shall not exceed $5,000,000 in the aggregate;

(z)            any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000; and

(aa)      all premiums, interest, fees, expenses charges and additional or contingent interest on the Indebtedness described in clauses (a) through (z) above;

provided, that notwithstanding anything to the contrary contained in this Agreement, at no time shall the funded Indebtedness for borrowed money of (i) non-Loan Party Subsidiaries or joint ventures (other than the Chinese Joint Venture) exceed $5,000,000 in the aggregate or (ii) the Chinese Joint Venture exceed RMB 750,000,000 in the aggregate without, in the case of this clause (ii), the consent of the Administrative Agent.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, including, but not limited to, loans and advances (including from proceeds of Revolving Loans); provided that the aggregate amount of Investment permitted pursuant to this clause (a) made to Foreign Loan Parties shall not exceed $10,000,000 per fiscal year, (b) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) no Event of Default has occurred and is continuing either before or after giving effect to such Investment and (ii) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties made pursuant to this clause (b) after the Effective Date does not exceed $5,000,000 at any time outstanding, (c) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, and (d) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a)            Investments in cash and Cash Equivalents;

(b)            Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)            advances made in connection with purchases of goods or services in the ordinary course of business;

(d)            Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

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(e)             Investments existing on or contractually committed to as of the date hereof, as set forth on Schedule 7.02(e) hereto, and any modification thereof that does not increase the amount thereof as set forth in such Schedule (other than as a result of unused commitments, accrued interest, fees and premiums);

(f)             Permitted Intercompany Investments;

(g)            Permitted Acquisitions;

(h)            non-cash loans and advances to officers, directors and employees of the Administrative Borrower and its Subsidiaries to purchase Equity Interests in the Administrative Borrower or any direct or indirect parent of the Administrative Borrower in an aggregate amount not to exceed $1,250,000 at any time outstanding; provided that such loans and advances shall comply with all applicable law;

(i)             Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j)             Investments constituting Indebtedness permitted under Section 7.02(b), and Guaranties among the Loan Parties and their Subsidiaries not constituting Indebtedness and entered into in the ordinary course of business, in each case, to the extent such Guaranties also constitute Investments;

(k)            Hedging Agreements permitted or not restricted hereunder;

(l)             prepaid expenses or lease, utility and other similar deposits made in the ordinary course of business of a Borrower and its Subsidiaries to secure the performance of leases or in connection with bidding on government contracts;

(m)           Investments of a Subsidiary acquired after the Effective Date or a Person merged into a Borrower or merged into or consolidated with a Subsidiary after the Effective Date in connection with a Permitted Acquisition, to the extent that such Investments are in existence on the date of the consummation of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition;

(n)            Investments arising out of the receipt of non-cash consideration for the Disposition of assets to the extent permitted under this Agreement;

(o)            bank deposits and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;

(p)            Investments to the extent solely reflecting an increase in the value of Investments otherwise permitted hereunder;

(q)            (i) reasonable earnest money deposits made in the ordinary course of business in connection with the acquisitions of property and assets not prohibited hereunder and (ii) deposits made in the ordinary course of business securing contractual obligations to the extent constituting a Lien permitted hereunder;

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(r)            subject to Section 7.01(v), Investments to the extent the consideration paid therefor consists solely of (i) Equity Interests (other than Disqualified Equity Interests) of the Administrative Borrower (or any direct or indirect parent thereof) or (ii) the Net Cash Proceeds of Equity Issuances (including any capital contribution);

(s)            so long as no Event of Default has occurred and is continuing or would result therefrom, Investments of cash and cash equivalents in an aggregate amount not to exceed $3,750,000 at any time outstanding;

(t)            leases or subleases of real property in the ordinary course of business;

(u)            Investments constituting installment sales of equipment in the ordinary course of business;

(v)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided, however, that this clause (v) shall not apply to Investments of any Borrower in any Subsidiary; and

(w)           Investments made pursuant to Section 5.04(e);

provided that notwithstanding anything to the contrary contained in this Agreement, at no time shall the net Investments initially made on or after the Effective Date in non-Loan Party Subsidiaries or joint ventures (other than the Chinese Joint Venture, which, for the avoidance of doubt, shall be governed by the clauses above) exceed $5,000,000 in the aggregate.

“Permitted Liens” means:

(a)            Liens securing the Obligations;

(b)            Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)            Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the obligations that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)            purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien (i) is incurred within 180 days of the incurrence of the Permitted Purchase Money Indebtedness, (ii) only attaches to such property (together with proceeds, products, accessories), and (iii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof; provided that individual financings of property provided by a single lender may be cross-collateralized to other financings of property provided by such lender or its Affiliates;

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(f)             Liens securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits,(ii) the performance of bids, tenders, leases, contracts (other than for the payment of debt for borrowed money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such Liens are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)            with respect to any real property, easements, rights of way, restrictions, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)            Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)             except with respect to Intellectual Property rights, any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed, subleased or sublicensed;

(j)             non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business or licenses of Intellectual Property rights constituting Permitted Dispositions;

(k)            judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)             rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)            Liens assumed by the Administrative Borrower and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o)            Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Permitted Investment;

(p)            pledges or deposits or other customary Liens in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and liens in favor of public utilities;

(q)            Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person, and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

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(r)            assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(s)            any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) in the case of the acquisition of property or assets, except as permitted hereby, such Lien does not extend to or cover any other property or assets of a Loan Party or any Subsidiary (other than any proceeds and products thereof, accessions thereto, improvements thereon and after acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) unless permitted hereunder, in the case of the acquisition of any Person who becomes a Subsidiary, such Lien does not extend to or cover the property or assets of any other Loan Party and (iv) the Indebtedness secured thereby is Permitted Indebtedness;

(t)             Liens consisting of an agreement to dispose of any property in a Permitted Disposition;

(u)            Liens on cash collateral securing Hedging Obligations, in an aggregate amount not to exceed the Hedge Cap;

(v)            Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000; and

(w)           Liens on cash in Excluded Accounts described in clause (c) of the definition thereof, established and maintained to secure Indebtedness permitted under clause (y) of the definition of “Permitted Indebtedness”.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 90 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)            after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by an amount equal to accrued interest, unused commitments and premiums, fees and expenses incurred in connection therewith);

(b)            such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification, but without giving effect to any prepayment or amortization) of the Indebtedness so extended, refinanced or modified;

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(c)            such extension, refinancing or modification is pursuant to terms (taken as a whole) that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified;

(d)            the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e)            the Indebtedness that is extended, refinanced or modified shall not at any time be incurred or guaranteed by any Person other than a Person that is an obligor or a guarantor of the Indebtedness that was refinanced, renewed or extended;

(f)             if secured, such Indebtedness that is extended, refinanced or modified shall not be secured by property other than property securing the Indebtedness that was refinanced, renewed or extended; and

(g)            if the Indebtedness that is extended, refinanced or modified is subordinated to the repayment of the Obligations or to the Liens granted pursuant to the Loan Documents, such Indebtedness that is extended, refinanced or modified shall also be subordinated on terms no less favorable to the Administrative Agent and the Lenders as those that were applicable to the Indebtedness that was refinanced, renewed or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)            any Loan Party to the Administrative Borrower (in cash) for the payment or reimbursement of taxes, director fees (subject to the limitation of Section 7.02(j)(v)) and reasonable accounting, legal and other administrative and overhead expenses of the Administrative Borrower and other expenses as and when due and owing by the Administrative Borrower in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of the Administrative Borrower);

(b)            [reserved];

(c)            any Subsidiary of any Borrower or any Loan Party to such Borrower or to such Loan Party;

(d)            the Administrative Borrower consisting of (i) payments made or expected to be made in respect of withholding or similar taxes payable by any current or former employee, officer, consultant, or director (or such Person’s heirs, successors or assigns) of any Loan Party and/or (ii) repurchases of Equity Interests in consideration of the payments described in sub-clause (i) above, including demand repurchases, in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(e)            so long as no Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof and the Total Leverage Ratio of the Administrative Borrower and its Subsidiaries (for the consecutive four Fiscal Quarter period of the Administrative Borrower and its Subsidiaries ending as of the Fiscal Quarter immediately prior to the making of such payment for which financial statements of the Administrative Borrower and its Subsidiaries have been received by the Administrative Agent pursuant to Section 7.01(a)) is less than 3.50 to 1.00 after giving pro forma effect thereto: (i) any Loan Party to the Administrative Borrower to allow the Administrative Borrower to make redemptions or repurchases of Equity Interests (or payments with respect to phantom stock units) of the Administrative Borrower owned by a current or former employee, officer, consultant, or director (or such Person’s heirs, successors or assigns) of any Loan Party in connection with the termination, death or disability of employment or engagement of such Person or payments related to any key-man life insurance policy; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (e)(i) shall not exceed $2,500,000 in the aggregate during the term of this Agreement (or, in each case, such higher amount approved by the Collateral Agent in writing), and (ii) any Loan Party to the Administrative Borrower (and the Administrative Borrower to any of its equityholders on a pro rata basis) for any other purpose; provided that (x) the aggregate amount of all such Restricted Payments made pursuant to this clause (e)(ii) shall not exceed $1,750,000 during any Fiscal Year (or such higher amount approved by the Collateral Agent in writing) and (y) immediately after giving pro forma effect to the making of any Restricted Payment pursuant to this clause (e)(ii), the Loan Parties shall have Liquidity in an amount equal to or greater than $50,000,000; provided that the calculation of Liquidity pursuant to this clause (e)(ii)(y) shall consist of at least $5,000,000 of Availability;

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(f)            the Administrative Borrower in the form of non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such option;

(g)            so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, the Administrative Borrower in accordance with stock option plans or other benefit plans for management or employees of the Borrower or its Subsidiaries in an aggregate amount not to exceed $2,500,000 in the aggregate per fiscal year and, in no case, to exceed $5,000,000 in the aggregate during the term of this Agreement;

(h)            so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, cash payments in lieu of issuing fractional or “odd lot” equity interests in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests in the Administrative Borrower in an aggregate amount not to exceed $2,500,000 during the term of this Agreement;

(i)            (a) within thirteen (13) Business Days following the Effective Date, the Administrative Borrower in respect of the Existing Notes in an aggregate amount not to exceed $70,000,000 plus accrued interest, fees and expenses thereon, and (b) so long as (i) no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, and (ii) immediately after giving pro forma effect to the making of such Restricted Payment, the Loan Parties shall be in compliance with Section 7.03, payments in respect of the Existing Notes in an aggregate amount not to exceed $18,000,000 plus accrued interest, fees and expenses thereon, using the issuance of Qualified Equity Interests (or proceeds thereof), the proceeds of Delayed Draw Term Loans or Internally Generated Cash; provided that commencing on March 1, 2026, any payment from Internally Generated Cash shall be subject to the Administrative Borrower and its Subsidiaries having Specified Liquidity, calculated on a pro forma basis as of the last day of the Fiscal Quarter most recently ended for which the Administrative Borrower was required to deliver financial statements pursuant to Section 7.01(a)(ii), (i) in an aggregate amount equal to or greater than $80,000,000 (which redemption may be made below or at par on or prior to the maturity date of the Existing Notes) or (ii) in an aggregate amount equal to or greater than $50,000,000 but less than $80,000,000 (which redemption may only be made at or below par on the maturity date of the Existing Notes), provided that in the case of this clause (ii), (1) 3.0% of the aggregate amount of Internally Generated Cash used to redeem the Existing Notes (each such redemption amount, the “Specified Payment Amount”) shall be due, earned and payable ratably to the Lenders on each such date of redemption, and (2) on the last day of each calendar month until the Administrative Borrower shall have received proceeds from Qualified Equity Interests in an amount up to the lesser of (a) the Specified Payment Amount, and (b) the amount of Qualified Equity Interests necessary to cause Specified Liquidity on a pro forma basis as of the last day of the Fiscal Quarter most recently ended for which the Administrative Borrower was required to deliver financial statements pursuant to Section 7.01(a)(ii) to be no less than $80,000,000, the Administrative Borrower shall pay to the Administrative Agent, ratably for the Lenders, 1.0% of the Specified Payment Amount; provided further, that (i) any Qualified Equity Interests issued pursuant to this clause (2) shall be issued within six (6) months of the date of such redemption, (ii) the Administrative Borrower shall have delivered a certificate of an Authorized Officer certifying as to compliance with the requirements of this clause (i), and (iii) for the avoidance of doubt, the Administrative Borrower shall not be permitted to use Internally Generated Cash to make any redemption of the Existing Notes pursuant to this clause (i) prior to March 1, 2026, and (c) so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, regularly-scheduled payments of interest on the Existing Notes;

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(j)             so long as (i) no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, and (ii) immediately after giving pro forma effect to the making of the making of such Restricted Payment, the Loan Parties shall be in compliance with Section 7.03, the payment of any earn-out payment, seller debt or deferred purchase program (to the extent comprising Permitted Indebtedness);

(k)            [reserved]; or

(l)             so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto, the Loan Parties may make regularly-scheduled payments in respect of Restricted Indebtedness subject to the Intercompany Subordination Agreement.

“Permitted Specified Liens” means non-consensual Permitted Liens described in clauses (a), (b), (c) and (k) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“PIK Election” has the meaning set forth in Section 2.04(d); provided that a PIK Election shall solely be permitted to apply to all Revolving Loans, Term Loan A, Term Loan B and Delayed Draw Term Loans (and not to any single class or tranche of Loans).

“PIK Notice” has the meaning set forth in Section 2.04(d).

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“PRC” means the People’s Republic of China (solely for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the Taiwan area).

“Pro Rata Share” means, with respect to:

(a)            a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

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(b)            a Lender’s obligation to make the Term Loan A and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

(c)            a Lender’s obligation to make the Term Loan B and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B,

(d)            a Lender’s obligation to make the Delayed Draw Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s (x) Delayed Draw Term Loan Commitment plus (y) outstanding Delayed Draw Term Loans, by (ii) the (x) Total Delayed Draw Term Loan Commitment plus (y) outstanding Delayed Draw Term Loans, and

(e)            all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, Delayed Draw Term Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment, Delayed Draw Term Loan Commitment and the aggregate unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Product” means any current or future service or product researched, designed, developed, manufactured, tested, licensed, marketed, sold, performed, distributed or otherwise commercialized by the Borrower or any of its Subsidiaries, and any such product in development or which may be developed; provided, that for purposes of Article VI, “Product" shall not include products designed, developed and manufactured by third parties that are not Affiliates of the Borrower or any of its Subsidiaries.

“Product Authorizations” means any and all approvals (including pricing and reimbursement approvals), licenses, certificates, opinions, notifications, clearances, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation registration and listing, IDEs, Electronic Product Radiation Control submissions, Device Approval Applications (including any supplements and amendments thereto) or similar applications, post- approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), labeling approvals, and technical, medical, and scientific licenses.

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“Product Market Withdrawals” means a correction or removal of a distributed device that involves (i) a minor violation of the FD&C Act that would not be subject to legal action by FDA or that involves no violation of the FD&C, e.g., normal stock rotation practices (defined at 21 C.F.R. § 806.2), or (ii) a minor violation of analogous foreign applicable provisions of Requirements of Law or that involves no violation of applicable law.

“Prohibited Person” means, at any time, any Person that is (a) a Sanctioned Person or (b) identified on any Trade Control Laws-related list of designated parties, including the Entity List and the Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

“Projections” means financial forecast and projections of the Administrative Borrower and its Subsidiaries delivered pursuant to Section 7.01(a).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Administrative Borrower and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means the aggregate amount of unrestricted cash (in each case, free and clear of all Liens other than Permitted Specified Liens) of the Domestic Loan Parties or the Swiss Guarantor held in deposit accounts located within the United States subject to a Control Agreement or Switzerland subject to the Swiss Intellectual Property and Bank Account Pledge Agreement.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) SOFR (which rate shall be calculated based upon an Interest Period of 3 months) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate. “Reference Rate Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR”.

“Refinancing” has the meaning specified therefor in the preamble hereto.

“Register” has the meaning specified therefor in Section 12.07(f).

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“Registered Intellectual Property” means issued patents, patent applications, registered trademarks, trademark applications, registered copyrights, registered domain names and all other Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Rejection Notice” has the meaning specified therefor in Section 2.05(g).

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Related Party” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors (including lawyers and accountants) and representatives of such Person and of such Person's Affiliates.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(c)(ii).

“Related Party Register” has the meaning specified therefor in Section 12.07(f).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment, including, without limitation, the migration of previously released Hazardous Materials through or in the ambient air, soil, or surface or ground water.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means any action (a) to correct or address any actual or alleged non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental contamination condition or the Release or threatened Release of any Hazardous Material (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Replacement Lender” has the meaning specified therefor in Section 12.02(c).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Delayed Draw Lenders” means, at any time, Lenders having unused Delayed Draw Term Loan Commitments representing more than 50% of the sum of the total unused Delayed Draw Term Loan Commitments at such time.

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“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (e) of the definition thereof) is more than 50%.

“Required Revolving Lenders” means Revolving Loan Lenders comprising more than 50% of the Total Revolving Credit Commitments held by all Revolving Loan Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws (including the Healthcare Laws), statutes, codes, treaties, standards, concessions, grants, franchises, governmental agreements, governmental restrictions, plans, rules and regulations, legally binding guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as the Servicing Agent may from time to time establish in its Permitted Discretion. The amount of any Reserve established by the Servicing Agent shall have a reasonable relationship, as determined by the Servicing Agent in its Permitted Discretion, to the event, condition, other circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and then maintained.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Indebtedness” means (a) any Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations expressly by the terms of such Indebtedness, (b) any Indebtedness of a Loan Party that is secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations and (c) any Indebtedness that is unsecured.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (including in connection with an LLC Division; provided, that, for the avoidance of doubt, an LLC Division is not in and of itself a Restricted Payment), (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or the making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto, in each case, on account of any Person’s interest in Equity Interests of a Loan Party or any of its Subsidiaries, (e) the payment of any earn-out payment, seller debt or deferred purchase program, (f) the payment of or in respect of any Restricted Indebtedness, preferred equity or Disqualified Equity Interests or (g) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries but excluding, for the avoidance of doubt, (x) salary and other forms of compensation for services rendered, and (y) fees, costs, indemnities and expenses paid or accrued to the Board of Directors of the Loan Parties (or any direct or indirect parent company thereof) to the extent permitted to be paid under this Agreement) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

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“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Loan Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Revolving PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Revolving Loans that has been paid in kind by being added to the balance of Term Loan B and the Delayed Draw Term Loan (subject to the Agreement Among Lenders), in accordance with Section 2.04(d).

“Sale and Leaseback Transaction” means, with respect to the Administrative Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Administrative Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (which are, as of the Effective Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person means, at any time, any Person (a) listed in any Sanctions-related list of designated Persons maintained by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including His Majesty’s Treasury), the Swiss State Secretariat for Economic Affairs SECO or other relevant sanctions authority with jurisdiction over any Loan Party or any Subsidiary thereof, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person that is the subject or target of Sanctions, including, without limitation, by reason of being owned or controlled directly or indirectly by any Person or Persons described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the European Union or any European Union member state, the United Kingdom (including His Majesty’s Treasury), the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law or other relevant sanctions authority with jurisdiction over any Loan Party or any Subsidiary thereof.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Offer” has the meaning specified therefor in Section 2.05(g).

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“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”; provided that such Hedge Bank delivers (or causes to be delivered) to the Administrative Agent a Hedge Accession Agreement.

“Secured Party” means (a) any Agent, (b) any Lender, (c) each Hedge Bank and (d) a receiver or receiver manager or administrative receiver of the whole or any part of the Collateral and any delegate, agent or attorney or co-trustee of the Agent.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means that certain Security Agreement, dated as of June 6, 2025, by and among the Domestic Loan Parties party thereto in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations.

“Security Documents” means the collective reference to (a) the Security Agreement, (b) the Foreign Security Documents, (c) [reserved], (d) each Intellectual Property Security Agreement, (e) Control Agreement, (f) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (g) all other security documents hereafter delivered to any applicable Cash Management Bank granting a Lien on any property of any Person to secure the Obligations of any of the Borrowers and/or their Subsidiaries arising under any Cash Management Agreement, and (h) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Servicing Agent” has the meaning specified therefor in the preamble hereto.

“Servicing Agent Fee Letter” means the fee letter, dated as of the date hereof, among the Administrative Borrower and the Servicing Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Settlement Period” has the meaning specified therefor in Section 2.02(c)(i) hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.

“SOFR Notice” means a written notice in substantially the form of Exhibit D hereto.

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“Solvent” means, (i) with respect to any Person on a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they become due (whether at maturity or otherwise) in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) in the ordinary course of business, and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Event of Default” means, an Event of Default under Section 9.01(a), (c) (solely in connection with a failure to perform or comply with Section 7.03), (f), (g) or (q).

“Specified Jurisdiction” means, as of the Effective Date, Japan, Hong Kong, Switzerland the United States and any state thereof, including the District of Columbia.

“Specified Liquidity” means Liquidity, plus without duplication, all other unrestricted cash and Cash Equivalents of the Administrative Borrower and its Subsidiaries; provided that at least $25,000,000 of Qualified Cash of Domestic Loan Parties shall have been measured in such determination of Liquidity.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Administrative Borrower unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means a Guarantor incorporated in Switzerland or a Guarantor which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

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“Swiss Intellectual Property and Bank Account Pledge Agreement” means the Swiss law governed intellectual property and bank account pledge agreement to be entered into between Accuray International Sàrl as pledgor, the Collateral Agent as direct representative for and on behalf of the Secured Parties and the Secured Parties regarding a right of pledge over the pledgor’s intellectual property and bank accounts.

“Swiss Security Documents” means the Swiss law-governed agreements, instruments and documents executed by the Loan Parties party thereto in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations and set forth on Schedule 7.01(u).

“Swiss Withholding Tax” means any Tax levied pursuant to the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time together with the related ordinances, regulations and guidelines.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01.

“Term Loan” means, collectively, the Term Loan A, the Term Loan B, and the Delayed Draw Term Loan.

“Term Loan A” means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan A Lender” means a Lender with a Term Loan A Commitment or a Term Loan A.

“Term Loan B” means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(iii).

“Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan B Lender” means a Lender with a Term Loan B Commitment or a Term Loan B.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

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“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loans that has been paid in kind by being added to the balance of the applicable Term Loans in accordance with Section 2.04(d).

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Reference Rate Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York time) on any Reference Rate Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Date;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its sole discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Adjusted Term SOFR comprising such Borrowing other than pursuant to clause (d) of the definition of “Reference Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the first date on which all of the Obligations (other than (i) Contingent Indemnity Obligations not then due and payable and (ii) Obligations under Secured Hedge Agreements as to which alternative arrangements acceptable to the Hedge Bank thereunder have been made) are paid in full in cash and the Commitments of the Lenders are terminated.

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“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments.

“Total Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a)(i) all Indebtedness (other than Indebtedness described in clauses (g) and (h) of the definition thereof and the Existing Notes (until June 1, 2026), and (1) in the case of any letter of credit, only to the extent of any unreimbursed amount thereunder, and (2) in the case of any commercial letter of credit, only to the extent of any unreimbursed amount thereunder that remains outstanding for more than 3 Business Days after such commercial letter of credit is drawn) in the definition thereof, and (ii) the amount of trade payables that are outstanding for more than 60 days after the date such payable was due (other than trade payables that are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor) to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments. For the avoidance of doubt, as of the Effective Date, the amount of the Total Revolving Credit Commitment is $20,000,000.

“Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.

“Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Trade Control Laws” means (a) any and all laws and regulations imposed, administered or enforced by the U.S. government relating to the control of items, including hardware, software, technology and services, for export or transfer to foreign persons, including, without limitation, the Arms Export Control Act, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State and the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce; and (b) any and all laws and regulations imposed, administered or enforced by any other jurisdiction applicable to any party hereto relating to the control of items, including hardware, software, technology and services, for export or transfer to foreign persons, except if and to the extent in conflict with U.S. law.

“Transaction” means, collectively, (a) the Refinancing, (b) the funding of the Loans on the Effective Date, and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date 3 Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment until the date that is 24 months after the Effective Date.

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“Type” means, with respect to a Loan, its character as a Reference Rate Loan or a SOFR Loan.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(d).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“Warrants” mean those certain common stock purchase warrants, delivered by Administrative Borrower to each Holder (as defined therein) on June 6, 2025, issued in connection with the transactions contemplated hereby, which entitle the Holders to collectively acquire, in whole or in part, up to 23,359,239 fully paid and nonassessable shares of common stock of the Administrative Borrower in the aggregate upon payment of the exercise price stated therein.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

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“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

Section 1.02      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), but only to the extent that such amendments, restatements, supplements or modifications are not prohibited by this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, (g) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) all references to any Governmental Authority shall be construed as including any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (i) [reserved], and (j) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, modifying or interpreting such law.

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Section 1.03      Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith reasonable estimates by such Agent (in the case of quantitative determinations) and good faith reasonable beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders, each Lender affected thereby or all Lenders, as applicable, pursuant to this Agreement. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04      Accounting and Other Terms.

(a)            Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth herein, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Administrative Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. All references in this Agreement to consolidated financial statements of the Administrative Borrower and its Subsidiaries or to the determination of any amount for the Administrative Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Administrative Borrower is required to consolidate, pursuant to FASB ASC 810, as if such variable interest entity were a Subsidiary as defined in this Agreement. Notwithstanding the foregoing, each Foreign Subsidiary shall be permitted to keep its own local books and records consistent with the Requirements of Law of the jurisdiction of organization of such Foreign Subsidiary.

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(b)            All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05      Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06      Pro Forma. Notwithstanding any other provision set forth herein to the contrary, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 7.03(a) and Section 7.03(b) (including, without limitation, for purposes of determining pro forma compliance with such financial covenants pursuant to the requirements of any other section hereof or, if used without reference to a financial covenant), (a) with respect to any Permitted Acquisition consummated during the applicable period, (i) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the Person acquired in such transaction shall be included in such calculations (including, without limitation, the calculation of Consolidated EBITDA, in a manner consistent with the definition thereof) and such transaction shall be deemed to have occurred as of the first day of such applicable period and (ii) Indebtedness of a Person which is retired in connection with a Permitted Acquisition or other such acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable thereto at the date incurred, assumed or repaid) and (b) with respect to any Permitted Disposition consummated during the applicable period, (i) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations and such transaction shall be deemed to have occurred as of the first day of such applicable period and (ii) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable thereto at the date incurred, assumed or repaid) and (c) with respect to each of the calculations referred to in the foregoing clauses (a) and (b), pro forma adjustments may be included to the extent that such adjustments (i) are consistent with Regulation S-X of the Securities Act and would give effect to items that are (A) attributable to such transaction, (B) expected to have a continuing impact on the Administrative Borrower and its Subsidiaries and any synergies or run-rate are actually realized during the applicable period, (C) reasonably identifiable and factually supportable and (D) certified by an Authorized Officer of the Administrative Borrower as (in good faith determination) being in compliance with each of the foregoing, (ii) are otherwise approved by the Collateral Agent in its reasonable discretion or (iii) otherwise in accordance with the definition of Consolidated EBITDA.

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Section 1.07      Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08      References to Laws. Unless otherwise expressly provided herein, any definition or reference to any applicable law, including, without limitation, the UCC, the Commodity Exchange Act, ERISA, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, modified, supplementing or interpreting such applicable law.

Section 1.09      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10      Performance of Obligations. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall (a) in the case of any scheduled date of payment in respect of the Loans, be deemed to be the first Business Day preceding such scheduled payment date and (b) except as provided in the preceding clause (a) or otherwise set forth in this Agreement, extend to the immediately succeeding Business Day, and such adjustments of time shall be reflected in computing interest or fees, as the case may be.

Section 1.11      LLC Divisions. For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) any agreement providing for the allocation of assets and liabilities in respect of any LLC Division involving a Loan Party shall be subject to the prior written consent of the Collateral Agent unless each resulting party from such LLC Division continues to be a Loan Party.

Section 1.12      [Reserved].

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Section 1.13      Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower; provided, that Administrative Agent will not engage in such transactions with the primary purpose of negatively impacting the Borrower. Administrative Agent may select information sources or services in its sole discretion to ascertain Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

THE LOANS

Section 2.01      Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein:

(i)            each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii)            each Term Loan A Lender severally agrees to make the Term Loan A to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan A Commitment;

(iii)            each Term Loan B Lender severally agrees to make the Term Loan B to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan B Commitment; and

(iv)            each Delayed Draw Term Lender severally agrees to make Delayed Draw Term Loans to the Borrower in Dollars at any time and from time to time after the date on which the Administrative Agent receives the financial statements of the Administrative Borrower and its Subsidiaries required to be delivered pursuant to Section 7.01(a)(ii) for the Fiscal Quarter ending December 31, 2025, and until the earlier of (a) the Delayed Draw Commitment Termination Date and (b) the termination of the Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender in accordance with the terms hereof.

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(b)            Notwithstanding the foregoing any principal amount of the Term Loan A, Term Loan B or Delayed Draw Term Loan which is repaid or prepaid may not be reborrowed.

(c)            The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(d)            The parties hereto agree that (i) the initial Term Loan and the Warrants issued on the Effective Date (not including, for the avoidance of doubt, any DDTL Penny Warrants or DDTL Premium Warrants issued with respect to the Delayed Draw Term Loans) shall be treated as an “investment unit” within the meaning of Section 1273(c)(2) of the Code and the Treasury Regulations thereunder, (ii) the issue price of the investment unit will be allocated between the Term Loan A, the Term Loan B and the Warrants issued on the Effective Date based on their relative fair market values on the Effective Date for U.S. federal income tax purposes, as determined collectively by the Borrower and the Required Lenders acting in good faith and (iii) no party hereto shall take a position contrary to the foregoing on any tax return unless required by an applicable change in law after the Effective Date or the good faith resolution of a tax audit or other tax proceeding.

(e)            The parties hereto agree that (i) the Delayed Draw Term Loan, the DDTL Penny Warrants and the DDTL Premium Warrants issued with respect to the Delayed Draw Term Loans shall be treated as an “investment unit” within the meaning of Section 1273(c)(2) of the Code and the Treasury Regulations thereunder, (ii) the issue price of the investment unit will be allocated between the Delayed Draw Term Loan, the DDTL Penny Warrants and the DDTL Premium Warrants issued in connection with the making of such Delayed Draw Term Loan based on their relative fair market values on the date such Delayed Draw Term Loan is incurred, as determined collectively by the Borrower and the Required Delayed Draw Lenders acting in good faith and (iii) no party hereto shall take a position contrary to the foregoing on any tax return unless required by an applicable change in law after the Effective Date or the good faith resolution of a tax audit or other tax proceeding.

Section 2.02      Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent (with a copy to the Servicing Agent with respect to the Revolving Loans) prior written notice (in substantially the form of Exhibit C hereto or such other form approved by the Administrative Agent (and the Servicing Agent with respect to Revolving Loans) (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) (x) with respect to SOFR Loans, on the date which is 3 U.S. Government Securities Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent and the Revolving Loan Lenders are willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan), (y) with respect to Reference Rate Loans in an aggregate amount less than $5,000,000, on the date of the proposed Loan, and (z) with respect to Reference Rate Loans in an aggregate amount equal to or in excess of $5,000,000, 1 U.S. Government Securities Business Day prior to the date of the proposed Loan. Such Notice of Borrowing shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto, (iii) the proposed borrowing date, which in the case of the Term Loans must be the Effective Date, and (iv) the Borrower’s wire instruction for the remittance of funds. The Administrative Agent, the Servicing Agent and the Lenders may act without liability upon the basis of written notice believed by the Administrative Agent or the Servicing Agent, as applicable, in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent and, if applicable, the Servicing Agent). The Administrative Agent, the Servicing Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers in accordance with the terms herein until the Administrative Agent (and the Servicing Agent, with respect to Revolving Loans) receives written notice to the contrary. The Administrative Agent, the Servicing Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

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(a)            Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $100,000. Each Delayed Draw Term Loan shall be made in a minimum amount of $5,000,000. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.02, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s obligation to make a Loan pursuant to such Notice of Borrowing.

(b)

(i)            Except as otherwise provided in this Section 2.02(b), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, Total Term Loan A Commitment, Total Term Loan B Commitment or Delayed Draw Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Each Lender shall make each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (New York City time) to the Payment Office. Upon receipt of all funds, the Administrative Agent shall make such Loans available to the Borrowers by wire transferring the amounts so received, in like funds, as directed by the Borrowers in the applicable Notice of Borrowing.

(ii)            Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(c); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Revolving Lenders prior to the making of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.03 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.03 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Accounts no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Accounts or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

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(iii)            If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(b)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Servicing Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall promptly, but in any event within one Business Day, pay such corresponding amount to the Administrative Agent for its own account.

(iv)            Nothing in this Section 2.02(b) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(c)      (i)      With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(b), on the last Business Day of each week during which the Administrative Agent has funded such Revolving Loans, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(c) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

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(ii)            In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(c)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall promptly, but in any event within one Business Day, pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(c)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03      Repayment of Loans; Evidence of Debt.

(a)            The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b)            (i) The outstanding principal amount of the Term Loan A shall be repayable on the following dates and in the following amounts (in the aggregate and applied on a ratable basis to each Term Loan A Lender) set forth opposite such dates:

Date	Amount
September 30, 2025	$95,000.00
December 31, 2025 and on the last day of each Fiscal Quarter thereafter	$75,000.00

(ii) The outstanding principal amount of the Term Loan B shall be repayable on the following dates and in the following amounts (in the aggregate and applied on a ratable basis to each Term Loan B Lender) set forth opposite such dates:

Date	Amount
September 30, 2025	$380,000.00
December 31, 2025 and on the last day of each Fiscal Quarter thereafter	$300,000.00

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(iii) The Borrower hereby unconditionally agrees to repay the outstanding principal amount of the Delayed Draw Term Loans to the Administrative Agent for the account of each applicable Term Lender (A) on the last day of each Fiscal Quarter, in each case in an amount equal to 0.25% of the sum of the initial aggregate principal amounts of the Delayed Draw Term Loans funded prior to such date.

; provided, however, if such day shall not fall on a Business Day, such installment shall be paid on the preceding Business Day. The outstanding unpaid principal amount of Term Loan A, Term Loan B, and Delayed Draw Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of the Total Revolving Credit Commitment, (ii) the Final Maturity Date and (iii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            Absent manifest error, the entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04      Interest.

(a)            Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a SOFR Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR rate for the Interest Period in effect for such Loan plus the Applicable Margin.

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(b)            Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan (including, without limitation, the Term Loan PIK Amount related thereto with respect to the Term Loan, and any Revolving PIK Amount) or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)            Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders (which election shall not be required in connection with any Event of Default arising with respect to a Loan Party under Section 9.01(f) or (g), in which case, the Post-Default Rate shall automatically and immediately be in effect), the principal (including the Term Loan PIK Amount and the Revolving PIK Amount) of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance with the terms of this Agreement, at a rate per annum equal at all times to the Post- Default Rate.

(d)            Interest Payment. Interest (other than the Term Loan PIK Amount and the Revolving PIK Amount, which in each case shall be capitalized in accordance with the proviso below) on each Loan shall be payable (i) in cash, in arrears on each Interest Payment Date, and (ii) at maturity (whether upon demand, by acceleration or otherwise); provided that, in the event that the Administrative Borrower shall have delivered a PIK Notice to the Administrative Agent electing to pay a portion of the interest in kind (such election, a “PIK Election”), then a portion of the interest accruing on any Term Loan or Revolving Loan, as applicable, at a rate per annum equal to the Applicable PIK Amount shall be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the applicable Term Loan, in accordance with the provisions of the Agreement Among Lenders. Any interest to be so capitalized pursuant to this clause (d) shall be capitalized on the applicable interest payment date, shall be added to the then outstanding principal amount of the Term Loan in accordance with the provisions of the Agreement Among Lenders, and shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan; provided, that notwithstanding anything to the contrary herein, no portion of the Revolving PIK Amount shall be deemed to reduce the availability of the Revolving Credit Commitment or deemed to be a utilization thereof. In the event that the Administrative Borrower elects to exercise the PIK Election, it shall deliver a PIK Notice to the Administrative Agent no later than three (3) Business Days prior to the applicable Interest Payment Date specifying the Applicable PIK Amount that the Administrative Borrower is electing (such notice, a “PIK Notice”). Interest at the Post-Default Rate shall be payable on demand.

(e)            General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

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(f)            At the election of the Administrative Agent or the Required Lenders, when any Event of Default has occurred and is continuing, each SOFR Loan shall be converted to a Reference Rate Loan.

(g)            In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(h)            By entering into this Agreement, the parties hereto have assumed in bona fide that any fees or interest payable under this Agreement or any other Loan Document is not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Nevertheless, if a tax deduction is required by Swiss law to be made by a Loan Party in respect of any fee or interest payable by it hereunder or any other Loan Document and should it be unlawful for such Loan Party to comply with Section 2.09(a) or Section 2.09(c) for any reason (where this would otherwise be required by the terms of Section 2.09(a) or Section 2.09(c)) then:

(i)             the applicable interest rate in relation to that interest or fee payment shall be:

(A)            the interest rate which would have applied to that interest or fee payment (as provided for in this Section 2.04 in the absence of this Section 2.04(h), divided by

(B)            one (1) minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage); and

(ii)            the relevant Loan Party shall be required to:

(A)            pay the relevant fee or interest at the adjusted rate in accordance with paragraph (i) above

(B)            make the tax deduction on the interest as so recalculated; and

(C)            all references to a rate of interest in this Section 2.04 or otherwise in this Agreement shall be construed accordingly.

To the extent that any fee or interest payable by a Loan Party under this Agreement or any other Loan Document becomes subject to Swiss Withholding Tax, each relevant Recipient and the relevant Loan Party shall cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for that Loan Party to obtain authorization to make interest or fee payments without them being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties.

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Section 2.05      Reduction of Commitment; Prepayment of Loans.

(a)            Reduction of Commitments.

(i)              Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment in whole (solely to the extent the Obligations in respect of the Term Loan A are repaid in full contemporaneously therewith) or in part to an amount not less than the greater of (1) $15,000,000 and (2) the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or, as applicable, by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days’ prior written notice to the Administrative Agent and the Servicing Agent, (3) irrevocable and (4) accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)             Term Loan. The (x) Term Loan A Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date (or, if earlier, at the time of funding of the Term Loan A on the Effective Date), (y) Term Loan B Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date (or, if earlier, at the time of funding of the Term Loan B on the Effective Date) and (z) the Delayed Draw Term Loan Commitments shall automatically terminate (1) upon the making of the Delayed Draw Term Loan, but solely to the extent of such advanced Delayed Draw Term Loan and (2) with respect to the remainder (if any), on the Delayed Draw Commitment Termination Date.

(iii)            Upon delivering the notice required by Section 2.05(a)(iv), the Borrower may at any time terminate or from time to time reduce the Delayed Draw Term Loan Commitments; provided that each reduction of the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(iv)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Term Loan Commitments under paragraph (a)(iii) of this Section (as selected by the Borrower) not later than 1:00 p.m. on or prior to the effective date of such termination or reduction (or not later than 1:00 p.m., three Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of SOFR Loans (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Delayed Draw Term Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Delayed Draw Term Loan Commitment pursuant to this Section 2.05(a) shall be permanent. Upon any reduction of any Delayed Draw Term Loan Commitment, the Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender shall be reduced by such Delayed Draw Term Lender’s Pro Rata Share of such reduction amount

(b)            Optional Prepayment.

(i)            Revolving Loans. The Borrowers may, at any time and from time to time, upon at least two Business Days prior written notice before 12:00 p.m. (New York City time) to the Administrative Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion) (with a copy of such notice to the Servicing Agent), prepay the principal of any Revolving Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i) above shall be accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

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(ii)            Term Loan. The Borrowers may, at any time and from time to time, upon at least five Business Days prior written notice to the Administrative Agent and the Servicing Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan (including the final installment of principal due on the Term Loan on the Maturity Date), ratably to the Term Loan A, Term Loan B, and Delayed Draw Term Loan, until Paid in Full. Any such notice provided under this section may be conditioned upon the occurrence of an event or refinancing, in which case, such notice may be rescinded by the Borrower in writing if such event or refinancing does not occur prior to the date of prepayment in such notice.

(iii)            Termination of Agreement. The Borrowers may, upon at least 10 Business Days prior written notice to the Administrative Agent and the Servicing Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement; provided that a notice of termination under this Section 2.05(b) may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or equity or consummation of an asset sale or occurrence of any other event in which case such notice of termination may be postponed or rescinded by the Borrowers in writing if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.

(c)            Mandatory Prepayment.

(i)             Within 5 Business Days of the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended June 30, 2026 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), within 5 Business Days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Term Loan A, Term Loan B and Delayed Draw Term Loan in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) (x) if the Total Leverage Ratio of the Administrative Borrower and its Subsidiaries for the applicable Fiscal Year is greater than 4.00 to 1.00, 50% of the Excess Cash Flow of the Administrative Borrower and its Subsidiaries for such Fiscal Year and (y) if the Total Leverage Ratio of the Administrative Borrower and its Subsidiaries for the applicable Fiscal Year is less than or equal to 4.00 to 1.00, 25% of the Excess Cash Flow of the Administrative Borrower and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Sections 2.05(b)(i) (to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments) and Section 2.05(b)(ii) for such Fiscal Year or after such Fiscal Year but prior to such payment date.

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(ii)            Within 5 Business Days of the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (g), (h), (i), (j), (l), or (m) of the definition of Permitted Disposition) or Sale and Leaseback Transaction by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition or Sale and Leaseback Transaction to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries shall exceed for all such Dispositions and Sale and Leaseback Transactions $5,000,000 in any Fiscal Year (it being understood and agreed any prepayment of such Net Cash Proceeds shall be inclusive of this threshold amount each Fiscal Year once exceeded). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) or a Sale and Leaseback Transaction with respect to any property other than in accordance with Section 7.02(f).

(iii)            Within 5 Business Days of the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iv)            Within 5 Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $1,250,000 in the aggregate in any Fiscal Year, the Borrowers shall prepay the outstanding principal of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds (it being understood and agreed any prepayment of such Net Cash Proceeds shall be inclusive of this threshold amount each Fiscal Year once exceeded) received by such Person in connection with such Extraordinary Receipts.

(v)            Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with (1) a Disposition (other than pursuant to clause (h) of the definition of “Permitted Disposition”) or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Term Loans pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, and (2) a Disposition pursuant to clause (h) of the definition of “Permitted Disposition”, the Net Cash Proceeds from such Dispositions and such Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair, restore or otherwise acquire properties or assets (other than current assets) used or useful in such Person’s business; provided that, (A) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a notice to the Administrative Agent within 10 Business Days after receipt of such Net Cash Proceeds stating that such Net Cash Proceeds are intended or expected to be used to replace, repair, restore or otherwise acquire properties or assets used or useful in such Person’s business within a period specified in such certificate not to exceed 180 days (or such longer period as the Administrative Agent may agree in its sole discretion) and (C) upon the expiration of the period specified in the relevant notice furnished to the Administrative Agent pursuant to clause (B) above (or, if a commitment to replace, repair, restore or otherwise acquire properties or assets has been entered into prior to the expiration of such period, then the expiration of the 180 day period following the expiration of such period), such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Term Loans in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable; provided further that the aggregate amount of Net Cash Proceeds reinvested pursuant to Section 2.05(c)(v)(1) shall not exceed $5,000,000 in any Fiscal Year, and the aggregate amount of Net Cash Proceeds reinvested pursuant to Section 2.05(c)(v)(2) shall not exceed $5,000,000 in any Fiscal Year.

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(vi)            To the extent any Exchange (as defined in each Exchange Agreement) under an Exchange Agreement is not consummated on or prior to the date that is twelve (12) Business Days (such twelfth (12th) Business Day, the “Exchange Agreement Deadline”) following the Effective Date and failure to consummate one or more Exchanges (as defined in each Exchange Agreement) causes the Exchange Threshold Amount to be positive, the Administrative Borrower shall promptly (and, in any event, within one (1) Business Day following the Exchange Agreement Deadline) prepay the Loans, in Dollars equal to one hundred percent (100%) of the Loans that were to be used to consummate such Exchange pursuant to an Exchange Agreement that was not consummated on or prior to the Exchange Agreement Deadline; provided, however, that the Administrative Borrower shall not be required to prepay Loans in excess of an amount that would cause the Exchange Threshold Amount to be less than zero; provided further, that if any such prepayment is required pursuant to this Section 2.05(c)(vi), the Administrative Agent is authorized and instructed to withdraw amounts on deposit in the Escrow Account in accordance with the Escrow Agreement to effectuate such prepayment.

(vii)          Notwithstanding any other provisions of this Section 2.05(c), (A) to the extent that any amount that would otherwise be required to be paid pursuant to Section 2.05(c)(i), Section 2.05(c)(ii) or Section 2.05(c)(iv) (collectively, the “Subject Proceeds”) is generated by an Excluded Subsidiary and is prohibited, delayed or restricted by (1) applicable local Requirements of Law or (2) the Governing Documents of such Excluded Subsidiary from being repatriated to the Borrowers, an amount equal to the portion of such Subject Proceeds so affected will not be required to be applied to repay the Loans at the times provided in this Section 2.05(c) but may be retained by such Excluded Subsidiary; provided that, if (x) the applicable local Requirements of Law cease to prohibit repatriation to the Borrowers, as determined by the Administrative Borrower in good faith following consultation with the Administrative Agent (the Borrowers hereby agreeing to use commercially reasonable efforts to cause such Excluded Subsidiary to promptly take all actions reasonably required by the applicable local Requirements of Law to permit such repatriation) or (y) the Governing Documents of such Excluded Subsidiary cease to prohibit such repatriation (the Borrowers hereby agreeing to use commercially reasonable efforts to cause such Excluded Subsidiary to amend its Governing Documents to permit such repatriation to the Borrowers), in each case, within 365 days following the date such Excess Cash Flow prepayment is required to be made or such Net Cash Proceeds are received, such repatriation will thereafter be promptly effected and an amount equal to such Subject Proceeds will be promptly (and in any event not later than 2 Business Days after such repatriation) applied (net of additional taxes payable or reserved against, and additional costs incurred, as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(c) to the extent provided herein and (B) to the extent that the Administrative Borrower has reasonably determined in good faith, in consultation with the Administrative Agent, that repatriation of, or the obligation to repatriate, any Subject Proceeds attributable to any Excluded Subsidiary would have material adverse tax consequences to the Administrative Borrower or such owners that are Loan Parties or are part of a tax consolidated group with the Loan Parties, and its Subsidiaries, such Subject Proceeds will not be required to be applied to repay the Loans at the times provided in this Section 2.05(c) but may be retained by such Excluded Subsidiary until such time as it may repatriate such amount without incurring such material adverse tax consequences to the Administrative Borrower or its direct or indirect equityholders, and its Subsidiaries (at which time the Borrowers shall make a payment to repay the Loans to the extent provided herein).

(viii)          The Administrative Borrower shall provide at least 5 Business Days prior written notice before 11:00 a.m. New York time to the Administrative Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion) with respect to any prepayment expected to be made pursuant to this Section 2.05(c) (other than clause (c)(ix)) (any such notice, a “Notice of Prepayment”).

(ix)            The Borrowers will promptly prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the Borrowing Base, to the full extent of any such excess.

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(x)            Immediately upon receipt by the Borrowers of the proceeds received by any Loan Party or any of its Subsidiaries in connection with a sale of Accounts to a third party through factoring or another bulk sale thereof, the Borrowers shall prepay the outstanding principal of the Revolving Loans in an amount equal to 100% of such Net Cash Proceeds but solely to the extent the aggregate principal amount of Revolving Loans outstanding at such time exceeds the Borrowing Base in effect at such time based upon the most recently delivered Borrowing Base Certificate after giving effect to the sale of such Accounts.

(d)            Application of Payments. Each prepayment pursuant to subsection (c) (other than subsections (c)(ix) and (x)) above shall be applied, first, ratably to the Term Loans, until paid in full, and second, to the Revolving Loans, until paid in full. Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of such Loan beginning with the latest occurring installment and thereafter in inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)            Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08 and (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(a).

(f)             Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g)            Declining Lenders. Each Lender may reject all or part of its applicable share of any mandatory prepayment (such declined amounts, the “Initial Declined Proceeds”) of Loans required to be made pursuant to Section 2.05(c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 3:00 p.m., New York City time, 3 Business Days prior to the date of such prepayment as set forth in the applicable Notice of Prepayment (any such Lender, a “Declining Lender”); provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance by such Lender of the total amount of such mandatory prepayment of the Loans. If there are any Initial Declined Proceeds, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay the Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer. Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 4:00 p.m. New York City time no later than one Business Day prior to the date of such prepayment as set forth in the applicable Notice of Prepayment; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of such Lender’s pro rata share of the Second Offer. The Borrowers shall prepay the applicable Loans by 12:00 (noon) New York City time on the prepayment date set forth in the applicable Notice of Prepayment. Amounts remaining after the allocation to the Accepting Lenders as set forth above may be retained by the Borrowers.

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Section 2.06      Fees.

(a)            Applicable Premium.

(i)            Upon any voluntary permanent reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i) , or in the event that all or any portion any of the Term Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Term Loans or after an Event of Default but excluding payments of the purchase price in connection with an assignment of the Loans or Commitments made pursuant to Section 12.02(c)) prior to the fourth anniversary of the Effective Date (each an “Applicable Premium Trigger Event”), such reduction, repayments or prepayments will be made together with a premium equal to (A) 2.00% of the amount reduced, repaid or prepaid and accompanied by the Make-Whole Amount as of the date of such reduction, repayment or prepayment, if such reduction, repayment or prepayment occurs on or prior to the second anniversary of the Effective Date, (B) 2.00% of the amount reduced, repaid or prepaid, if such reduction, repayment or prepayment occurs after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, (C) 1.00% of the amount reduced, repaid or prepaid, if such reduction, repayment or prepayment occurs after the third anniversary of the Effective Date, but on or prior to the fourth anniversary of the Effective Date, and (D) 0% of the amount reduced, repaid or prepaid, if such reduction, repayment or prepayment occurs after the fourth anniversary of the Effective Date (the foregoing premiums (including the Make-Whole Amount), the “Applicable Premium”); provided that (1) the Applicable Premium shall not apply to (x) scheduled amortization Installment payments made by Borrower pursuant to Section 2.03 and (y) mandatory prepayments by Borrower pursuant to Sections 2.05(c)(i) and 2.05(c)(iv), (2) in case of any prepayment or repayment of Term Loans in a principal amount not to exceed $40,000,000 made in connection with a Change of Control occurring (x) on or before the 12-month anniversary of the Effective Date, such Applicable Premium shall be 1.00% of the Term Loans subject to such prepayment or repayment and (y) thereafter, such Applicable Premium shall be 0% and (3) with respect to the Delayed Draw Term Loans only, each reference to the Effective Date in this Section 2.06(a) shall be deemed to be a reference to the Delayed Draw Borrowing Date. If the Term Loans are accelerated or otherwise become due prior to their maturity date or the Revolving Credit Commitments are terminated, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Term Loans that becomes due and payable or the amount of Revolving Credit Commitments so terminated, shall equal 100% of the principal amount of such Term Loans or Revolving Credit Commitments (as the case may be) plus the Applicable Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of such Term Loans accelerated or otherwise becoming due or as a permanent reduction of the Revolving Credit Commitments. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to their maturity date or the Revolving Credit Commitments are terminated, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium applicable with respect to a voluntary prepayment of Term Loans or reduction of Revolving Credit Commitments will also be due and payable on the date of such acceleration or such other prior due date as though the Term Loans were voluntarily prepaid or the Revolving Credit Commitments were voluntarily terminated as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof.

(ii)            Any Applicable Premium payable in accordance with this Section 2.06(a) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

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(iii)            The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of the applicable reduction, repayment or prepayment .

(iv)            Nothing contained in this Section 2.06(a) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(b)            [Reserved].

(c)            Fee Letters. As and when due and payable under the terms of the Fee Letters, the Borrowers shall pay the fees set forth in the Fee Letters.

(d)            Unused Line Fee. From and after the Effective Date and until the Termination Date, the Borrowers shall pay to the Servicing Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, monthly in arrears on the first Business Day of each month, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time during the preceding month.

Section 2.07      SOFR Option; Suspension of SOFR Option; Benchmark Transition.

(a)            The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon Adjusted Term SOFR (the “SOFR Option”) by notifying the Administrative Agent and the Servicing Agent (with respect to Revolving Loans) prior to 11:00 a.m. (New York City time) at least 3 U.S. Government Securities Business Days prior to (i) the proposed borrowing date of a Loan (as provided Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”). Notice of the Borrowers’ election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent and the Servicing Agent (with respect to Revolving Loans) of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02. or (B) a SOFR Notice prior to the SOFR Deadline (by delivery to the Administrative Agent and the Servicing Agent (with respect to Revolving Loans) of a SOFR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)). Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrowers.

(b)            Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the SOFR Loan and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

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(c)             Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 5 SOFR Loans (or such greater amount as the Administrative Agent may agree) in effect at any given time, and (ii) only may exercise the SOFR Option for SOFR Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)            The Borrowers may prepay SOFR Loans at any time; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e)            [Reserved].

(f)            [Reserved].

(g)            If Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or that the Adjusted Term SOFR rate applicable pursuant to Section 2.04 for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans hereunder shall be suspended (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) until Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or notice of conversion or continuation of SOFR Loans (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans immediately or, in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period.

(h)            Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 4:00 p.m. (New York time) on the fifth (5th) U.S. Government Securities Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.07(h)(i) will occur prior to the applicable Benchmark Transition Start Date. For the avoidance of doubt, no Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.07.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify the Borrower of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07.

(iv)            [reserved].

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for an advance of a SOFR Borrowing, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans. During any Benchmark Unavailability Period, the component of Reference Rate based upon the Adjusted Term SOFR will not be used in any determination of the Reference Rate.

(i)            Illegality.

(i)            If after the Effective Date, any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Loans, then, on notice thereof by such Lender to the Borrower through Administrative Agent, the obligation of that Lender to make SOFR Loans shall be suspended until such Lender shall have notified Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(ii)            Subject to clause (iii) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrower shall prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period, as applicable, thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid hereunder.

(iii)            If the obligation of any Lender to make or maintain SOFR Loans has become unlawful, instead of prepaying outstanding SOFR Loans in full as provided in clause (ii) above, the Borrower may elect, by giving notice to such Lender through Administrative Agent, that all Loans which would otherwise be made or continued by any such Lender as SOFR Loans shall be instead made or converted to Reference Rate Loans.

(iv)            Before giving any notice to Administrative Agent pursuant to Section 2.07(i), the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

(j)            Reserves on SOFR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional costs on the unpaid principal amount of each SOFR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent and Servicing Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice. Notwithstanding anything to the contrary contained in this Section 2.07(j), Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07(j) for any additional interest incurred, or relating to Loans made, more than nine (9) months prior to the date that such Lender notifies the Borrower of the requirement to pay such additional interest (except that, if the requirements under the regulations of the Federal Reserve Board giving rise to such additional interest is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.08       Funding Losses. In connection with each SOFR Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense (but excluding any loss of profit) incurred by any Agent or any Lender as a result of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such SOFR Loan had such event not occurred, at the SOFR rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth in reasonable detail any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09           Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder, or other evidence of such payment reasonably satisfactory to the Administrative Agent, promptly after payment of such Taxes or Other Taxes.

(c)            The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of Additional Amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            The Administrative Agent shall provide the Administrative Borrower with two copies of, if it is a United States person under Section 7701(a)(30) of the Internal Revenue Code, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, certifying that, for such purpose, it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes. Notwithstanding any other provision of this paragraph (g), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver.

(h)            The obligations of the Loan Parties under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10           Increased Costs and Reduced Return.

(a)            If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) with respect to this Agreement or any Loan made by such Agent or such Lender, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan or agreeing to make any Loan or to reduce any amount received or receivable by such Secured Party hereunder, then, upon written demand (including documentation reasonably supporting such request) by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)            If any Secured Party shall have determined that any Change in Law either (i) affects the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans hereunder made or maintained, or any agreement to make Loans, or any guaranty or participation with respect thereto, such Secured Party's or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, the Borrowers shall promptly following written demand pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)            All amounts payable under this Section 2.10 shall bear interest from the date that is 15 days after the date of written demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Article III

[RESERVED]

Article IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS; JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01          Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day may, in the Administrative Agent’s discretion, be credited to the Administrative Agent’s Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Administrative Agent’s Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02          Sharing of Payments. Except as provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (iii) amounts payable pursuant to the Fee Letters. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03           Apportionment of Payments. Subject to Section 2.02 hereof:

(a)            All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)            After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders, shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement and the Agreement Among Lenders, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts (other than principal, interest and Obligations under Secured Hedge Agreements) then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans and the Obligations under Secured Hedge Agreements among the Lenders in proportion to the respective amounts described in this clause (vi) held by them until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (xii) eighth, to the ratable payment of all other Obligations then due and payable.

(c)            For purposes of Section 4.03(b) “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including the Applicable Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding (but excluding any payment on account of Contingent Indemnity Obligations not then due and owing).

(d)            In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04           Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender (other than any Agent, its Affiliates or Related Funds) becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b)            The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)            The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d)            This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05           Administrative Borrower; Joint and Several Liability of the Borrowers.

(a)            Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are incidental thereto to carry out the purposes of this Agreement. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)            Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets.

(c)            The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their permitted successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations (other than Contingent Indemnity Obligations not then due and payable) shall have been paid in full in cash or otherwise fully satisfied.

(d)            Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than Contingent Indemnity Obligations not then due and payable) have been paid in full in cash or otherwise fully satisfied. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash or other full satisfaction of the Obligations.

Article V

CONDITIONS TO LOANS

Section 5.01           Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied or waived in a manner reasonably satisfactory to the Agents (and the funding of the Term Loans on the Effective Date shall evidence the satisfaction of each of the conditions set forth in this Section 5.01):

(a)            Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all reasonable and documented out-of-pocket fees, costs and expenses then earned, due and payable pursuant to Section 2.06 and Section 12.04 to the extent invoiced at least one Business Day prior to the Effective Date (which amounts may be funded with the proceeds of the Loans).

(b)            Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)            Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)            Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)            the Security Agreement, together with the original stock certificates representing all of the certificated Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)           the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(iii)          a Perfection Certificate;

(iv)          [reserved];

(v)           the Fee Letters;

(vi)          the Intercompany Subordination Agreement;

(vii)         each Intellectual Property Security Agreement;

(viii)        the Equity Documents;

(ix)           a Notice of Borrowing;

(x)            a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation (or the equivalent in another jurisdiction), certificate of limited partnership, internal registers (if any), business registration certificate (if any) and/ or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder, in the case of the Borrowers (or the guaranteeing and/or securing (as applicable) hereunder, in the case of a Guarantor), and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, including, without limitation, in the case of the Administrative Borrower, the Warrants, (C) (if applicable) as to a Guarantor, a copy of the resolutions signed by all holders of the issued shares in such Guarantor, approving the terms of, and the transaction contemplated by each Loan Document to which such Loan Party is or will be a party, (D) (if applicable) as to a Guarantor, the guaranteeing or securing, as appropriate, of the Obligations hereunder would not cause any guarantee, security or similar limit binding on such Guarantor to be exceeded, (E) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, SOFR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (F) as to the matters set forth in Section 5.01(b);

(xi)           [reserved];

(xii)          a certificate of an Authorized Officer of the Administrative Borrower, certifying that the Loan Parties and their subsidiaries (taken as a whole) (after giving effect to the Loans made on the Effective Date) are Solvent;

(xiii)         a certificate of an Authorized Officer of the Administrative Borrower certifying all Material Contracts remain in full force and effect and that, to the best knowledge of any Loan Party, none of the Loan Parties has breached or defaulted in any of its material obligations under such agreements.

(xiv)        a certificate (if applicable) of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing (or equivalent) of, and the payment of franchise or similar taxes (if applicable) by, such Loan Party in such jurisdiction;

(xv)          a customary opinion of (a) Davis Polk and Wardwell LLP, counsel to the Loan Parties and (b) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Loan Parties, in each case, dated as of the Effective Date, addressed to the Administrative Agent and the Lenders, and in form and substance reasonably satisfactory to the Administrative Agent;

(xvi)         the extent requested in writing at least ten Business Days prior to the Effective Date, the Agents and the Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation and other information, including a duly executed IRS Form W-9 (or other applicable tax form) for each of the Loan Parties, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case, that has been requested by any Agent or any Lender;

(xvii)        [reserved];

(xviii)       the Agreement Among Lenders; and

(xix)          each other Security Document, other than any Security Document to be delivered pursuant to Section 5.04.

(e)            Closing Leverage. The Administrative Agent and the Servicing Agent shall have received a certificate of an Authorized Officer of the Administrative Borrower certifying that, immediately after giving effect to the Transactions, the Total Leverage Ratio shall not exceed 5.21:1.00, calculated on a pro forma basis using a deemed Consolidated EBITDA amount satisfactory to the Administrative Agent.

(f)            Approvals. All material consents, authorizations and approvals of Permits, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

(g)            Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel.

(h)            Borrowing Base Certificate. The Servicing Agent shall have received a Borrowing Base Certificate.

(i)            Security Interests. Subject to Section 5.04 and Section 7.01(q), the Loan Documents shall create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Liens).

(j)            Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(k)            Payoff. Prior to or substantially concurrently with the making of the Loans on the Effective Date, (x) all outstanding indebtedness of the Loan Parties pursuant to the Existing Credit Agreement and all other documents entered into pursuant to or in connection with such indebtedness, shall have been discharged, terminated, and released in full and all liens and guarantees in respect thereof shall have been discharged, terminated, and released in full, and the Administrative Agent (or their counsel) shall have received customary payoff letters, UCC-3 termination statements, intellectual property releases, control agreement terminations and other customary release documents with respect to all liens securing such facilities, in each case, in form and substance reasonably acceptable to the Administrative Agent; (y)  the Administrative Borrower shall have entered into Exchange Agreements (copies of which shall have been delivered to the Administrative Agent and the Servicing Agent) providing for the exchange, termination, cancelation, extinguishment or satisfaction of the Existing Notes with (or for, as applicable) the proceeds of the Escrow Payment and Equity Issuances of the Administrative Borrower (the “Existing Notes Equity Issuances”) following the consummation of the Exchanges (as defined in the relevant Exchange Agreement) in the time and manner specified therein; provided that no more than $18,000,000 aggregate principal amount of Indebtedness under the Existing Notes may remain outstanding following the consummation of the Exchanges (as defined in the relevant Exchange Agreements); and (z) the Borrower and each of its Subsidiaries shall not have any outstanding Indebtedness other than Indebtedness permitted hereunder or Indebtedness repaid in full on the Effective Date.

(l)            [Reserved].

(m)          [Reserved].

(n)           Lender Board Appointee. The TCW Director (as defined in the Governance Agreement) shall have been appointed in accordance with the Governance Agreement.

(o)           Board Observers. The Observers shall have been appointed in accordance with Section 7.01(p).

Section 5.02       Conditions Precedent to Delayed Draw Term Loan. After the Effective Date, the obligation of each Delayed Draw Term Lender to make a Delayed Draw Term Loan is subject solely to the satisfaction of the following conditions:

(a)            The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof, including a certification as to Section 5.02(b), (c) and (g).

(b)            At the time of and after giving effect to the making of such Delayed Draw Term Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Delayed Draw Term Loan to be made, on such date.

(c)            The Total Leverage Ratio of the Administrative Borrower and its Subsidiaries (calculated using the Consolidated EBITDA of the Administrative Borrower and its Subsidiaries measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Administrative Borrower and its Subsidiaries have been (or are required to have been) received by the Administrative Agent pursuant to Section 7.01(a) and the Indebtedness of the Administrative Borrower and its Subsidiaries measured as of the date such Delayed Draw Term Loan is incurred) shall not exceed 5.25 to 1.00 after giving pro forma effect to the use of proceeds of such Delayed Draw Term Loan.

(d)            The Administrative Agent shall have received the financial statements of the Administrative Borrower and its Subsidiaries required to be delivered pursuant to Section 7.01(a)(ii) for the Fiscal Quarter ending December 31, 2025.

(e)            The Administrative Agent shall have received (i) the DDTL Premium Warrants entitling the Holder (as defined therein) to purchase a number of shares of common stock of the Administrative Borrower equal to the product obtained by multiplying (A) (1) the aggregate principal amount of the Delayed Draw Term Loan divided by (2) $20,000,000, by (B) 2.0% of the number of fully diluted shares of common stock of the Administrative Borrower outstanding, measured as of the date such Delayed Draw Term Loan is incurred, rounded to the nearest whole share, by (C) eleven-fifteenths (11/15ths) and (ii) the DDTL Penny Warrants entitling the Holder (as defined therein) to purchase a number of shares of common stock of the Administrative Borrower equal to the product obtained by multiplying (A) (1) the aggregate principal amount of the Delayed Draw Term Loan divided by (2) $20,000,000, by (B) 2.0% of the number of fully diluted shares of common stock of the Administrative Borrower outstanding, measured as of the date such Delayed Draw Term Loan is incurred, rounded to the nearest whole share, by (C) four-fifteenths (4/15ths).

(f)            The Borrowers shall have paid (i) all fees required to be paid to the Delayed Draw Lenders including pursuant to the Fee Letters and (ii) all reasonable and documented out-of-pocket fees, costs and expenses then earned, due and payable pursuant to Section 2.06 and Section 12.04 to the extent invoiced at least one Business Day prior to the date upon which the Delayed Draw Term Loan is to be made (which amounts may be funded with the proceeds of the Loans).

(g)           The aggregate amount of gross accounts receivable owed by the Chinese Joint Venture to the Loan Parties or any of their Subsidiaries, and that are outstanding for more than 60 days after the date such receivable was due, shall not exceed $20,000,000 as of the date of the applicable Notice of Borrowing.

Section 5.03           Conditions Precedent to Revolving Loans. The obligation of any Agent or any Lender to make any Revolving Loan after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent and the Servicing Agent, of each of the following conditions precedent:

(a)            Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent (with a copy of such notice to the Servicing Agent) of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date, (iii) in the case of Revolving Loans only, after giving effect to such Borrowing, the aggregate principal amount of all Revolving Loans would not exceed the lesser of (x) the then-applicable Borrowing Base or (y) Total Revolving Credit Commitment and (iv) the conditions set forth in this Section 5.03 have been satisfied as of the date of such request.

(b)            Notices. The Administrative Agent shall have received a Notice of Borrowing (with a copy of such notice to the Servicing Agent) pursuant to Section 2.02 hereof.

Section 5.04           Conditions Subsequent to Effectiveness. The Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a)            Insurance Certificates and Endorsements. Deliver to the Collateral Agent no later than (i) five Business Days after the Effective Date (as such date may be extended by the Collateral Agent and Servicing Agent in their reasonable discretion), customary insurance certificates evidencing that the insurance coverage required by Section 7.01 is in full force and effect, and (ii) 45 days after the Effective Date (as such date may be extended by the Collateral Agent and Servicing Agent in their reasonable discretion), insurance endorsements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to additional insured, lender loss payable and notice endorsements relating to the Loan Parties’ insurance policies.

(b)            Landlord Waivers; Collateral Access Agreements. Use its commercially reasonable efforts to deliver to the Collateral Agent (to the extent not delivered on the Effective Date) no later than 60 days after the Effective Date (or such later date agreed to by the Collateral Agent and Servicing Agent in their reasonable discretion) a landlord waiver or collateral access agreement, in form and substance reasonably satisfactory to the Collateral Agent and Servicing Agent, executed by each landlord, bailee, warehouseman, or similar party with respect to each of the Loan Parties’ leases for real property and each premises of a bailee, warehouseman, or similar party on a commercially reasonable efforts basis, where the Loan Parties’ books and records are located and/or tangible Collateral with a book value in excess of $2,500,000 (when aggregated with all other Collateral at the same location) is located.

(c)            Control Agreements. Deliver to the Collateral Agent no later than 60 days after the Effective Date (as such date may be extended by the Collateral Agent and the Servicing Agent in their reasonable discretion) Control Agreements with respect to the Cash Management Accounts (other than Excluded Accounts) of the Loan Parties in accordance with Section 8.01(b).

(d)            Foreign Security Documents. Cause each of (1) Accuray International Sàrl, (2) the Hong Kong Guarantor, and (3) Accuray Japan K.K. to deliver each document and perform any action listed on Schedule 7.01(u) in accordance with its terms, no later than 90 days after the Effective Date (as such date may be extended by the Collateral Agent and the Servicing Agent in their reasonable discretion).

(e)            Transition to Passive Holding Company. Perform, or cause to be performed all actions set forth on Schedule 7.01(u) in connection with the transfer of certain assets of Accuray to another Loan Party.

(f)            Hedging Agreements. Within thirty (30) days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion, which such later date shall not be later than forty-five (45) days after the Effective Date), deliver to the Administrative Agent evidence of compliance with Section 7.01(m), in form and substance satisfactory to the Administrative Agent in its sole discretion.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.01           Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)            Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and (where such concept is recognized under the laws of the relevant jurisdiction) in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite organizational power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and (where such concept is recognized under the laws of the relevant jurisdiction) is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)            Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary organizational action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any Contractual Obligation binding on it or any of its properties except, in the case of this clause (ii)(C), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or any Permitted Lien) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)            Governmental Approvals. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required and will not require any Permit, registration, consent, or approval in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than (i) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation and (ii) Permits, registrations, consents, or approvals the failure to have could not reasonably be expected to result in a Material Adverse Effect.

(d)            Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e)            Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Administrative Borrower and each of its Subsidiaries and the issued and outstanding Equity Interests of the Administrative Borrower and each of its Subsidiaries are as set forth on Schedule 6.01(e). As of the Effective Date, all of the issued and outstanding shares of Equity Interests of the Administrative Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable (if applicable), and except as set forth on Schedule 6.01(e), the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries are free and clear of all Liens (other than Permitted Specified Liens). As of the Effective Date, except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Administrative Borrower or any of its Subsidiaries and no outstanding obligations of the Administrative Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Administrative Borrower or any of its Subsidiaries, or other obligations of the Administrative Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Administrative Borrower or any of its Subsidiaries.

(f)            Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened in writing action, Adverse Proceeding, suit or proceeding against any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)            Financial Statements.

(i)            The Financial Statements, copies of which have been delivered to each Agent (for distribution to the Lenders), fairly present in all material respects the consolidated financial condition of the Administrative Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Administrative Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to the absence of footnotes, as set forth therein and normal year-end adjustments). All material indebtedness and other liabilities, direct or contingent, of the Administrative Borrower and its Subsidiaries as of the date of such Financial Statements are set forth in the Financial Statements. Since the Effective Date, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)            The Administrative Borrower has heretofore furnished to each Agent and each Lender projected annual balance sheets, income statements and statements of cash flows of the Administrative Borrower and its Subsidiaries for the Fiscal Years ending in 2025 through 2027, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h)            Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, Healthcare Law or Permit applicable to such Loan Party or its Subsidiaries (other than infringement or other violations with respect to Intellectual Property, which matters are governed by Section 6.01(u)), or (iii) any Contractual Obligation (including, without limitation, any Material Contract) binding on it or any of its properties except, in the case of clause (i) with respect to a Subsidiary that is not a Guarantor, clause (ii) and clause (iii), to the extent such violation could not reasonably be expected to have a Material Adverse Effect. The Agreement and Related Transactions will not violate or result in a default under any Permit, indenture, material agreement or other material instrument binding upon Holdings or any of its Subsidiaries or its assets.

(i)            ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each Employee Plan is in compliance with all Requirements of Law in all material respects, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, (ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan, and (iii) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums.

(j)            Taxes, Etc. (i) All U.S. federal income Tax returns, other material Tax returns and other material reports with respect to Taxes required by applicable Requirements of Law to be filed by any Loan Party have been filed and (ii) all Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except (A) unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000, and (B) Taxes that are being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)            Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, U and X.

(l)            Nature of Business. No Loan Party is engaged in any business other than as permitted by Section 7.02(d).

(m)            Regulatory Matters.

(i)            Since January 1, 2020, (1) the business of the Administrative Borrower and Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Healthcare Laws, and all Permits, (2) each Product (whether manufactured by the Administrative Borrower or any of its Subsidiaries, any of their respective Affiliates or by a third party manufacturer under contract to the Administrative Borrower or any of its Subsidiaries) has been, and currently is, being researched, developed, designed, investigated, tested, manufactured, made, assembled, stored, packaged, labeled, marketed and distributed by the Administrative Borrower and its Subsidiaries or third parties on their behalf, in compliance with all applicable Requirements of Law, including, without limitation, the Healthcare Laws, all required Permits, current good manufacturing practice requirements of the Quality System Regulations (21 CFR Part 820), the Device Master Record as defined in 21 CFR 820.181 and Document Controls under 21 CFR 820.40, or, in relation to the foregoing, the analogous Requirements of Law of any other foreign jurisdiction or country, and all Product specifications as established in the Borrowers’ and/or their Subsidiaries’ documentation, except to the extent any failure to so comply could not reasonably be expected to result in any adverse consequences to the Loan Parties (other than immaterial consequences), (3) each contract between the Administrative Borrower and any of its Subsidiaries on the one hand, and any third party manufacturer on the other hand contain (and the Borrower and each of its Subsidiaries implement), appropriate quality assurance and quality control arrangements in accordance with FDA requirements and comply in all material respects with all applicable Healthcare Laws, (4) the Administrative Borrower and its Subsidiaries are in compliance in all material respects with applicable Requirements of Law governing reporting and recordkeeping of Product modifications, adverse event reporting, malfunction reporting, reporting of corrections and removals, reporting of accidental radiation exposures, notification of defects, and recordkeeping for each Product, and all manufacturing and release documents and records are true and accurate in all material respects, (5) neither the Administrative Borrower nor any of its Subsidiaries has received or been subject to any written or oral communications from the FDA, the NRC or any other Governmental Authority asserting that the Administrative Borrower, any such Subsidiary or any such Product was not in compliance in any material respect with any applicable Requirement of Law or any Permit, and (6) no Product is: (i) adulterated within the meaning of 21 U.S.C. § 351; (ii) misbranded within the meaning of 21 U.S.C. § 352; (iii) in material violation of 21 U.S.C. §§ 331, 360, 360e, 360i, or 360j, or (iv) in relation to the foregoing (i)-(iii), the analogous Requirements of Law of any other foreign jurisdiction or country.

(ii)            Other than routine surveillance audits and inspections, no investigation by any Governmental Authority with respect to the Administrative Borrower or any of its Subsidiaries is pending or, to the knowledge of the Loan Parties, threatened or planned. None of the Administrative Borrower or any of its Subsidiaries has received any written or oral communication from any Governmental Authority of any noncompliance with any Requirement of Law related to the Products or any written or oral communication from any Governmental Authority or accrediting organization of any material issues, problems, or concerns regarding the quality or performance of the Products.

(iii)            The Administrative Borrower and its Subsidiaries own, free and clear of all Liens, except Liens securing the Obligations, all Permits, including all authorizations under the FD&C Act, other United States federal laws, and all applicable state and foreign laws, necessary (i) for the research and development and commercialization of the Products, including, without limitation, all Permits necessary in connection with testing, manufacturing, marketing or selling of such Products, as such testing, manufacturing, marketing or selling are currently being conducted, and (ii) to carry on the business of the Administrative Borrower and each of its Subsidiaries. All such Permits are valid and in full force and effect and the Administrative Borrower and each Subsidiary is in compliance in all material respects with all terms and conditions of such Permits. None of the Administrative Borrower or any Subsidiary has received any written notice from any Governmental Authority that any Permit has been or is being revoked, withdrawn, suspended or challenged or that such Governmental Authority is conducting an investigation or review thereof or has issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease or that such Product should be withdrawn from the marketplace.

(iv)          Except as could not reasonably be expected to have a materially adverse impact on the Administrative Borrower and its Subsidiaries, there have been no adverse clinical test results and there have been no Product recalls, Product corrections or removals or voluntary Product Market Withdrawals from any market (other than those recalls, corrections, removals or Product Market Withdrawals disclosed on Schedule 6.01(m)).

(v)           Since January 1, 2020, there has been no material untrue statement of fact and no fraudulent statement made by the Administrative Borrower or any of its Subsidiaries or any of their respective agents or representatives to the FDA, NRC, or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA, NRC or any other Governmental Authority.

(vi)          To the best knowledge of the Loan Parties, no insurance company, managed care organization or Governmental Authority has (i) terminated coverage or reimbursement for procedures and treatments performed using the CyberKnife and TomoTherapy Products, or (ii) reduced, restricted, lost, or impairs the scope of coverage or the rate of reimbursement it provides for procedures and treatments performed using the CyberKnife and TomoTherapy Products, and, in the case of this clause (ii), such reduction, restriction, loss, or impairment could reasonably be expected to have a materially adverse impact on the revenues of the Administrative Borrower and its Subsidiaries. None of the Administrative Borrower or any of its Subsidiaries has been the subject of any "for cause" inspection, investigation or audit by any Governmental Authority in connection with any alleged improper activity.

(vii)         Since January 1, 2020, neither Administrative Borrower nor any of its Subsidiaries has received any warning letter or “It Has Come to Our Attention Letter” from the FDA or any other Governmental Body or other similar communication from the FDA or other Governmental Body inquiring about or alleging or asserting noncompliance with any Healthcare Law. There is no arrangement relating to the Administrative Borrower or any of its Subsidiaries providing for any rebates, kickbacks or other forms of compensation or remuneration that are unlawful to be paid to any Person to induce, or in return for obtaining or the referral of business or for the arrangement for recommendation of such referrals. Neither the Administrative Borrower nor any of its Subsidiaries or their respective officers, directors, employees or agents has knowingly billed or knowingly received any payment or reimbursement on behalf of their clients or customers in excess of amounts allowed by applicable Healthcare Laws, or advised or knowingly provided information to any healthcare provider or supplier that could be reasonably interpreted to advocate upcoding or other coding activities that could reasonably be expected to violate Healthcare Laws. All billings by the Administrative Borrower and each of its Subsidiaries for its services have been true and correct in all material respects and are in compliance in all material respects with all applicable Healthcare Laws. The Administrative Borrower and its Subsidiaries do not submit claims to Governmental Authority, insurance companies, and managed care organizations.

(viii)        There are no facts, circumstances or conditions that, to the knowledge of the Administrative Borrower or any of its Subsidiaries, would could reasonably be expected to form the basis for any valid investigation, material inquiry, for-cause inspection, appeal, enforcement, seizure, detention, withdrawal, injunction, shutdown, field action, field correction, safety alert, recall, “It Has Come to Our Attention Letter”, warning letter, notice of suspension or cancellation of a registration of establishment license, FDA Form 483, Adverse Proceeding, suit, claim, audit, claim review, arbitration, action, qui tam, whistleblower suit (legal or regulatory), or proceeding (legal or regulatory) or other similar correspondence or action by a Governmental Authority relating to any of the Healthcare Laws against or affecting the Administrative Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Except as disclosed to the Agent, neither the Administrative Borrower nor any of its Subsidiaries (i) are currently, or has been, a party to a corporate integrity agreement, monitoring agreement, consent decree, settlement agreement, individual integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement or order mandating or prohibiting future or past activities relating to the its operations, or (ii) have any reporting obligations pursuant to a such settlement agreements, plan of correction, or other remedial measure entered into with any Governmental Authority. The Administrative Borrower or any of its Subsidiaries, as applicable, has complied with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, or other remedial measures or demand of any Governmental Authority to which it is subject except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(ix)            None of the Administrative Borrower or any of its Subsidiaries, or, to the knowledge of the Loan Parties, any individual who is an officer, director, employee, agent or manager (who, in each case, is a “person with a direct or indirect ownership or control interest” or is a “managing employee” (as those terms are defined in 42 C.F.R. § 420.201) of the Administrative Borrower or any of its Subsidiaries (a) has been convicted of, charged with or, to the knowledge of the Loan Parties, investigated for any federal or state health program-related offense or been excluded or suspended from participation in any such program; or, to the knowledge of the Loan Parties has been convicted of, charged with or, to the knowledge of the Loan Parties, investigated for a violation of any Requirement of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances; (b)  has been convicted of any crime or engaged in any conduct including but not limited to any misrepresentation to any Governmental Authority or that has otherwise resulted or would reasonably be expected to result in a debarment, suspension or exclusion (i) under 21 U.S.C. Section 335a, (ii) from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), (iii) from participation, or is otherwise ineligible to participate, in any federal health care program or similar program outside of the United States pursuant to any applicable Healthcare Laws by any Governmental Authority or (iv) any similar applicable Requirement of Law. No debarment proceedings, investigations or any of the actions or Adverse proceedings described above in respect of the business of the Borrower or any of its Subsidiaries are pending or, to the knowledge of the Loan Parties, threatened against the Administrative Borrower or any of its Subsidiaries or any individual who is an officer, director, employee or manager of the Borrower or any of its Subsidiaries.

(x)            All studies, tests and preclinical and clinical trials conducted relating to the Products, sponsored by the Administrative Borrower or any of its Subsidiaries have been conducted, and are currently being conducted, in all material respects in accordance with all applicable Requirement of Law and IDEs, including procedures and controls pursuant to, where applicable, current good clinical practices and current good laboratory practices and submission to clinicaltrials.gov or other databases as required by Requirements of Law. To the extent required by applicable Requirement Law, the Administrative Borrower and each of its Subsidiaries has obtained all necessary authorizations from Governmental Authorities and IRBs or IECs, including an IDE for the conduct of any clinical investigations conducted by or on behalf of the Administrative Borrower or such Subsidiary, as applicable.

(xi)            To the knowledge of the Loan Parties, none of the clinical investigators in any clinical trial sponsored by the Administrative Borrower or any of its Subsidiaries has been or is disqualified or otherwise sanctioned by the FDA, the Department of Health and Human Services, or any Governmental Authority and, to the knowledge of the Loan Parties, no such disqualification, or other sanction of any such clinical investigator is pending or threatened. None of the Administrative Borrower or any of its Subsidiaries has received from the FDA or other applicable Governmental Authority any notices or correspondence requiring or threatening the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials with respect to or in connection with the Products.

(xii)           The Administrative Borrower and all of its Subsidiaries maintain and implement (i) a compliance plan and program that is intended to ensure that the Administrative Borrower and its Subsidiaries are compliant with all Healthcare Laws applicable to the business of that Administrative Borrower and its Subsidiaries, and (ii) written policies, procedures, records, controls, measures and/or programs designed to assure that the operations, directors, members, managers, officers, employees, and independent contractors are in compliance with all applicable Healthcare Laws.

(xiii)           The Administrative Borrower and all of its Subsidiaries are in material compliance with: (i) all state and federal data privacy and security Laws and regulations, including without limitation HIPAA, that are applicable to the Administrative Borrower or its Subsidiaries (collectively, the “Privacy Laws”), and each of the Administrative Borrower and its Subsidiaries have taken commercially reasonable actions to prepare to comply with, and currently are in material compliance with, Privacy Laws, (ii) applicable industry standards relating to Privacy Laws, and (iii) the requirements of any contract or codes of conduct to which any of the Holdings or their Subsidiaries is a party relating to Privacy Laws, in each case except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. To ensure compliance with the Privacy Laws, the Administrative Borrower and its Subsidiaries has in place, complies with, and takes appropriate steps reasonably designed to ensure compliance in all material respects with its policies and procedures relating to data privacy and security and the Processing of Personal Information (the “Policies”), except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each of the Administrative Borrower and its Subsidiaries has made all material disclosures to users or customers required by applicable Privacy Laws, and none of such disclosures made or contained in any Policy has been inaccurate or in violation of any applicable Privacy Laws, except where such inaccuracy, violation or failure to disclose could not reasonably be expected to have a Material Adverse Effect. The Administrative Borrower and its Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all personal information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. None of the Administrative Borrower or its Subsidiaries: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that could reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability by any governmental or regulatory authority under any Privacy Law, in each case except where such obligation or liability could not reasonably be expected to have a Material Adverse Effect. The Administrative Borrower and its Subsidiaries have not suffered any breach of unsecured protected health information, received any written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Authority regarding any allegation regarding its failure to comply with HIPAA. The Administrative Borrower and its Subsidiaries, in each case to the extent required by HIPAA, has undertaken required or reasonable security risk assessments and implemented necessary safeguards, and has provided training with respect to compliance with HIPAA and has entered into a business associate agreement with each third party acting as a “covered entity”, “business associate,” or “subcontractor,” as applicable thereto (as such terms are defined in HIPAA).

(n)            Permits, Etc. Each Loan Party has, and is in compliance with, all Permits required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

(o)            Properties. The Loan Parties have good and marketable title to, valid leasehold interests in, or valid licenses or rights to use, all their property and assets, except to the extent failure to have such title, licenses and rights could not reasonably be expected to have a Material Adverse Effect. The Loan Parties’ property and assets are free and clear of all Liens, except Permitted Liens. All of the Loan Parties’ material properties and assets are in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(p)            Employee and Labor Matters. Except as set forth on Schedule 6.01(p) or to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party or any Subsidiary is party to or subject to or governed by any collective bargaining agreement, collective agreement, works agreement or any similar agreement, (ii) no labor union, works council, or similar employee representative has been recognized as the representative of any employees of any Loan Party or any Subsidiary; (iii) there are no complaints alleging unfair labor practices or violation of any statutory or contractual obligations owed by any Loan Party or any Subsidiary to any of their employees pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary before any Governmental Authority; (iv) there is no strike, work stoppage, slowdown, lockout, or other labor dispute pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary, nor have there been in the past three (3) years; and (v) to the knowledge of each Loan Party, no labor organization, works council, employee representative or group of employees has made a demand for recognition or certification in the past three (3) years, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any similar labor tribunal. All payments due from any Loan Party or Subsidiary on account of wages have been made in accordance with the Fair Labor Standards Act and similar applicable state legal requirements, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)            Environmental Matters. Except as set forth on Schedule 6.01(q), (i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law, except for such violations as could not reasonably be expected to have a Material Adverse Effect, (ii) each Loan Party and its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect; (iii) there has been no Release of Hazardous Materials at any properties currently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Loan Party, its Subsidiaries or, to the knowledge of any Loan Party, a respective predecessor in interest or, to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or, to the knowledge of any Loan Party, any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to have a Material Adverse Effect; (iv) there are no pending or, to the knowledge of any Loan Party, threatened in writing Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or, to the knowledge of any Loan Party any respective predecessor in interest that could reasonably be expected to have a Material Adverse Effect; and (v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to have a Material Adverse Effect.

(r)            Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each Loan Party on the Effective Date.

(s)            Use of Proceeds.

(i)            The proceeds of the (i) Term Loans drawn on the Effective Date shall be used (a) to refinance the Existing Credit Agreement and other existing indebtedness of the Borrowers, (b) to consummate the exchange of all, or a portion of, the Existing Notes; provided that a portion of the Term Loans drawn on the Effective Date, not exceeding $70,000,000 (the “Escrow Payment”), shall be deposited in the Escrow Account on the Effective Date and shall be released therefrom to effectuate the Exchange (as defined in the relevant Exchange Agreement) of Existing Notes as set forth in the applicable Exchange Agreement or otherwise pursuant to Section 2.05(c)(vi); provided, further, that immediately upon receipt of notice from Accuray that an Exchange (as defined in the applicable Exchange Agreement) of any Existing Notes will be consummated on or before the date that is twelve (12) Business Days following the Effective Date, each of the Administrative Agent and the Servicing Agent shall (and hereby agrees to) deliver to Accuray an executed Joint Escrow Release (to be subsequently and promptly delivered to the Escrow Agent), and (c) to pay fees and expenses in connection with the transactions contemplated hereby, (ii) Revolving Loans drawn after the Effective Date shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, for the avoidance of doubt, its Foreign Subsidiaries) not prohibited under this Agreement and (iii) Delayed Draw Term Loans shall be used to consummate the exchange or other redemption (or to refinancing Indebtedness incurred to consummate the exchange or other redemption) of any Existing Notes that remain outstanding from and after the thirteenth (13th) Business Day after the Effective Date and to pay fees and expenses in connection with the transactions contemplated hereby. No Revolving Loans shall be drawn on the Effective Date.

(ii)            No proceeds of any Loan will be used, whether directly or indirectly, in a manner which would constitute a harmful “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless the Swiss Federal Tax Administration confirms by way of a binding tax ruling satisfactory to the Administrative Agent that interest payments under this Agreement will not be subject to Swiss Withholding Tax (irrespective of a potential use of proceeds in Switzerland).

(t)            Solvency. After giving effect to the transactions contemplated by this Agreement and after giving effect to the Loans, on the Effective Date, the Loan Parties on a consolidated basis are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u)            Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business as currently conducted and, to the knowledge of each Loan Party, the conduct and operations of the business of each Loan Party as currently conducted do not infringe upon, violate or conflict with the Intellectual Property rights of any other Person with respect thereto, except for such failures to own, license or have the right to use, infringements, violations and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Excluded Subsidiary owns or exclusively licenses any Material Intellectual Property. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of each item of Registered Intellectual Property owned by each Loan Party. Since January 1, 2024, no other Person has brought any written claim or litigation (i) contesting any right or interest in any Intellectual Property owned by a Loan Party or (ii) asserting or offering a license to any right or interest in any Intellectual Property owned by any other Person, and, to the knowledge of each Loan Party, no such claim is pending or threatened, except in connection with such infringements, violations or conflicts, and except for such claims and litigations, which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)            Material Contracts. As of the Effective Date, each such Material Contract (i) is in full force and effect and is binding upon and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified except as noted therein and (iii) to the best knowledge of any Loan Party is not in default of a material provision due to the action of any Loan Party or any other party thereto.

(w)            Investment Company Act. None of the Loan Parties is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)            Outbound Investment Rules. Neither Administrative Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is defined in the Outbound Investment Rules, as of the date hereof. Neither Administrative Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in any activity that would cause Administrative Agent, the Servicing Agent and/or the Lenders to be in violation of the Outbound Investment Rules or cause Administrative Agent, the Servicing Agent and/or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

(y)            Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, or any of their respective directors, officers or employees (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country in violation of applicable Sanctions or Trade Control Laws or (iii) directly or knowingly indirectly derives revenues from investments in, or transactions with, Prohibited Persons in violation of applicable Sanctions or Trade Control Laws. Each Loan Party and its Subsidiaries will implement and maintain in effect policies and procedures reasonably designed to promote compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Trade Control Laws. Each Loan Party and its Subsidiaries, and the respective directors, officers and employees of each Loan Party and its Subsidiaries, is in compliance (A) in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Control Laws and (B) in all respects with all applicable Sanctions. Except as set forth in Schedule 6.01(y), no Loan Party or any of its Subsidiaries has been, during the past five (5) years, the subject of any claim, proceeding, suit, enforcement action or, to the knowledge of any Loan Party, investigation by, or received any written notice or other written communication from, or made any disclosure to, any Governmental Authority with respect to any potential, suspected, actual or alleged violation by such Loan Party or any of its Subsidiaries of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Trade Control Laws. The foregoing representations in this section will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

(z)            Full Disclosure.

(i)            Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the Administrative Borrower’s knowledge, none of the written reports, financial statements, certificates or written other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information, estimates, budgets and projections and information of a general economic nature and general information about Borrowers’ industry) (taken as a whole and as supplemented) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(ii)            Projections have been prepared in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

(aa)       Inventory. All Inventory of the Loan Parties, to the extent applicable and to the extent included in the Borrowing Base, (i) complies in all material respects with all Requirements of Law, (ii) has been manufactured, processed, packed, held, and transported in all material respects in accordance with appropriate “good manufacturing practices” or similar practices that may be promulgated under all Requirements of Law, and (iii) is not and will not be prohibited in any material respect from being introduced into interstate commerce under the provisions of any Requirements of Law.

Article VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01           Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall and shall cause each of its Subsidiaries to:

(a)            Reporting Requirements. Furnish to each Agent, for distribution to each Lender:

(i)            (1) within 45 days after the end of each fiscal month of the Administrative Borrower and its Subsidiaries commencing with the first full fiscal month of the Administrative Borrower and its Subsidiaries ending after the Effective Date until the fiscal month ending December 31, 2025, and (2) within 30 days after the end of each fiscal month thereafter, internally prepared consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections of consolidated statements of operations, all in reasonable detail and certified by an Authorized Officer of the Administrative Borrower as fairly presenting, in all material respects, the financial position of the Administrative Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations and cash flows of the Administrative Borrower and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and accompanied by a KPI Report;

(ii)            (1) within 60 days after the end of each Fiscal Quarter of the Administrative Borrower and its Subsidiaries commencing with the first Fiscal Quarter of the Administrative Borrower and its Subsidiaries ending after the Effective Date until the Fiscal Quarter ending December 31, 2025, and (2) within 45 days after the end of each Fiscal Quarter thereafter, in the case of each of (1) or (2), or such longer period as consented to by the Administrative Agent and the Servicing Agent (such consent not to be unreasonably withheld, delayed or conditioned and which may be delivered by email), the consolidated and consolidating balance sheets, consolidated and consolidating statements of income, and consolidated and consolidating statements of cash flows of the Administrative Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections of consolidated statements of operations, all in reasonable detail and certified by an Authorized Officer of the Administrative Borrower as fairly presenting, in all material respects, the financial position of the Administrative Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Administrative Borrower and its Subsidiaries for such quarter and for such year-to- date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Administrative Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)            commencing with the Fiscal Year ending June 30, 2025, within 90 days after the end of each Fiscal Year of the Administrative Borrower and its Subsidiaries, or such longer period as consented to by the Administrative Agent and the Servicing Agent (such consent not to be unreasonably withheld, delayed or conditioned and which may be delivered by email), the consolidated and consolidating balance sheets, consolidated and consolidating statements of income and consolidated and consolidating statements of cash flows of the Administrative Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of Grant Thornton LLP or any other independent certified public accountants of recognized standing selected by the Administrative Borrower and reasonably satisfactory to the Agents (which opinion shall be without (1) a “going concern” or like qualification or exception (other than as a result of (x) the maturity date of any Indebtedness occurring within 12 months of the date of such audit or (y) a prospective financial covenant default under this Agreement or any other agreement evidencing Indebtedness of the Loan Parties) or (2) any qualification or exception as to the scope of such audit);

(iv)            simultaneously with the delivery of the financial statements of the Administrative Borrower and its Subsidiaries (A) required by clauses (ii) and (iii) of this Section 7.01(a), (1) a certificate of an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit E hereto (a “Compliance Certificate”), and (2) a management’s discussion and analysis of the important operational and financial developments during the period covered thereby with a comparison to such period during the prior year and to the Projections, and (B) required by clause (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Administrative Borrower (1) containing a reasonably detailed calculation of Excess Cash Flow for the period covered by such financial statements, and (2) certifying that the disclosures set forth in the Perfection Certificate delivered to the Administrative Agent on the Effective Date remain complete and accurate, or providing the relevant updates thereto;

(v)            (1) within 45 days after the end of each fiscal month of the Administrative Borrower and its Subsidiaries (other than any fiscal month end that corresponds with the end of any Fiscal Quarter) commencing with the first full fiscal month of the Administrative Borrower and its Subsidiaries ending after the Effective Date until the fiscal month ending December 31, 2025, and (2) within 30 days after the end of each fiscal month thereafter a KPI Report;

(vi)           as soon as available and in any event within (x) 20 calendar days after the end of each of the first 6 calendar months following the Effective Date and (y) 15 days after the end of each other calendar month (or as more frequently requested by Servicing Agent following the occurrence and during the continuance of an Event of Default or at any other time when the Servicing Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate), a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding calendar month, containing such detail and other information as Servicing Agent may reasonably request from time to time in its Permitted Discretion, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Servicing Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Servicing Agent, unless Servicing Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Administrative Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Servicing Agent's good faith judgment shall control; provided, further, that, upon (1) any sale or other disposition of Collateral, (2) subordination of Collateral Agent’s Liens on Collateral, (3) designation of an Excluded Subsidiary owning Collateral of the type that is included in the Borrowing Base, or (4) release of a Loan Party owning Collateral of the type that is included in the Borrowing Base, with such Collateral in each case having a value greater than 10% of the Borrowing Base, it shall be a condition to the consummation of such transaction pursuant to any provision of this Agreement that the Borrower shall concurrently deliver to Servicing Agent an updated Borrowing Base Certificate giving pro forma effect to such disposition, subordination, designation or release demonstrating that Availability will be greater than $0 on a pro forma basis after giving effect to such disposition, subordination, designation or release;

(vii)          not later than 45 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Administrative Borrower (A) attaching Projections for the Administrative Borrower and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form consistent with the Projections given on or prior to the Effective Date (or otherwise reasonably acceptable to the Agents), for the immediately succeeding Fiscal Year for the Administrative Borrower and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(g)(ii) are true and correct with respect to the Projections;

(viii)         promptly after submission to any Governmental Authority, all documents and written information furnished to such Governmental Authority in connection with any investigation or Adverse Proceeding of any Loan Party to the extent such investigation could reasonably be expected to have a Material Adverse Effect;

(ix)            as soon as possible, and in any event within 5 Business Days after the occurrence of an Event of Default or Default, material violation of Healthcare Laws or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default, material violation or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)            as soon as possible and in any event: (A) within 5 days after the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail), (B) within 3 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (C) within 10 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA and (D) within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act) to employees, copies of each such notice sent by such Loan Party;

(xi)            promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, Adverse Proceeding, development in any pending or ongoing investigation, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii)          within 30 days after the end of each fiscal month of the Administrative Borrower and its Subsidiaries commencing with the first fiscal month of the Administrative Borrower and its Subsidiaries ending after the Effective Date, (x) reports in form and detail reasonably satisfactory to the Agents and the Required Revolving Lenders and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts of the Administrative Borrower and its Subsidiaries as of such day, which shall include the amount and age of each such Account, showing separately those which are 1 to 30, more than 30, more than 60, 60 to 90 and more than 90 days since the applicable due date and listing all set-offs, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, (B) listing all accounts payable of the Administrative Borrower and its Subsidiaries as of each such day which shall include the amount and age of each such account payable, and such other information as any Agent may reasonably request, (C) listing all Inventory of the Administrative Borrower and its Subsidiaries as of each such day in form an substance consistent with the manner in which such information is reported in the Borrowing Base Certificate, and including a listing of perpetual Inventory and (D) listing the aggregate value of all Dispositions of any fixed asset with a fair market value in excess of $50,000 by the Administrative Borrower and its Subsidiaries consummated during such period;

(xiii)         within 5 Business Days after the occurrence of any termination, cancellation or material limitation of, or material adverse modification to or material adverse change in, the business relationship (in each case, in the good faith determination of the Loan Parties) between the Loan Parties, on the one hand, and any material customer or supplier of the Loan Parties (for which aggregate consideration payable to or by such customer or supplier pursuant to contractual relationships between such customer or supplier and the Loan Parties exceeds $10,000,000 in any Fiscal Year), on the other hand, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such event and the action which the Loan Parties propose to take with respect thereto;

(xiv)         [reserved];

(xv)          promptly after (A) the sending or filing thereof, copies of all material statements, reports and other written information any Loan Party sends to any holders of its Indebtedness in an aggregate principal amount in excess of $5,000,000 or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of such Indebtedness specified in clause (A) above (subject to confidentiality obligations to such holder);

(xvi)        promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books (subject to confidentiality obligations to such auditors, in which case redacted summaries of such information shall be provided);

(xvii)        promptly upon request, any certification or other evidence reasonably requested from time to time by any Lender, confirming the Loan Parties’ compliance with Section 7.02(r);

(xviii)       simultaneously with the delivery of the financial statements of the Administrative Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Administrative Borrower and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will materially differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Agents; and

(xix)         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

In no event shall the requirements of this Section 7.01 or any other provision of this Agreement or any other Loan Document require any Loan Party or any of its Subsidiaries to provide any information or document (A) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or third party confidentiality obligations, (B) which is subject to attorney-client or similar privilege or constitutes attorney work product, or (C) that constitutes a third party’s non-financial trade secret or a third party’s non-financial proprietary information, in which case (in the case of each of clauses (A), (B) and (C)) redacted summaries of such information or document shall be provided (to the extent permitted by such Requirements of Law or confidentiality obligations).

Additionally, information required to be delivered pursuant to this Section 7.01(a) (to the extent any such information is included in Forms 10-K or 10-Q or otherwise filed with the SEC) may be delivered electronically and, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such information, or provides a link thereto to the Administrative Borrower’s website, (ii) when such information is posted electronically on the Administrative Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; or (iii) on which the Administrative Borrower files such Form 10-K, Form 10-Q or other report, as applicable, with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, if any; provided that, in the case of clauses (i) and (ii), (A) the Administrative Borrower shall deliver copies of such documents to the Administrative Agent upon its request to the Administrative Borrower to deliver such copies until written request to cease delivering paper copies is given by the Administrative Agent and (B) the Administrative Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Administrative Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)            Additional Borrowers, Guarantors and Collateral Security. Cause:

(i)            each Subsidiary (other than Excluded Subsidiaries) of such Loan Party not in existence on the Effective Date, or formed or acquired (whether in connection with a Permitted Acquisition or otherwise) or that has a change in status thereafter (i.e., is no longer an Excluded Subsidiary or an Immaterial Subsidiary), to execute and deliver to the Collateral Agent promptly and in any event within 20 Business Days (or such later date agreed to by the Collateral Agent in its reasonable discretion) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement or other Foreign Security Document, as applicable, together with (x) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged or charged under the terms of the Security Agreement or other Foreign Security Document, as applicable, and (y) undated stock powers or other appropriate instruments of transfer for such Equity Interests executed in blank, (C) [reserved], and (D) subject to the terms and conditions herein and the other Loan Documents, such other agreements, opinions, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect (if and to the extent required to be perfected under the Loan Documents), establish the first priority (subject to Permitted Specified Liens) of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all Collateral (as described under this clause (b)(i)) of such Subsidiary shall secure the Obligations (to the extent required under the Loan Documents) (which such scope of documents shall be, in the case of a Subsidiary organized in a jurisdiction outside of the United States, substantially similar to the scope of the applicable Foreign Security Documents); and

(ii)            each Loan Party who is an owner of the Equity Interests in any such Subsidiary (as described in clause (b)(i) above) to execute and deliver promptly and in any event within 20 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) (if applicable), together with (A) any certificates evidencing all of the Equity Interests of such Subsidiary to the extent required to be pledged or charged under the terms of the Security Documents, (B) undated stock powers or other appropriate instruments of transfer or assignment for such Equity Interests executed in blank, and (C) such other agreements, opinions, instruments, approvals or other documents reasonably requested by the Collateral Agent.

Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) and, as of the Effective Date, no Subsidiary organized or registered outside of a Specified Jurisdiction shall be required to become a Guarantor hereunder; provided, however, that (I) if the Equity Interests of an Excluded Subsidiary are directly owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement or other security agreement governed by the laws of the jurisdiction of organization of such Excluded Subsidiary) and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in 100% of the Equity Interests of such Excluded Subsidiary or, if less, the full amount owned by that Loan Party, of the issued and outstanding Equity Interests owned by such Loan Party (it being understood and agreed that no Loan Party shall be required to execute any security agreement, pledge agreement or other collateral document governed by the laws of any jurisdiction other than the jurisdiction of a Loan Party); except to the extent the Administrative Borrower, Administrative Agent and Servicing Agent jointly and reasonably determine that there are likely to be material adverse tax consequences as a result of granting and perfecting such a first-priority Lien, or that the burden or cost (including any adverse tax consequences) of granting and perfecting such a first-priority Lien will be excessive in relation to the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets if and to the extent that the Collateral Agent reasonably determines, in consultation with the Administrative Borrower, that creation or perfection cannot be accomplished without undue burden, effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document.

In addition, the Loan Parties shall not be required to take any action to create or perfect the security interest of the Collateral Agent in Excluded Property, except to the extent required pursuant to the terms of the Security Agreement or applicable Foreign Security Document, as applicable.

(c)            Compliance with Laws; Payment of Taxes.

(i)            Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, Healthcare Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ii)           Maintain, implement, and (where required to ensure compliance in all material respects with changes to Healthcare Law) revise, as well as cause each of its Subsidiaries to maintain, implement, and (where required to ensure compliance in all material respects with changes to Healthcare Law) revise, a corporate and healthcare regulatory compliance program that addresses the material requirements of Healthcare Laws and material compliance with guidance issued by the Department of Health and Human Services, Office of Inspector General.

(iii)          Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, as the case may be, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except (i) unpaid Taxes in an aggregate amount at any one time not in excess of $1,000,000, and (ii) for Taxes that are being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)            Preservation of Existence, Etc.

(i)            Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence (except to the extent permitted by Section 7.02(c)), rights and privileges.

(ii)            Become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and (where such concept is recognized under the laws of the relevant jurisdiction) in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(e)            Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance in all material respects with GAAP.

(f)            Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Administrative Agent and the Servicing Agent at any time and from time to time during normal business hours following (so long as no Event of Default shall have occurred and be continuing) reasonable advance notice, at the reasonable expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, in each case, subject to the confidentiality obligations incurred in the ordinary course of business (to the extent not made in contemplation hereof), applicable law and the preservation of attorney-client privilege or attorney work product; provided that (a) only the Administrative Agent and the Servicing Agent, jointly on behalf of the Lenders may exercise the rights of the Administrative Agent and the Servicing Agent and the Lenders under this Section 7.01(f), (b) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and Servicing Agent may (or any of its representatives or independent contractors identified to the Administrative Borrower) do any of the foregoing at the expense of the Borrowers at any time during normal business hours, and (c) unless an Event of Default has occurred and is continuing, the Administrative Agent and Servicing Agent shall not exercise such rights more often than one time during any calendar year. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently (so long as the Administrative Borrower is given the opportunity to participate) or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent any such failure to maintain and preserve such properties could not reasonably be expected to have a Material Adverse Effect.

(h)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirement of Law, and (iii) in any event, in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being acknowledged and agreed that the amount, adequacy and scope of the insurance maintained by the Loan Parties and their Subsidiaries on the Effective Date is reasonably satisfactory to the Collateral Agent). All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies (it being understood and agreed that, so long as no Event of Default shall have occurred and be continuing, any such payments received by the Collateral Agent shall be turned over to the Administrative Borrower for application by the Borrowers to the Loans in accordance with Section 2.05(c)(iv) or reinvestment in accordance with Section 2.05(c)(v)). All certificates of insurance are to be delivered to the Collateral Agent and the premiums for such policies are to be paid when due, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, upon not less than 5 Business Days prior written notice to the Administrative Borrower, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The insurance maintained as of the Effective Date satisfies the terms of this Section 7.01(h).

(i)            Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are required in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)            Environmental.

(i)            Keep the Collateral free of any Environmental Lien (other than a Permitted Lien) that could reasonably be expected to result in a Material Adverse Effect;

(ii)            Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary for the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve, renew or comply could not reasonably be expected to have a Material Adverse Effect;

(iii)          Take all commercially reasonable steps to prevent any Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(iv)          Provide the Collateral Agent and Servicing Agent with written notice within 10 days of any of the following: (A) discovery of any Release of a Hazardous Material or environmental contamination condition at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in a Material Adverse Effect; (B) receipt of notice that an Environmental Lien has been filed against any Collateral (other than a Permitted Lien); or (C) receipt of notice of an Environmental Claim or Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect; and provide such reports, documents and information as the Collateral Agent or Servicing Agent may reasonably request from time to time with respect to any of the foregoing.

(k)            Fiscal Year. Cause the Fiscal Year of the Administrative Borrower and its Subsidiaries to end on June 30th of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)            Landlord Waivers; Collateral Access Agreements. Use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver or collateral access agreement, in form and substance reasonably satisfactory to the Collateral Agent and Servicing Agent, executed by each landlord, bailee, warehouseman, or similar party with respect to each of the Loan Parties’ leases for real property and each premises of a bailee, warehouseman, or similar party on a commercially reasonable efforts basis, where the Loan Parties’ books and records are located and/or tangible Collateral with a book value in excess of $2,500,000 (when aggregated with all other Collateral at the same location) is located.

(m)            Hedging Agreements. Within thirty (30) days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion, which such later date shall not be later than forty-five (45) days after the Effective Date), enter into and maintain Hedging Agreements with respect to the Administrative Borrowers’ and each of its Subsidiaries’ Foreign Currency Exposure in accordance with this Section 7.01(m), and not for speculative purposes, (such Hedging Agreements, the “Foreign Currency Exposure Hedging Agreements”). The amount of Foreign Currency Exposure Hedging Agreements shall be sufficient to cover, but shall not exceed, the lesser of (i) the Hedge Cap, and (ii) 80.0% of the Foreign Currency Exposure for the 12-month period following each date of determination and 60.0% of the Foreign Currency Exposure for the 13-24-month period following each date of determination (or in each case such lesser amount as may be necessary to ensure that all such Hedging Agreements receive hedge accounting treatment as reasonably determined by the Administrative Borrower and agreed by the Administrative Agent). The Administrative Borrower shall determine the Foreign Currency Exposure on the last Business Day of each fiscal month, which determination shall be certified to the Agents and the Lenders by providing an officer’s certificate as to such determination and a comparison to the foreign currency exposure that the Borrowers had previously projected for such date, and the Administrative Borrower shall adjust the amount of the applicable Foreign Currency Exposure Hedging Agreements within five Business Days following each such determination to the extent necessary to comply with this Section 7.01(m).

(n)            Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(i)            Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Trade Control Laws.

(ii)            Comply, and cause each of its Subsidiaries to comply, (A) in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Control Laws and (B) in all respects with applicable Sanctions.

(o)            Lender Meetings. Promptly following the request of any Agent, the Required Revolving Lenders or the Required Lenders, participate in (A) an in-person meeting (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year) with the Agents and the Lenders, and (B) a telephonic meeting (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter) with the Agents and the Lenders, in each case, at such times as may be agreed to by the Administrative Borrower and such Agent, the Required Revolving Lenders or the Required Lenders.

(p)            Board Observation Rights. The Administrative Agent shall have the right to appoint two non-voting observers reasonably acceptable to the Parent to attend all meetings of the whole Board of Directors of the Parent in a non-voting observer capacity (each, an “Observer” and collectively, the “Observers”). Each Observer shall be timely notified of the time of any such board meeting and will be given written notice of all proposed actions to be taken by the Board of Directors at such board meeting as if such Observer were a member thereof. Each Observer shall have the right to receive all information provided to the members of the Board of Directors or any committee thereof performing an executive oversight or similar function of the Parent in anticipation of or at such board meeting, and such Observer shall keep such materials and information confidential in accordance with a confidentiality agreement in a form and substance reasonably acceptable to the Parent; provided that receipt of such materials and information and attendance at such meetings by the Observers shall be subject to entry into such confidentiality agreement.. The Parent shall reimburse each Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with his or her participation in any such board meeting in accordance with the same procedures as for members of the board. Notwithstanding the foregoing, with respect to any board meeting or any such materials or information, in the event that the Board of Directors determines in good faith that a conflict of interest exists with such Observer, including in connection with discussions regarding the refinancing or repayment of, covenant negotiations with respect to, defaults under or amendment, waiver or forbearance negotiations with respect to, the Loan Documents, then the Board of Directors reserves the right to exclude such Observer from access to such discussions and any materials and information related thereto.

(q)            Outbound Investment Rules. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in any activity that would cause the Administrative Agent, the Servicing Agent and/or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent, the Servicing Agent and/or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

(r)            Further Assurances. Subject to the terms and conditions herein, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected (if and to the extent required to be perfected under the Loan Documents) first priority Liens (subject to Permitted Liens) any of the Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection (if and to the extent required to be perfected under the Loan Documents) and priority of the Liens (subject to Permitted Liens) intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office during the existence of an Event of Default, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(s)            Senior Debt. Take all such actions that are necessary, reasonably desirable or that otherwise may be reasonably requested by the Administrative Agent to ensure that the Obligations are and remain “Designated Senior Debt,” “Senior Debt,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Restricted Indebtedness and any other Indebtedness that is subordinated in right of payment to the Obligations.

(t)            Information Regarding Collateral. Promptly (and in any event within ten (10) Business Days (or such later date as the Administrative Agent may agree)) provide the Administrative Agent with written notice of any change: (i) in any Loan Party’s corporate name; (ii) in any Loan Party’s identity or corporate structure; (iii) in any Loan Party’s jurisdiction or organization; or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(u)            Post-Closing Matters. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth on Schedule 7.01(u), or within such longer period or periods that the Administrative Agent in its sole discretion may permit, the Loan Parties and their Subsidiaries shall deliver to the Administrative Agent or Lenders, as applicable, the documents, and perform the actions as set forth on Schedule 7.01(u).

(v)            Line of Business. Engage solely in the lines of business substantially similar to those lines of business conducted by the Borrower or any of their Subsidiaries on the Effective Date or any business or any other activities that are not materially different from the foregoing or that are reasonably similar, ancillary, incidental, complementary, synergistic, corollary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by any Loan Party or any of their Subsidiaries on the Effective Date (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as reasonably determined by the Borrower in good faith.

(w)            Status of Security. The provisions of each Security Document upon execution and delivery thereof (and where applicable, registration as provided for in the Security Documents), create in favor of the Collateral Agent on behalf of the Secured Parties, a valid, binding and enforceable security interest in all right, title and interest in the collateral therein described, and shall constitute a fully perfected security interest ranking first in priority (except for Specified Permitted Liens) in favor of the Collateral Agent on behalf of the Secured Parties in all right, title and interest in such collateral, subject to no other security (except for Permitted Liens) and to notice being given to underwriters and protection and indemnity clubs, and their consent being obtained where policy provisions or club rules so require; and no third party shall have any Lien (except for Permitted Liens) over any asset to which any Security Document, by its terms relates.

(x)            Anti-Cash Hoarding. (i) If as of the last day of any fiscal month the Subsidiaries organized under the laws of Japan shall, in the aggregate, hold cash and/or Cash Equivalents in excess of the equivalent of $6,000,000 (as evidenced by the Liquidity Certificate delivered in respect of such month pursuant to Section 7.03(c) of the Credit Agreement), the Administrative Borrower shall cause such Subsidiaries to distribute or otherwise transfer, within 5 Business Days of the date of delivery of such Liquidity Certificate (or such later date as the Administrative Agent may agree), the amount of such excess to any direct or indirect parent that is a Loan Party organized under the laws of the United States or Switzerland; provided that immediately after giving effect to the transfer of such excess amount, (i) such amount shall be subject to a Lien in favor of the Collateral Agent and (ii) the Administrative Borrower shall deliver reasonably satisfactory evidence to the Administrative Agent of such transfer and the resulting aggregate balance of cash and Cash Equivalents held by all Subsidiaries organized under the laws of Japan.

Section 7.02           Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, nor shall they permit any Subsidiary to:

(a)            Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; or file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; other than, as to all of the above, Permitted Liens.

(b)            Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)            Fundamental Changes; Dispositions.

(i)            Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of an LLC Division, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (A) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with, or liquidate or dissolve into, another wholly-owned Subsidiary of such Loan Party, or may effectuate an LLC Division and (B) any Loan Party may be merged into another Loan Party (other than a foreign Loan Party), or may consolidate or amalgamate with, another Loan Party (other than a foreign Loan Party), so long as (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agents at least 10 days prior written notice of such merger, consolidation, amalgamation, liquidation or dissolution, accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation, amalgamation, liquidation or dissolution, including, without limitation, the certificate or certificates of merger, consolidation, amalgamation, liquidation or dissolution to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (4) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, (5) to the extent such merger, amalgamation or consolidation involves (x) a Loan Party, the surviving Subsidiary, if any, if not already a Loan Party, is promptly joined as a Loan Party hereunder, to the extent required pursuant to, and in accordance with, Section 7.01(b), or (y) a Borrower, such Borrower shall be the surviving entity in such merger, consolidation, amalgamation, liquidation or dissolution and (6) in the case of an LLC Division, each resulting party thereto continues to constitute a Loan Party; and

(ii)            Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing (other than pursuant to agreements contingent upon the payment in full in cash of the Obligations or the obtaining of the requisite approvals hereunder)), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

Notwithstanding anything to the contrary in the foregoing or any other Loan Document, no Disposition or other transfer, whether in one transaction or a series of related transactions, shall result in or have the effect of resulting in the Loan Parties failing to own all Material Assets.

(d)           Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business conducted as of the Effective Date (as described in a writing delivered to the Agents on or prior to the Effective Date) and any business reasonably incidental, ancillary, corollary or reasonably related thereto or extensions thereof.

(e)            Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.

Notwithstanding anything to the contrary in the foregoing or any other Loan Document, no Investment, whether in one transaction or a series of related transactions, shall result in or have the effect of resulting in the Loan Parties failing to own all Material Assets.

(f)            Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction, other than with respect to a Sale and Leaseback Transaction permitted by this Section 7.02 so long as the Net Cash Proceeds of such Sale and Leaseback Transaction are applied in accordance with Section 2.05(c)(ii).

(g)            Capital Expenditures and R&D. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease), any expenditure or any Investment relating to or constituting research and development that would cause the aggregate amount of all such Capital Expenditures, research and development expenditures and Investments relating to or constituting research and development made by the Loan Parties and their Subsidiaries in any period set forth in the table below to exceed the amount set forth in the column titled “Capital Expenditures/R&D” opposite such period; provided that an amount equal to 50% of the unused portion of any period’s amount may be carried forward to the immediately subsequent Fiscal Year:

Applicable Period	Capital Expenditures/R&D
July 1, 2025 through June 30, 2026	$66,900,000
July 1, 2026 through June 30, 2027	The amount that is 5% greater than the corresponding amount set forth in the Annual Operating Plan for FY2027
July 1, 2027 through June 30, 2028	The amount that is 5% greater than the corresponding amount set forth in the Annual Operating Plan for FY2028
July 1, 2028 through June 30, 2029	The amount that is 5% greater than the corresponding amount set forth in the Annual Operating Plan for FY2029
July 1, 2029 through June 30, 2030	The amount that is 5% greater than the corresponding amount set forth in the Annual Operating Plan for FY2030

(h)            Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

Notwithstanding anything to the contrary in the foregoing or any other Loan Document, no Restricted Payment, whether in one transaction or a series of related transactions, shall result in or have the effect of resulting in the Loan Parties failing to own all Material Assets.

(i)            Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)            Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms (taken as a whole) not materially less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and, other than with respect to any such transaction with the Chinese Joint Venture, that are fully disclosed to the Agents contemporaneously with the consummation thereof, if they involve one or more payments by the Administrative Borrower or any of its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(a), Section 7.02(b), Section 7.02(c)(ii), Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Administrative Borrower to Affiliates of the Administrative Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director, officer and other employee compensation (including bonuses and stock option programs), benefits and indemnification arrangements, (vi) transactions between or among non-Loan Parties, (vii) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business and (viii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired, merged or consolidated into a Loan Party pursuant to the terms of this Agreement and not entered into in contemplation of such acquisition or merger.

(k)            Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)            this Agreement and the other Loan Documents and any Permitted Refinancing Indebtedness in respect thereof;

(B)            any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement (taken as a whole) is not materially less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)            any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)            (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)            customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)            customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G)            assignment of such contract;

(H)            customary restrictions in contracts that prohibit the customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)            contractual obligations that are binding on a Subsidiary of a Borrower at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to a Borrower or any other Subsidiary and/or any property of the Borrower or any other Subsidiary;

(J)            customary net worth provisions contained in real property leases entered into in the ordinary course of business, so long as the Borrowers have determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and Subsidiaries to meet their ongoing obligations;

(K)            in respect of customary restrictions and conditions contained in any agreement relating to any disposition permitted hereunder (in which case such restrictions or conditions shall relate only to the applicable property subject to such disposition) or otherwise relating to a Disposition that is conditioned upon the amendment, restatement or replacement of this Agreement or the repayment in full of amounts owing hereunder;

(L)            restrictions in agreements provided that such restrictions apply solely to Subsidiaries that are not Guarantors, (y) are no more restrictive than the limitations (taken as a whole) set forth in the Loan Documents and (z) such encumbrances or restrictions do not impair any Loan Party’s ability to (i) grant the security interests to the Collateral Agent contemplated by the Loan Documents, (ii) pay the Obligations under the Loan Documents as and when due or (iii) otherwise comply with the terms of the Loan Documents; or

(M)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case, to the extent permitted under this Agreement and applicable solely to such joint venture and the Equity Interests issued thereby (provided that such provisions do not preclude the grant of a Lien, in favor of the Collateral Agent, with respect to such Equity Interests owned by Loan Parties).

(l)            Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases restricting the assignment or sublet thereof and (v) all exceptions described in Section 7.02(k).

(m)           Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)            Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Restricted Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) evidencing or governing any such Indebtedness if such amendment, modification or change would shorten the final maturity of such Indebtedness to, or require any payment to be made on such Indebtedness earlier than, the earlier to occur of (i) the date originally scheduled or (ii) 91 days after the Final Maturity Date, would shorten the average life to maturity of such Indebtedness to less than the average life to maturity of any Term Loan, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default such that such Restricted Indebtedness would be materially more restrictive than the covenants or events of default included in the Loan Documents or contain events of default that are not Events of Default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse in any material respect to the Lenders or the issuer of such Indebtedness, except, in each case, as permitted under any applicable intercreditor or subordination agreement or subordination provisions thereof (including, in the case of Indebtedness solely among the Loan Parties and their Subsidiaries, the Intercompany Subordination Agreement);

(ii)            except for (A) the Obligations, (B) Indebtedness permitted under clauses (b), (d), (e), (f), (g), (h), (i), (m), (n), (p), (q) and (r) of the definition of Permitted Indebtedness, (C) Permitted Refinancing Indebtedness and (D) Permitted Restricted Payments, (1) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor) before the date required for the purpose of paying any portion of such Indebtedness when due, (2) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness or the conversion or exchange of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Administrative Borrower), (3) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (4) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale (excluding Indebtedness with respect to capital leases and Permitted Purchase Money Indebtedness with respect to such asset sold), change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii)            amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (v) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(iv)            agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver (taken as a whole) would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(n)            Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)            ERISA. (i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or (ii) prospectively adopt, or permit any of its ERISA Affiliates to adopt, any new employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than severance benefits and such other benefits as required by Section 601 of ERISA or other Requirements of Law, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(p)            Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).

(q)            Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP or recommended by an auditor or accounting firm of the Administrative Borrower and its Subsidiaries (so long as such recommendation is in accordance with GAAP)).

(r)            Sanctioned Persons; Anti-Corruption Laws; Anti- Money Laundering Laws.

(i)            Become, or permit any of its Subsidiaries, or any of their respective directors, officers, or employees to become, a Prohibited Person, or permit its agents or its Subsidiaries’ agents to become a Prohibited Person to the extent it would result in a violation of Sanctions or Trade Control Laws.

(ii)            Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Prohibited Person, in each case, in violation of applicable Sanctions or Trade Control Laws; or

(iii)            Use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Prohibited Person in violation of applicable Sanctions or Trade Control Laws or in any other manner that would result in a violation of any Sanctions or Trade Control Laws by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law.

(iv)            The foregoing clauses in this section will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

(s)            Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 7.02(c) and except for Permitted Specified Liens, (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

(t)            Use of Proceeds. Use the proceeds of the (i) Term Loans drawn on the Effective Date in any manner other than (a) to refinance the Existing Credit Agreement and other existing indebtedness of the Borrowers, (b) to consummate the exchange of all, or a portion of, the Existing Notes; provided that a portion of the Term Loans drawn on the Effective Date, not exceeding $70,000,000, shall be deposited in the Escrow Account on the Effective Date and shall be released therefrom to effectuate the Exchange (as defined in the relevant Exchange Agreement) of Existing Notes as set forth in the applicable Exchange Agreement or otherwise pursuant to Section 2.05(c)(vi); provided, further, that immediately upon receipt of notice from Accuray that an Exchange (as defined in the applicable Exchange Agreement) of any Existing Notes will be consummated on or before the date that is twelve (12) Business Days following the Effective Date, each of the Administrative Agent and the Servicing Agent shall (and hereby agrees to) deliver to Accuray an executed Joint Escrow Release (to be subsequently and promptly delivered to the Escrow Agent), and (c) to pay fees and expenses in connection with the transactions contemplated hereby, (ii) Revolving Loans drawn after the Effective Date in any manner other than for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including, for the avoidance of doubt, its Foreign Subsidiaries) not prohibited or restricted under this Agreement and (iii) Delayed Draw Term Loans shall be used to consummate the exchange or other redemption (or to refinancing Indebtedness incurred to consummate the exchange or other redemption) any Existing Notes that remain outstanding from and after the thirteenth (13th) Business Day after the Effective Date and to pay fees and expenses in connection with the transactions contemplated hereby. No Revolving Loans shall be drawn on the Effective Date.

Section 7.03         Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)            Total Leverage Ratio. Permit the (a) Total Leverage Ratio of the Administrative Borrower and its Subsidiaries as of the last day of any period of 4 consecutive Fiscal Quarters of the Administrative Borrower and its Subsidiaries ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Total Leverage Ratio
March 31, 2026	7.25:1.00
June 30, 2026	6.50:1.00
September 30, 2026	6.25:1.00
December 31, 2026	6.00:1.00
March 31, 2027	5.50:1.00
June 30, 2027	5.50:1.00
September 30, 2027	5.00:1.00
December 31, 2027	5.00:1.00
March 31, 2028	4.75:1.00
June 30, 2028	4.50:1.00
September 30, 2028	4.25:1.00
December 31, 2028	4.25:1.00
March 31, 2029	4.25:1.00
June 30, 2029, and the last day of each Fiscal Quarter ending thereafter	4.00:1.00

(b)            Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Administrative Borrower and its Subsidiaries as of the last day of any period of 4 consecutive Fiscal Quarters of the Administrative Borrower and its Subsidiaries ending on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
March 31, 2026	0.70:1.00
June 30, 2026	0.80:1.00
September 30, 2026	0.85:1.00
December 31, 2026	0.95:1.00
March 31, 2027	1.10:1.00
June 30, 2027	1.20:1.00
September 30, 2027	1.30:1.00
December 31, 2027	1.40:1.00
March 31, 2028	1.50:1.00
June 30, 2028, and the last day of each Fiscal Quarter ending thereafter	1.60:1.00

(c)            Liquidity. Permit (i) as of the last calendar day of the first two calendar months of any Fiscal Quarter, the Liquidity of the Borrower and its Subsidiaries, calculated on a trailing 30-day average, to be less than, for any such month ending (x) on or prior to December 31, 2025, $20,000,000 and (y) thereafter, $25,000,000 (in each case, of which not more than $10,000,000 may be comprised of Qualified Cash held in deposit accounts located within Switzerland), (ii) as of the last day of any Fiscal Quarter, the Liquidity of the Borrower and its Subsidiaries, calculated on a trailing 30-day average, to be less than, for the last calendar month of such Fiscal Quarter (x) on or prior to December 31, 2025, $20,000,000 and (y) thereafter, $25,000,000 (in each case, calculated based on Qualified Cash of Domestic Loan Parties only) and (iii) as of the last calendar day of each calendar month, Availability, calculated on a trailing 30-day average, to be less than $5,000,000, in each case, with respect to each of the foregoing clauses (i)-(iii), certified pursuant to a certificate signed by an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit K hereto.

Section 7.04           Permitted Activities of the Administrative Borrower. From and after October 1, 2025, and subject to the provisions (including additional post-closing periods) or such later date as the Administrative Agent may agree) set forth on Schedule 7.01(u), the Administrative Borrower shall not conduct, transact or otherwise engage in any material business , transactions or operations, enter into any commercial contracts in their own name, or own, hold or maintain any material assets or Investments (including direct Equity Interests in Subsidiaries or joint ventures) other than those existing as of the Effective Date and listed on Schedule 7.04 (including as supplemented by the Administrative Borrower with the consent of the Administrative Agent (not to be unreasonably withheld) within 60 days following the Effective Date (or such later date as the Administrative Agent may agree)); provided that the following shall be permitted in any event: (i) Administrative Borrower’s ownership of the Equity Interests of the direct Subsidiaries it owns on the Effective Date (or formed in accordance with Schedule 7.01(u)) and activities incidental thereto; (ii) the incurrence of, and performance of any obligations under any documentation related to (a) the Obligations, or the Existing Notes, (b) Indebtedness constituting Permitted Intercompany Investments or (c) any Indebtedness permitted to be incurred by the Administrative Borrower pursuant to Section 7.02 to the extent not constituting debt for borrowed money or indebtedness or indebtedness evidenced by bonds, debentures, notes or other similar instruments; (iii) the consummation of the Transactions and any transactions contemplated by Schedule 7.01(u); (iv) the payment of dividends and distributions, and the making of contributions to the capital of its Subsidiaries, in each case, not prohibited by this Agreement; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) any public offering of its stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto; (vii) the participation in tax, accounting and other administrative matters, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property); (ix) providing indemnification to officers and members of the board of directors of the Administrative Borrower; (x) incurring fees, costs and expenses in the ordinary course of business, including relating to overhead, insurance and general operating including professional fees for legal, tax and accounting issues and paying taxes; and (xi) any activities incidental to the foregoing (it being understood and agreed that any asset or activity remaining at the Administrative Borrower notwithstanding the use of good faith, commercially reasonable efforts as required by, and for the time periods set forth on, Schedule 7.01(u) shall not be deemed to be a violation of the foregoing requirements).

Article VIII

CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS

Section 8.01           Cash Management Arrangements.

(a)            The Loan Parties shall (i) establish and maintain, in addition to any Excluded Accounts, cash management services at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all cash proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other cash amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account or Excluded Account. As of the Effective Date, the Agents and the Lenders acknowledge and agree that the Cash Management Banks set forth on Schedule 8.01 are satisfactory to the Agents and the Lenders.

(b)            Within 60 days of the Effective Date (or such later date agreed to by the Collateral Agent and the Servicing Agent in their reasonable discretion) (or, with respect to Loan Parties acquired or formed after the Effective Date, within 60 days of such acquisition or formation), the Loan Parties shall, with respect to each U.S. domestic Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. Thereafter, the Loan Parties shall not maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account (other than Excluded Accounts), unless such deposit account or securities account is a Cash Management Account and, if such account is located within the United States, the Collateral Agent shall have received a Control Agreement in respect of such Cash Management Account.

(c)            [Reserved].

(d)            So long as no Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that prior to or at the time of the opening of such Cash Management Account located within the United States, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement (or, in the case of any Cash Management Account located within a jurisdiction other than the United States, subjected such Cash Management Account to a first priority lien (subject to Permitted Liens set forth in clause (l) and clause (q) of the definition of Permitted Liens) in favor of Collateral Agent to the reasonable satisfaction of the Collateral Agent).

Article IX

EVENTS OF DEFAULT

Section 9.01           Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)            any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Collateral Agent Advance, or any fee, premium (including Applicable Premium or Make-Whole Amount) indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document or (ii) all or any portion of the principal of the Loans;

(b)            any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)            (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Section 7.01(a)(viii), Section 7.01(d)(i), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.02 or Section 7.03 or Article VIII, (ii) any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Document to which it is a party and in the case of this clause (ii), such failure continues beyond any applicable grace period contained in any Security Document to which it is a party, or (iii) any Loan Party shall fail to perform or comply with any term, covenant or agreement contained in Section 7.01(a) (except clauses (viii), (ix), (xii) and (xv)) and Section 7.01(o), and such failure, if capable of being remedied, shall remain unremedied for 5 Business Days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d)            any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)            the Administrative Borrower or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $5,000,000, and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace or notice period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided that this clause (e) shall not apply to (i) secured Indebtedness that becomes subject to a mandatory prepayment or mandatory offer to purchase or redeem as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under this Agreement, (ii) Indebtedness that converts into Equity Interests (other than Disqualified Equity Interests) upon the occurrence of certain designated events, so long as no cash payments are required to be made with respect to such conversion or (iii) Indebtedness with respect to which the event or condition giving rise to the default thereunder has been waived or cured prior to the acceleration thereof;

(f)            the Administrative Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case or other process seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment, protection, moratorium, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, administration, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, manager, trustee, custodian, supervisor, monitor, administrator, administrative receiver, liquidator or other similar official for any such Person for all or for any substantial part of its property or business, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or suspends making payment on any of its debts, (iii) shall make a general composition, compromise, arrangement or assignment for the benefit of one or more creditors (by way of voluntary arrangement, scheme of arrangement or otherwise), (iv) a moratorium declared in respect of any indebtedness, or (v) shall take any corporate action to authorize or effect any of the actions set forth above in this subsection (f) and including, for the avoidance of doubt, the occurrence of any restructuring or insolvency procedure or step being taken in any jurisdiction;

(g)            any proceeding or other process shall be instituted against any the Administrative Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, administration arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment, protection, moratorium, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, manager, custodian, supervisor, monitor, administrator, administrative receiver, liquidator or other similar official for any such Person for all or for any substantial part of its property or business, and either such proceeding or other process shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding or other process (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, manager, administrator, administrative receiver, liquidator, trustee, custodian, supervisor, monitor, or other similar official for it or for any substantial part of its property) shall occur, or any analogous procedure or step is taken in any jurisdiction;

(h)            any material provision of any Loan Document shall at any time for any reason (other than (i) pursuant to the express terms thereof or (ii) as a result of the action or inaction of an Agent or a Lender (to the extent such Agent or Lender has received all information required to be provided to it by the Loan Parties under the Loan Documents to maintain the validity, binding effect and enforceability thereof)) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto (other than with respect to any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released), or the validity or enforceability thereof shall be contested by any Loan Party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)            any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to be in full force and effect (other than pursuant to the terms thereof or hereof) or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case for any reason other than the failure of any Agent or any other Secured Party to take any action within its control;

(j)            one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $5,000,000 in the aggregate (except to the extent covered by a reputable and solvent insurance company or a binding third party indemnitee that is financially capable of providing such coverage that has been notified thereof and has not denied coverage therefor) shall be rendered against the Administrative Borrower or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 45 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)            any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, all or substantially all of its business for more than 30 consecutive days;

(l)            any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.01(n);

(m)            the loss, suspension or revocation of, or failure to renew, any license or Permit now held or hereafter acquired by the Administrative Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)            the indictment of the Administrative Borrower or any of its Subsidiaries or any senior officer thereof under any criminal statute, or commencement of criminal or civil proceedings against the Administrative Borrower or any of its Subsidiaries or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of the Administrative Borrower and its Subsidiaries (taken as a whole);

(o)            (i) there shall occur one or more ERISA Events that individually or in the aggregate results in, or could reasonably be expected to have a Material Adverse Effect, or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its ERISA Affiliates, in each case, to the extent such Lien could reasonably be expected to have a Material Adverse Effect;

(p)            (i) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in (1) the Existing Indenture or the Existing Notes, or (2) the documents evidencing or governing any subordinated Indebtedness with an aggregate principal amount in excess of $5,000,000, (ii) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any subordinated Indebtedness with an aggregate principal amount in excess of $5,000,000 (other than as a result of the action or inaction of an Agent or a Lender), (iii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any subordinated Indebtedness (other than as a result of the action or inaction of an Agent or a Lender), (iv) any holder of subordinated Indebtedness with an aggregate principal amount in excess of $5,000,000 shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any subordinated Indebtedness with an aggregate principal amount in excess of $5,000,000 shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness;

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(r)            a Change of Control shall have occurred;

(s)            any portion in excess of $1,000,000 of the Collateral shall be seized, subject to garnishment or taken by a Governmental Authority;

(t)            the operations of any Loan Party’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the ordinary course of business) at any time for more than 30 consecutive days, unless such Loan Party shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than 30 days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Loan Party shall be receiving the proceeds of business interruption insurance for a period of 60 consecutive days;

(u)            any governmental or quasi-governmental body with legislative or regulatory authority over the Borrowers and/or their Subsidiaries implement any law, regulation or Requirement of Law that has a Material Adverse Effect on the projected performance of the Borrowers and their Subsidiaries, taken as whole;

(v)            the filing of any Adverse Proceeding (including any civil claim under the False Claims Act, Anti-Kickback Statute, or similar proceeding brought by the U.S. Department of Justice) by any Governmental Authority, a civil investigative demand, a subpoena, or a qui tam lawsuit, in each case which could reasonably be expected to result in a Material Adverse Effect;

(w)            the revocation, suspension, termination, rescission, non-renewal, or forfeiture or any similar final administrative action with respect to any Permit of Administrator Borrower or Subsidiary by an insurance company, managed care organization, or Governmental Authority, in each case which could reasonably be expected to result in a Material Adverse Effect;

(x)            the Administrative Borrower shall fail to timely issue any Qualified Equity Interests required to be issued pursuant to clause (i) of the definition of “Permitted Restricted Payment”; or

(y)            the Borrowers and/or their Subsidiaries transfer, sell, convey or otherwise dispose of (or threaten to transfer, sell, convey or dispose of) any Material Assets other than (i) transfers, sales, conveyances, or dispositions to a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (ii) the expiration of a Material Contract in accordance with its terms, or (iii) the expiration of Intellectual Property other than as a result of failure to pay any required annuities or other similar maintenance fees, in each case, without the consent of the Administrative Agent (such consent, for the avoidance of doubt, to be provided in the Administrative Agent’s sole discretion).

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived (to the extent permitted by applicable law) by each Loan Party.

Article X

AGENTS

Section 10.01         Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that no Agent shall be required to take any action which, in the reasonable opinion of such Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02         Nature of Duties; Delegation; Credit Bid. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

(c) Subject to the terms of the Agreement Among Lenders, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (x) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws or regulations in any other jurisdictions to which a Loan Party is subject, or (y) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law or regulation. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement) and (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action. Each of the Loan Parties hereby consent to any transaction or action taken in connection with the foregoing and shall cooperate and facilitate any such transaction or action.

Section 10.03         Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default (for the avoidance of doubt, the Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”), or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04         Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05         Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent and such Related Parties for and indemnify such Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's or such Related Party's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06         Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Delayed Draw Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07         Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Event of Default has occurred and is continuing, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), and, except with respect to successor Agents that are Affiliates of TCW, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent (so long as no Event of Default has occurred and is continuing, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned)). Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a)            With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08         Collateral Matters.

(a)            The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, reasonable and documented out-of- pocket costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b)            The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; (ii) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; (iii) constituting Excluded Property or (iv) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)            Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral (if requested), and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)            Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty or any other provision of the Loan Documents (including this Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)            The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09         Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, any Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10         No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11         No Third-Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than in respect of Sections 10.01, 10.07 and 10.08 solely (i) to the extent a Loan Party has express rights set forth in such Sections or, (ii) in the case of Section 10.01, to the extent a Loan Party needs to rely on the agency provisions thereof in order to make a representation and warranty with respect to the creation and perfection of Liens securing the Obligations).

Section 10.12         No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13         [Reserved].

Section 10.14         Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15         Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16         Erroneous Distribution. If all or any part of any payment or other distribution by or on behalf of the Administrative Agent to any Borrower, Lender or other Person is determined by such Agent in its sole discretion to have been made in error as determined by such Agent (any such distribution, an “Erroneous Distribution”), then the relevant Borrower, Lender or other Person shall forthwith on written demand (accompanied by a reasonably detailed calculation of such Erroneous Distribution) repay to such Agent the amount of such Erroneous Distribution received by such Person. Any determination by the Administrative Agent, in its sole discretion, that all or a portion of any distribution to a Borrower, Lender or other Person was an Erroneous Distribution shall be conclusive absent manifest error. Each Borrower, Lender and other potential recipient of an Erroneous Distribution hereunder waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any Erroneous Distribution.

Section 10.17         [Reserved].

Section 10.18         Swiss Security Documents. In relation to any Swiss Security Document:

(a)            the Collateral Agent shall:

(i)            hold and administer any Lien created or expressed to be created pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) Lien;

(A)            the benefit of this paragraph; and

(B)            any proceeds or other benefits of such Liens,

as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of the Secured Parties;

(b)            each Secured Party hereby authorizes the Collateral Agent:

(A)            to (x) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) Lien created or expressed to be created under or pursuant to a Swiss Security Document for the benefit of such Secured Party and (y) hold, administer and, if necessary, enforce any such Lien on behalf of each relevant Secured Party which has the benefit of such Lien;

(B)            to agree as its direct representative (direkter Stellvertreter) to amendments, confirmations and alterations to any Swiss Security Document which creates a pledge or any other Swiss law accessory (akzessorische) Lien;

(C)            to effect as its direct representative (direkter Stellvertreter) any release of Lien created under a Swiss Security Document in accordance with this Agreement; and

(D)            to exercise as its direct representative (direkter Stellvertreter) such other rights, remedies, powers and discretions granted to the Collateral Agent under this Agreement or under the relevant Swiss Security Document; and

(E)            to take such other action in its name and on its behalf as its direct representative (direkter Stellvertreter) as may from time to time be authorized under or in accordance with the Loan Documents.

(c)            Each of the Loan Parties and the Secured Parties hereby releases the Collateral Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) and similar restrictions under any applicable law, in each case to the extent legally possible for such Loan Party or Secured Party. Any Loan Party or Secured Party prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Collateral Agent without undue delay.

Section 10.19         Parallel Debt; Covenant to Pay the Collateral Agent.

(a)            Each Loan Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to any of the Secured Parties under the Obligations as and when that amount falls due for payment under the Obligations. The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the obligations under the Obligations.

(b)            The obligations of each Loan Party under clause (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of such Loan Party to any Secured Party under the Obligations (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under clause (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that: (x) the Collateral Agent shall not demand payment with regard to the Parallel Debt of any Loan Party to the extent that such Loan Party's Corresponding Debt has been paid or (in the case of guarantee obligations) discharged and (y) neither the Collateral Agent nor any Secured Party shall demand payment with regard to the Corresponding Debt of any Loan Party to the extent that such Loan Party's Parallel Debt has been paid or (in the case of guarantee obligations) discharged.

(c)            The Collateral Agent acts in its own name and not as trustee or representative and it shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 10.19. The Collateral Agent may not assign or transfer any claim arising from the Parallel Debt other than to any successor security trustee.

(d)            Any amount due and payable by a Loan Party to the Collateral Agent in respect of a Parallel Debt under this Section 10.19 shall be decreased to the extent that such Loan Party has paid the corresponding amount under the Corresponding Debt and any amount due and payable by a Loan Party to the other applicable Secured Parties under the Corresponding Debt shall be decreased to the extent that such Loan Party has paid the corresponding amount to the Collateral Agent under its Parallel Debt. The Loan Parties shall have all objections and defenses against the Parallel Debt which they have against the Corresponding Debt.

(e)            The rights of the Secured Parties (other than the Collateral Agent in its capacity as parallel debt creditor) to receive payment of amounts payable by each Loan Party under the Corresponding Debt are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under the Parallel Debt.

Article XI

GUARANTY

Section 11.01         Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI in accordance with Section 12.04. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02         Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives (to the extent permitted by applicable law) any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)            any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)            the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)            any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (in each case other than payment or performance).

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03         Waiver. Each Guarantor hereby waives (to the extent permitted by applicable law) (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor (in each case other than payment or performance). Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04         Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05         Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and this Agreement shall have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held for the benefit of the Secured Parties and shall promptly be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06         Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law or the law of any other applicable jurisdiction; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Section 11.07         Discharge of Guaranty Upon Sale of Guarantor. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to discharge and release the Guaranty of any Guarantor upon the sale or disposition (including by merger or consolidation) of all of its Equity Interests in a transaction permitted hereunder, effective as of the time of such sale or disposition.

Section 11.08         Swiss Guaranty Limitation. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the obligations of a Swiss Guarantor and the rights of the Secured Parties under the Guaranty are subject to the following limitations:

(a)            If and to the extent that a Swiss Guarantor becomes (directly or indirectly) liable (inter alia, by any guaranty, indemnity or other obligation assumed by it including for the avoidance of doubt, any restrictions of such Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims, if any) under this Agreement or any other Loan Document for obligations of any of its (direct or indirect) parent company or its sister companies (upstream or cross-stream) (the “Upstream or Cross-Stream Obligations”), and if and to the extent payments under such guaranty or indemnity or using the proceeds from the enforcement of any such guaranty, indemnity or any such other obligation to discharge the Upstream or Cross-Stream Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor under Swiss corporate law or would otherwise not be permitted by applicable law, the payment obligations under any such guaranty or indemnity or the application of any proceeds from the enforcement of any such guaranty or other obligation to be used to discharge the Upstream or Cross-Stream Obligations shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable shareholder equity at the time of payment is requested or at the time of enforcement (the “Maximum Amount”), provided that such limitation is required under the applicable law at that time, and provided further that such limitation shall not (generally or definitively) free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount shall be determined in accordance with Swiss law and applicable Swiss accounting principles.

(b)            In respect of Upstream or Cross-Stream Obligations, the Swiss Guarantor shall as concerns the payment under any guarantee or indemnity or the application of any proceeds resulting from the enforcement of any security or other obligation assumed by such Swiss Guarantor under this Agreement or any other Loan Document and in case such Swiss Guarantor is obliged to pay Swiss Withholding Tax in relation thereto by applicable law (including tax treaties) in force at the relevant time:

(i)            use its commercially reasonable efforts to procure that such payment can be made or enforcement proceeds can be used to discharge Upstream or Cross-Stream Obligations without deduction of Swiss Withholding Tax by discharging the liability to Swiss Withholding Tax by notification pursuant to applicable law (including tax treaties) rather than payment of Swiss Withholding Tax;

(ii)            if the notification procedure pursuant to sub-paragraph (i) above:

(A)            applies for a part of the Swiss Withholding Tax only, the Swiss Guarantor shall deduct Swiss Withholding Tax at the reduced rate, resulting after the discharge of part of such Swiss Withholding Tax by notification under applicable law, from any payment made by it in respect of Upstream or Cross-Stream Obligations and promptly pay any such deducted Swiss Withholding Taxes to the Swiss Federal Tax Administration;

(B)            is not available, the Swiss Guarantor shall deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time); and

(C)            notify the Administrative Agent in writing that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, as the case may be;

(iii)            in the case of a deduction of Swiss Withholding Tax:

(A)            use its reasonable efforts to ensure that it or any person, which is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds, will, as soon as reasonably practicable after such deduction (i) request a refund of Swiss Withholding Tax under applicable law (including tax treaties); and (ii) pay to the Administrative Agent upon receipt any amount so refunded; and

(B)            if a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by such Secured Party, provide such Secured Party those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable such Secured Party to prepare a claim for refund of Swiss Withholding Tax, and the Administrative Agent shall reasonably co-operate with the Swiss Guarantor to secure such refund.

(c)            To the extent the Swiss Guarantor is required to deduct Swiss Withholding Tax pursuant to paragraph (b) above, and if the Maximum Amount pursuant to paragraph (a) above is not fully utilized, such Swiss Guarantor shall be required to pay an additional amount, so that, after making any deduction of Swiss Withholding Tax, the aggregate net amount paid to the Administrative Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Maximum Amount pursuant to paragraph (a) above. If a refund of any amounts of Swiss Withholding Tax paid by the Swiss Guarantor is made (i) to the Administrative Agent, then the Administrative Agent shall apply such refund as a payment of the Obligations until paid in full in cash, and thereafter, to the Swiss Guarantor, (ii) to another Secured Party, then such Secured Party shall transfer such refund amount to the Administrative Agent for payment of the Obligations until paid in full in cash, and thereafter, to the Swiss Guarantor.

(d)            The Swiss Guarantor shall promptly take and cause to be taken any action, including the following:

(i)            the passing of any shareholders’ resolutions to approve the payment or use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time payment is requested or at the time of enforcement in order to allow a prompt payment or use of the enforcement proceeds;

(ii)            preparation of up-to-date audited balance sheet of such Swiss Guarantor;

(iii)            confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the Maximum Amount;

(iv)            conversion of restricted reserves into profits and reserves freely available for the distribution as dividends and/or capital reductions (in each case, to the extent permitted by mandatory Swiss law);

(v)            revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)            reduction of its share capital to the minimum allowed under then applicable law;

(vii)            to the extent permitted by applicable law and Swiss accounting standards, write-up or realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for such Swiss Guarantor’s business (nicht betriebsnotwendig); and

(viii)            all such other measures necessary to allow the Swiss Guarantor to make payments or use enforcement proceeds as agreed under paragraph (a) with a minimum of limitations.

Article XII

MISCELLANEOUS

Section 12.01         Notices, Etc.

(a)            Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent, the Collateral Agent or the Servicing Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Accuray Incorporated

1240 Deming Way

Madison, WI 53717

Attention: Chief Financial Officer

Telephone No: 608-824-2829

E-Mail: apervaiz@accuray.com

With a copy, which shall not constitute notice, to:

Accuray Incorporated

3979 Freedom Cir.

Mission Towers II, Suite 700

Santa Clara, CA 95054

Attention: Chief Legal Officer

Telephone No.: 408-789-4234

E-Mail: jchew@accuray.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:           Nick Caro and Jason Palios

Telephone:         212-450-4000

Email:                   nick.caro@davispolk.com and jason.palios@davispolk.com

if to any Agent (other than the Servicing Agent), to it at the following address:

TCW Asset Management Company LLC

1251 Avenue of the Americas, Suite 4700

New York, New York 10020

Attention:           Ryan Carroll

Telephone:         212-771-4271

Email:                   ryan.carroll@tcw.com; TCW@alterdomus.com

with a copy to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:           Maya Grant

Telephone:         212-530-5603

Email:                   mgrant@milbank.com

if to the Servicing Agent, to it at the
following address:

Wingspire Capital LLC

11720 Amber Park Drive, Suite 500

Alpharetta, Georgia 30009

Attention: John Olsen

Telephone: 678-894-8117

Email: jolsen@wingspirecapital.com

with a copy to (which shall not constitute notice):

Blank Rome LLP

717 Texas Avenue, Suite 1400

Houston, Texas 77002

Attention: Cassandra Mott

Telephone: 713-632-8693

Email: cassandra.mott@blankrome.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent, as the case may be.

(b)            Electronic Communications.

(i)            Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender or pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)            Unless the Administrative Agent otherwise prescribes,

(A)            notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and

(B)            notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letters), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Collateral Agent and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) (with a copy thereof to the Administrative Agent and the Servicing Agent, provided, that the failure to deliver such a copy shall have no bearing on the effectiveness of such amendment, consent or waiver) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers) (with a copy thereof to the Administrative Agent and the Servicing Agent, provided, that the failure to deliver such a copy shall have no bearing on the effectiveness of such amendment), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)            increase the Commitment of any Lender (or reinstate any Commitment reduced or terminated hereunder) (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender), reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender (other than any imposition or rescission of default interest (which may be affected by consent of the Required Lenders)), or postpone or extend any scheduled date fixed for any payment of principal (which shall in no event include any mandatory prepayment) of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender, in each case, other than as a result of the waiver of (A) default interest under Section 2.04(c) or (B) a mandatory prepayment under Section 2.05(c);

(ii)           amend the definition of “Required Lenders” or otherwise reduce the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each directly and adversely affected Lender;

(iii)          amend the definition of “Pro Rata Share” without the written consent of each directly and adversely affected Lender;

(iv)          release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) without the written consent of each directly and adversely affected Lender;

(v)           amend, modify or waive Section 2.05(d), Section 4.02, Section 4.03, any other provision in any Loan Document providing for the ratable sharing of payments made under any Loan Document, this Section 12.02 or Section 12.07(c)(iii) of this Agreement without the written consent of each directly and adversely affected Lender;

(vi)          amend the definition of “Accounts”, “Availability”, “Borrowing Base”, “Borrowing Base Certificate”, “Inventory”, “Permitted Discretion”, “Reserve” or any component of any of the following or any other definition used in determining the amount of credit available under the revolving credit facility hereunder, or Section 5.03 (with respect to the Revolving Loans), Section 6.01(aa), Section 7.01(a)(vi) or (xii), or Exhibit G, in each case, without the written consent of the Required Revolving Lenders;

(vii)         amend the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(viii)        amend the definition of “Required Delayed Draw Lenders” without the written consent of each Delayed Draw Term Lender;

(ix)           release all or substantially all of the value of the Guarantees in any transaction or series of related transactions (except as otherwise provided in this Agreement and the other Loan Documents) without the written consent of each directly and adversely affected Lender;

(x)           convert (i) any Term Loans to Revolving Loans or (ii) any Revolving Loans to Term Loans, in each case, without the written consent of each directly and adversely affected Lender; or

(xi)            increase the maximum Applicable PIK Amount above 6.00% per annum, without the written consent of each directly and adversely affected Term Loan B Lender.

(b)            Notwithstanding anything to the contrary in Section 12.02(a):

(i)             no amendment, waiver or consent shall, unless in writing and signed by an Agent, adversely affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii)            [reserved];

(iii)           the Administrative Agent and the Administrative Borrower may enter into an amendment to this Agreement pursuant to Section 2.07(h) to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable;

(iv)          [reserved]; and

(v)            no Defaulting Lender, Loan Party, shareholder or other equity holder of the Administrative Borrower or any of their respective Affiliates (other than TCW), in each case, that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be disregarded for the purposes of voting on any such amendment, waiver or consent; provided, for the avoidance of doubt, the foregoing shall not apply to (and shall not override) the rights of a participant granted pursuant to Section 12.07(k) below.

(c)            If (i) any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement or (ii) any Lender is a Defaulting Lender, then the Collateral Agent or the Administrative Borrower, upon at least 5 Business Days prior notice to the Holdout Lender or Defaulting Lender, as applicable, may permanently replace the Holdout Lender or Defaulting Lender, as applicable, with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender or Defaulting Lender, as applicable, shall have no right to refuse to be replaced hereunder unless the circumstances entitling the Borrower or the Collateral Agent, as applicable, to require such replacement cease to apply within such 5 Business Day notice period. Such notice to replace the Holdout Lender or Defaulting Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including, for the avoidance of doubt, accrued fees but excluding any Applicable Premium) and (y) such assignment not conflicting with Requirements of Law applicable to such Holdout Lender or Defaulting Lender, as applicable. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. In the case of any replacement resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereunder. The replacement of any Holdout Lender or Defaulting Lender, as applicable, shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Defaulting Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03         No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04         Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay promptly on written demand, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of outside counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender) (but limited to the reasonable and documented out-of-pocket fees, costs, client charges and expenses of (i) one firm of lead counsel (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) for the Administrative Agent, the Collateral Agent and the Term Loan Lenders, one separate counsel for the Servicing Agent and the Revolving Loan Lenders, and (iii) one local counsel in each relevant jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Agents and the Lenders, taken as a whole), for accounting, periodic inspections (to the extent reimbursable under the terms of Section 6.01(f)), investigations, searches and filings and reviewing environmental assessments, miscellaneous disbursements, travel, lodging and meals, in each case, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith (including any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Sanctions, any Trade Control Laws, any Anti-Corruption Laws or any Anti-Money Laundering Laws by any Loan Party or any Affiliate or Subsidiary of any Loan Party), other than claims or actions among the Agents and the Lenders (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent or the Collateral Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates), (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, other than in connection with claims or actions among the Agents and the Lenders (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent or the Collateral Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates) and claims or actions determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agents and Lenders, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document in accordance with the terms of the Loan Documents, (i) any attempt to collect from any Loan Party in accordance with the terms of the Loan Documents, (j) any Environmental Claim against, or Environmental Liability of, any Loan Party or any of its Subsidiaries (including for any Remedial Action arising from or in connection with the past, present or future operations of, or with respect to any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest), (k) any Environmental Lien filed against the Collateral, (l) [reserved], or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing; provided that with respect to clause (m), so long as no Event of Default has occurred and is continuing, such expenses solely with respect to consultants (but, for the avoidance of doubt, not legal counsel) will require the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided further that the Administrative Borrower will be deemed to have consented if the Administrative Borrower has not responded within 10 Business Days of receipt of written request. Without limitation of the foregoing or any other provision of any Loan Document, if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, upon 5 days prior written notice, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. This Section 12.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05         Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll accounts, tax accounts, ERISA accounts and other Excluded Accounts) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07         Assignments and Participations.

(a)           This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and permitted assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)           Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more (x) Lenders, (y) Affiliates or Related Funds of any Lender or (z) commercial banks, insurance companies, or finance companies, financial institutions, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than to a natural person or, so long as no Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g), a Competitor) all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Loan Commitment, Term Loan Commitment, Revolving Loans and/or any Term Loan made by it with the written consent of (i) in the case of Term Loans, the Collateral Agent (such consent of the Collateral Agent not to be unreasonably withheld, delayed or conditioned), (ii) in the case of Revolving Loans, the Collateral Agent and the Servicing Agent (which such consent of the Collateral Agent and Servicing Agent not to be unreasonably withheld, delayed or conditioned) and (iii) so long as Specified Event of Default has occurred and is continuing, the Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld, delayed or conditioned); provided that the Administrative Borrower will be deemed to have consented if the Administrative Borrower has not responded within 10 Business Days of written request; provided, further, that no written consent of the Collateral Agent, the Servicing Agent or the Administrative Borrower shall be required in connection with any assignment by a Lender to an Agent or a Lender, an Affiliate of an Agent or a Lender or a Related Fund of an Agent or a Lender.

(c)           Assignments shall be subject to the following additional conditions:

(i)            Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) an Agent or a Lender, an Affiliate of an Agent or a Lender or a Related Fund of an Agent or a Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and

(ii)            Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Administrative Agent (and the Collateral Agent and the Servicing Agent, if applicable), for its acceptance, an Assignment and Acceptance, a joinder to the Agreement Among Lenders signed by the applicable assignee(s), together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent an IRS Form W-9 and all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, along with, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) for the benefit of the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 12.07(c)(ii), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, however, that (A) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (B) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(g), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (D) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(f) below; and

(iii)            No such assignment shall be made to (A) any Loan Party, any shareholder or other equity holder of the Administrative Borrower or any of their respective Affiliates (other than to, in each case, TCW), (B) any Defaulting Lender or any of its Affiliates, or (C) so long as no Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g), any Person who, upon becoming a Lender hereunder, would constitute a Competitor.

(d)            Upon such execution, delivery and acceptance, from and after the date recorded in the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)            By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) so long as no Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g), the assignee represents and warrants that it is not a Competitor and that it is legally authorized to enter into such Assignment and Acceptance ; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)            The Administrative Agent shall, acting solely for this purpose as a non- fiduciary agent of the Borrowers, maintain, or cause to be maintained at one of its offices, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. In the case of an assignment pursuant to the last sentence of Section 12.07(c)(ii) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the “Related Party Register”) comparable to the Register on behalf of the Borrowers. The Related Party Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(f) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any successor provisions). Any Revolving PIK Amount capitalized in accordance with Section 2.04(d) of this Agreement that is not fungible with the applicable Term Loan outstanding on the date of such capitalization and any Delayed Draw Term Loan that is not fungible with the applicable Term Loan outstanding on the date of the draw, in each case, for U.S. federal income tax purposes shall be tracked separately from such Term Loan on the Register.

(g)            Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent and the Servicing Agent, if applicable, a copy of the fully executed Assignment and Acceptance.

(h)           A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i)            In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any successor provisions). Any Revolving PIK Amount capitalized in accordance with Section 2.04(d) of this Agreement that is not fungible with the applicable Term Loan outstanding on the date of such capitalization and any Delayed Draw Term Loan that is not fungible with the applicable Term Loan outstanding on the date of the draw, in each case, for U.S. federal income tax purposes shall be tracked separately from such Term Loan on the Participant Register.

(j)            Any Foreign Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k)           Each Lender may sell participations to one or more banks or other entities (other than to a natural person or, so long as no Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g), a Competitor) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the scheduled maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or substantially all of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document); and (iv) the limitations on participations pursuant to this clause (k) shall not apply if a Specified Event of Default has occurred and is continuing.

(l)            The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; it being understood that the documentation required under Section 2.09(d) shall be delivered to the participating Lender; provided that a participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(m)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than a Competitor (unless an Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g)) or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such customary information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

(n)            In the case of any assignment or participation by a Lender (A) to or with a Competitor (other than when an Event of Default has occurred and is continuing pursuant to Section 9.01(a), (f) or (g)) or (B) in the case of any assignment and/or participation, without the Administrative Borrower’s consent to the extent the Administrative Borrower’s consent is required under this Section 12.07 (and, if applicable, not deemed to have been given pursuant to Section 12.07(b)), in each case, to any Person, the Administrative Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 12.07(m) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Administrative Borrower at law or in equity; it being understood and agreed that the Administrative Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 12.07 as it relates to any assignment or participation to a Competitor (unless otherwise permitted hereunder), the pledge or assignment of any security interest in any Loan or Commitment to a Competitor (unless otherwise permitted hereunder) and/or any assignment or participation of, or pledge or assignment of a security interest in, any Loan or Commitment to any Person to whom the Administrative Borrower’s consent is required but not obtained. Nothing in this Section 12.07(m) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity.

Section 12.08         Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10         CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11         WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY HERETO TO ENTER INTO THIS AGREEMENT.

Section 12.12         Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13         No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14         Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15         Indemnification; Limitation of Liability for Certain Damages.

(a)            In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all actual losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees, costs and expenses (but limited to the reasonable and documented out-of-pocket fees, costs, client charges and expenses of (x) one firm of lead counsel (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) for each of (i) the Indemnitees affiliated with the Administrative Agent, and (ii) the Indemnitees affiliated with the Servicing Agent, and (y) one local counsel in each relevant jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Indemnitees, taken as a whole) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the bad faith, gross negligence or willful misconduct of such Indemnitee (or its related parties), as determined by a final non-appealable judgment of a court of competent jurisdiction (b) any claims or actions against any Indemnitee brought about by an Indemnitee (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or the Servicing Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates). Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Loan Parties pursuant to this Section 12.15(a) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

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(b)            The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account to the extent earned, due and payable and not paid. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)            No party hereto shall assert, and each party hereto hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)            The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

(e)            All such amounts payable under this Section 12.15 shall be due and payable within 20 days of written demand.

Section 12.16         Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

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Section 12.17         Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18         Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

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The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19         Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by, or on behalf of, the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person or its Affiliates from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19) and the Lenders shall be liable for any breach hereof by such Person; (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19 (other than a Competitor); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority, provided that the Administrative Agent shall (A) use commercially reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (B) reasonably cooperate with the Loan Party to obtain a protective order or similar confidential treatment, and (C) only disclose that portion of the confidential information as counsel for the Administrative Agent advises the Administrative Agent it must disclose pursuant to such requirement; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party (so long as such Agent or Lender provides the Administrative Borrower with prompt notice thereof to the extent permitted by applicable law); (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20         Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

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Section 12.21         Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23         Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, instruments or other documents prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.10, 10.05, 12.04 and 12.23 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender. Until the date that is the second anniversary of the termination of this Agreement, the provisions of Section 12.19 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments or the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document.

Section 12.24         Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent's Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent's Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

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Section 12.25         Contractual Recognition of Bail-in. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)            any Bail-In Action in relation to any such liability, including (without limitation):

(i)            a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)           a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)          a cancellation of any such liability; and

(b)            a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12.26         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 12.27         Lender Action. Subject to the terms of the Agreement Among Lenders, each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.

Section 12.28         No Fiduciary Duty. The Agents, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent, any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

ACCURAY INCORPORATED

By:	/s/ Ali Pervaiz
	Name:	Ali Pervaiz
	Title:	Senior Vice President, Chief Financial Officer

[Financing Agreement Signature Page]

GUARANTORS:

ACCURAY INTERNATIONAL SARL

By:	/s/ Xavier de Misouard
	Name:	Xavier Serge Marie-Joseph Lemoine dit Lemoine de Poilvillain de MISOUARD
	Title:	President

ACCURAY ASIA LTD.

By:	/s/ Ali Pervaiz
	Name:	Ali Pervaiz
	Title:	Director

By:	/s/ Suzanne Winter
	Name:	Suzanne Winter
	Title:	Director

ACCURAY ASIA LTD.

By:	/s/ Kazuharu Tomari
	Name:	Kazuharu Tomari
	Title:	Representative Director

[Financing Agreement Signature Page]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

TCW ASSET MANAGEMENT COMPANY LLC

By:	/s/ Suzanne Grosso
	Name:	Suzanne Grosso
	Title:	Managing Director

[Financing Agreement Signature Page]

SERVICING AGENT:

WINGSPIRE CAPITAL LLC

By:	/s/ Allision Adornato
	Name:	Allison Adornato
	Title:	Senior Managing Director

[Financing Agreement Signature Page]

LENDERS:

TCW RESCUE FINANACING FUND II LP

By:	TCW Asset Management Company LLC, its Investment Advisor

By:	/s/ Suzanne Grosso
	Name:	Suzanne Grosso
	Title:	Managing Director

TCW WV FINANCING LLC

By:	TCW Asset Management Company LLC, its Collateral Manager

By:	/s/ Suzanne Grosso
	Name:	Suzanne Grosso
	Title:	Managing Director

[Financing Agreement Signature Page]

ASILIA CREDIT FUND, LP

By:	Asilia Credit Investments, LLC, its investment manager

By:	/s/ K.Austin Read
	Name:	K.Austin Read
	Title:	CEO

[Financing Agreement Signature Page]

WALNUT CAPITAL FUND I, LP

By:	Walnut Capital Partners, LLC, in its capacity as Fund's Manager

By:	/s/ Michael’s. Chang
	Name:	Michael’s. Chang
	Title:	Managing Partner

[Financing Agreement Signature Page]

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

By:	/s/ Chad Eisenberg
	Name:	Chad Eisenberg
	Title:	Chief Operating Officer

FIRST TRUST PRIVATE CREDIT FUND

By:	/s/ Chad Eisenberg
	Name:	Chad Eisenberg
	Title:	Chief Operating Officer

FIRST TRUST ENHANCED PRIVATE CREDIT FUND

By:	/s/ Chad Eisenberg
	Name:	Chad Eisenberg
	Title:	Chief Operating Officer

[Financing Agreement Signature Page]

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Shanna Ottenbreit
	Name:	Shanna Ottenbreit
Authorized Signatory

[Financing Agreement Signature Page]